As filed with the Securities and Exchange Commission on February 23, 2006

Registration No. 333-130967

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

CONOCOPHILLIPS

(Exact name of registrant as specified in its charter)

Delaware	2911	01-0562944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

600 North Dairy Ashford

Houston, Texas 77079

(281) 293-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen F. Gates, Esq.

Senior Vice President, Legal, and General Counsel

ConocoPhillips

600 North Dairy Ashford

Houston, Texas 77079

(281) 293-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Warren S. de Wied, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000	Frederick J. Plaeger II, Esq. Vice President and General Counsel Burlington Resources Inc. 717 Texas Avenue, Suite 2100 Houston, Texas 77002 (713) 624-9000	Andrew R. Brownstein, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after the effectiveness of this registration statement and the effective time of the merger of Burlington Resources Inc. with and into a wholly owned subsidiary of the registrant as described in the Agreement and Plan of Merger, by and among ConocoPhillips, Cello Acquisition Corp. and Burlington Resources Inc., dated as of December 12, 2005.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share	Aggregate Offering Price(3)	Amount of Registration Fee
Common stock, par value $.01 per share	279,052,488	n/a	15,529,456,040.84	1,665,651

(1)	This registration statement relates to shares of common stock, par value $.01 per share, of ConocoPhillips issuable to holders of common stock, par value $.01 per share, of Burlington Resources Inc. (“BR”) pursuant to the Merger Agreement.
(2)	The maximum number of shares of ConocoPhillips common stock issuable in connection with the merger in exchange for shares of BR common stock, based on the number of shares of BR common stock exchangeable in the merger, is equal to the sum of (i) 375,332,950 shares of BR common stock outstanding on January 6, 2006, and 409,998 shares of restricted BR common stock issuable prior to closing of the merger, multiplied by an exchange ratio of 0.7214 of a share of ConocoPhillips common stock for each share of BR common stock and (ii) up to 5,370,562 shares of BR common stock issuable on the exercise of options outstanding on January 6, 2006, as well as options issuable prior to closing of the merger, multiplied by the sum of (a) the exchange ratio of 0.7214 and (b) a fraction, the numerator of which is $46.50 and the denominator of which is the average of the high and low prices of ConocoPhillips common stock as reported on the consolidated tape of the New York Stock Exchange on January 9, 2006, which was $60.95.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), Rule 457(f)(1) and Rule 457(f)(3) of the Securities Act, based on the market value of the shares of BR common stock to be exchanged in the merger, as established by the average of the high and low prices of BR common stock as reported on the consolidated tape of the New York Stock Exchange on January 6, 2006, which was $87.83, and the amount of cash to be paid by ConocoPhillips in exchange for shares of BR common stock (equal to $46.50 multiplied by 375,742,948, the aggregate number of shares of BR common stock calculated as set forth above).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

[                    ], 2006

Dear Burlington Resources Inc. Stockholder:

The board of directors of Burlington Resources Inc. has unanimously approved a merger agreement with ConocoPhillips. If BR stockholders approve and adopt the merger agreement and the merger is subsequently completed, BR will merge into a subsidiary of ConocoPhillips and stockholders of BR will receive (i) 0.7214 of a share of ConocoPhillips common stock and (ii) $46.50 in cash for each share of BR common stock owned. The implied value of the stock consideration will fluctuate as the market price of ConocoPhillips common stock fluctuates. You should obtain current stock price quotations for BR common stock and ConocoPhillips common stock. BR common stock is quoted on the New York Stock Exchange under the symbol “BR.” ConocoPhillips common stock is quoted on the NYSE under the symbol “COP.” Based on the closing price of ConocoPhillips’ common stock on the NYSE on February 24, 2006, the value of the aggregate consideration to be received by BR stockholders would be approximately $             per share. Upon completion of the merger, we estimate that BR’s former stockholders will own approximately 16% of the common stock of ConocoPhillips.

You will be asked to vote on the merger proposal at a special meeting of BR stockholders to be held on March 30, 2006, in the Ambassador Room at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027, at 9:00 a.m. local time. Only holders of record of BR common stock at the close of business on February 24, 2006, the record date for the special meeting, are entitled to vote at the special meeting. Attached to this letter is an important document containing detailed information about BR, ConocoPhillips, the proposed merger and the merger agreement. We urge you to read this document carefully and in its entirety. In particular, see “ Risk Factors” beginning on page 18. You can also obtain information about BR and ConocoPhillips from documents that BR and ConocoPhillips have filed with the Securities and Exchange Commission, or the SEC.

After careful consideration, BR’s board of directors has unanimously determined that the merger is advisable and in the best interests of BR and its stockholders and unanimously recommends BR stockholders vote FOR approval and adoption of the merger agreement.

Your vote is very important. Because approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of BR common stock entitled to vote at the special meeting, a failure to vote will have the same effect as a vote against approval and adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card or voting instruction card in the enclosed envelope as soon as possible so that your shares are represented at the meeting. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

BR’s board of directors very much appreciates and looks forward to your support.

Sincerely,

Bobby S. Shackouls
Chairman of the Board, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger nor have they determined if this document is accurate or complete. Furthermore, the Securities and Exchange Commission has not determined the fairness or merits of the merger. Any representation to the contrary is a criminal offense.

This document is dated [                    ], 2006, and is first being mailed to stockholders of BR on or about [                    ], 2006.

ADDITIONAL INFORMATION

This document, which is sometimes referred to as this proxy statement/prospectus, constitutes a proxy statement of BR to BR stockholders with respect to the solicitation of proxies for the special meeting described within and a prospectus of ConocoPhillips for the shares of ConocoPhillips common stock that ConocoPhillips will issue to BR stockholders in the merger. As permitted under the rules of the SEC, this proxy statement/prospectus incorporates important business and financial information about BR, ConocoPhillips and their affiliates that is contained in documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You may obtain copies of these documents, without charge, from the web site maintained by the SEC at www.sec.gov, as well as other sources. See “Additional Information for Stockholders—Where You Can Find More Information” beginning on page 101. You may also obtain copies of these documents, without charge, from ConocoPhillips and from BR by writing or calling:

Burlington Resources Inc. Corporate Secretary 717 Texas Avenue, Suite 2100 Houston, Texas 77002 (800) 262-3456	ConocoPhillips Shareholder Relations Department P.O. Box 2197 Houston, Texas 77079 (281) 293-6800

You also may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from D.F. King & Co., the proxy solicitor for the merger, at the following address and telephone number:

48 Wall Street, 22nd Floor

New York, New York 10005

(800) 714-3313

To receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than March 20, 2006.

In “Questions and Answers About the Special Meeting and the Merger” and in the “Summary” below, we highlight selected information from this proxy statement/prospectus. However, we may not have included all of the information that may be important to you. To better understand the merger agreement and the merger, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the appendices, as well as the documents that we have incorporated by reference into this proxy statement/prospectus. See “Additional Information for Stockholders—Where You Can Find More Information” beginning on page 101.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [                    ], 2006

TO THE STOCKHOLDERS OF BURLINGTON RESOURCES INC.:

You are cordially invited to attend the special meeting of stockholders of Burlington Resources Inc., a Delaware corporation, which will be held on March 30, 2006, in the Ambassador Room at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027, at 9:00 a.m. local time for the following purposes:

•	to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 12, 2005, by and among Burlington Resources Inc., sometimes referred to in this document as BR, ConocoPhillips and Cello Acquisition Corp., a wholly owned subsidiary of ConocoPhillips;

•	to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement; and

•	to consider and transact any other business as may properly be brought before the special meeting or any adjournments or postponements thereof.

Only holders of record of BR common stock at the close of business on February 24, 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof. A complete list of BR stockholders entitled to vote at the special meeting shall be made available for inspection by any BR stockholder at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of BR common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement in order for the merger to be completed.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus of which this notice is a part. The proposal to approve and adopt the merger agreement is described in more detail in the accompanying proxy statement/prospectus. You should read these documents carefully and in their entirety before voting.

BR’s board of directors has unanimously determined that the merger is advisable and in the best interests of BR and its stockholders and unanimously recommends BR stockholders vote FOR the proposal to approve and adopt the merger agreement.

By Order of the Board of Directors

JEFFERY P. MONTE
Corporate Secretary

[                    ], 2006

Houston, Texas

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy card or voting instruction card in the enclosed envelope as soon as possible. A proxy may also be completed electronically or by phone as described on the proxy card in the attached document. Giving your proxy will not affect your right to vote in person if you attend the special meeting.

VOTING ELECTRONICALLY OR BY TELEPHONE

In addition to voting by signing, dating and timely returning a completed proxy card provided with this proxy statement/prospectus, BR’s stockholders of record may submit their proxies:

•	through the Internet, by visiting a web site established for this purpose at http://www.eproxyvote.com.br and following the instructions; or

•	by telephone, by calling the toll-free number 1-877-PRX-VOTE (1-877-779-8683) in the United States, Puerto Rico or Canada on a touch-tone pad and following the recorded instructions.

Internet and telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on March 29, 2006. Please have your proxy card in hand when you use the Internet or telephone voting options.

If your shares are held by a broker, bank or other holder of record, please refer to your voting card or other information forwarded by that entity to determine whether you may vote by telephone or electronically on the Internet, following the instructions on the card or other information provided by the record holder.

If you do not vote in favor of approval and adoption of the merger agreement and you strictly comply with the procedures set forth in Section 262 of the Delaware General Corporation Law, you will be entitled to obtain payment in cash of the fair market value of your shares of BR common stock under applicable provisions of Delaware law. A copy of the applicable Delaware statutory provisions is included as Annex D to this document, and a summary of these provisions can be found in the section titled “The Merger—Appraisal Rights” beginning on page 40.

Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING.

2

i

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QUESTIONS AND ANSWERS ABOUT

THE MERGER AND THE SPECIAL MEETING

About the Merger

Q:	What am I voting on?

A:	ConocoPhillips is proposing to acquire BR. You are being asked to vote to approve and adopt the merger agreement. In the merger BR will merge into Cello Acquisition Corp., a wholly owned subsidiary of ConocoPhillips. We sometimes refer to this subsidiary as merger sub. Merger sub would be the surviving entity in the merger and would remain a wholly owned subsidiary of ConocoPhillips, and BR would no longer be a separate company.

BR is also seeking your approval of a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement and any other matters that may come before the special meeting.

Q:	What will I receive in exchange for my BR shares?

A:	Upon completion of the merger, you will receive a combination of 0.7214 of a share of ConocoPhillips common stock and $46.50 in cash, without interest, for each share of BR common stock that you own. We refer to the aggregate amount of the stock consideration and cash consideration to be received by BR stockholders pursuant to the merger as the merger consideration.

Q:	Do I have the option to receive all cash consideration or all stock consideration for my BR shares?

A:	No. All BR stockholders will receive the fixed combination of the cash consideration and the stock consideration for each share of BR common stock that they own.

Q:	What are the tax consequences of the merger to me?

A:	The merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, so that you generally will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration for United States federal income tax purposes as a result of the merger. The merger is conditioned on the receipt of legal opinions that for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

For a more complete discussion of the U.S. federal income tax consequences of the merger, see “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 33.

Tax matters are very complicated and the consequences of the merger to any particular BR stockholder will depend on that stockholder’s particular facts and circumstances. You are urged to consult your own tax advisor to determine your own tax consequences from the merger.

Q:	Will I continue to receive future dividends?

A:	Before completion of the merger, BR expects to continue to pay regular quarterly cash dividends on BR shares, which currently are $0.10 per share, at times and intervals consistent with its prior practice. Receipt of the regular quarterly dividend will not reduce your per share merger consideration. After completion of the merger, you will be entitled only to dividends on any ConocoPhillips shares you receive in the merger. While ConocoPhillips provides no assurances as to the level or payment of any future ConocoPhillips dividends on shares of ConocoPhillips common stock, and ConocoPhillips’ board of directors has the power to modify dividend policy, ConocoPhillips presently pays dividends at a quarterly dividend rate of $0.31 per share of ConocoPhillips common stock.

Q:	What is the required vote to approve and adopt the merger agreement?

A:	Holders representing a majority of the outstanding shares of BR common stock entitled to vote at the special meeting must vote to approve and adopt the merger agreement to complete the merger. No vote of ConocoPhillips stockholders is required in connection with the merger.

Q:	What happens if I do not vote?

A:	Because the required vote of BR stockholders is based upon the number of outstanding shares of BR common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same practical effect as a vote AGAINST approval and adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR approval and adoption of the merger agreement and FOR approval of any proposal to adjourn or postpone the special meeting to solicit additional proxies in favor of approval and adoption of the merger agreement.

Q:	How does the BR board of directors recommend I vote?

A:	The board of directors of BR unanimously recommends that BR’s stockholders vote FOR approval and adoption of the merger agreement. The BR board of directors believes the merger is advisable and in the best interests of BR and its stockholders.

Q:	Do I have dissenters’ or appraisal rights with respect to the merger?

A:	Yes. Under Delaware law, you have the right to dissent from the merger and, in lieu of receiving the merger consideration, obtain payment in cash of the fair value of your shares of BR common stock as determined by the Delaware Chancery Court. To exercise appraisal rights, you must strictly follow the procedures prescribed by Section 262 of the DGCL. See “The Merger—Appraisal Rights” beginning on page 40. In addition, the full text of the applicable provisions of Delaware law is included as Annex D to this proxy statement/prospectus.

Q:	When do you expect the merger to be completed?

A:	We are working on completing the merger as quickly as possible. To complete the merger, we must obtain the approval of the BR stockholders and satisfy or waive all other closing conditions under the merger agreement, which we currently expect should occur in the first half of 2006. However, we cannot assure you when or if the merger will occur. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 74. If the merger occurs, we will promptly make a public announcement of this fact.

Q:	What will happen to my BR shares after completion of the merger?

A:	Upon completion of the merger, your shares of BR common stock will be canceled and will represent only the right to receive your portion of the merger consideration (or the fair value of your BR common stock if you seek appraisal rights) and any declared but unpaid dividends that you may be owed. In addition, trading in shares of BR common stock on the New York Stock Exchange will cease and price quotations for shares of BR common stock will no longer be available.

About the Special Meeting

Q:	When and where is the BR special stockholder meeting?

A:	The BR special stockholder meeting will take place on March 30, 2006, at 9:00 a.m. local time, and will be held in the Ambassador Room at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027.

Q:	Who is entitled to vote at the special meeting?

Only holders of record of BR common stock at the close of business on February 24, 2006, which is the date BR’s board of directors has fixed as the record date for the special meeting, are entitled to receive notice of and vote at the special meeting.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained and referred to in this proxy statement/prospectus, including its annexes, please authorize your shares of BR common stock to be voted by returning your completed, dated and signed proxy card in the enclosed return envelope, or vote by telephone or the Internet, as soon as possible. To be sure that your vote is counted, please submit your proxy as instructed on your proxy card even if you plan to attend the special meeting in person. DO NOT enclose or return your stock certificate(s) with your proxy card. If you hold shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee has enclosed or will provide a voting instruction card for use in directing your broker, bank or other nominee how to vote those shares.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of BR’s stockholders and vote your shares in person rather than by signing and returning your proxy card. If you wish to vote in person and your shares are held by a broker, bank or other nominee, you need to obtain a proxy from the broker, bank or nominee authorizing you to vote your shares held in the broker’s, bank’s or nominee’s name.

Q:	If my shares are held in “street name,” will my broker, bank or other nominee vote my shares for me?

A:	Yes, but your broker, bank or other nominee may vote your shares of BR common stock only if you instruct your broker, bank or other nominee how to vote. If you do not provide your broker, bank or other nominee with instructions on how to vote your “street name” shares, your broker, bank or other nominee will not be permitted to vote them on the merger agreement. You should follow the directions your broker, bank or other nominee provides to ensure your shares are voted at the special meeting. Please check the voting form used by your broker, bank or other nominee to see if it offers telephone or Internet voting.

Q:	May I change my vote?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares of BR common stock are registered in your own name, you can do this in one of three ways.

•	First, you can deliver to BR, prior to the special meeting, a written notice stating that you want to revoke your proxy. The notice should be sent to the attention of Mr. Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 717 Texas Avenue, Suite 2100, Houston, Texas 77002, to arrive by the close of business on March 29, 2006.

•	Second, prior to the special meeting, you can complete and deliver a new proxy card. The proxy card should be sent to the addressee indicated on the pre-addressed envelope enclosed with your initial proxy card to arrive by the close of business on March 29, 2006. The latest dated and signed proxy actually received by this addressee before the special meeting will be counted, and any earlier proxies will be considered revoked.

If you vote your proxy electronically through the Internet or by telephone, you can change your vote by submitting a different vote through the Internet or by telephone, in which case your later-submitted proxy will be recorded and your earlier proxy revoked.

•	Third, you can attend the BR special meeting and vote in person. Any earlier proxy will thereby be revoked automatically. Simply attending the meeting, however, will not revoke your proxy, as you must vote at the special meeting to revoke a prior proxy.

If you have instructed a broker to vote your shares, you must follow directions you receive from your broker to change or revoke your vote.

If you are a street-name stockholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Q:	Why is it important for me to vote?

A:	We cannot complete the merger without holders of a majority of the outstanding shares of BR common stock entitled to vote voting in favor of the approval and adoption of the merger agreement.

Q:	What happens if I sell my shares of BR common stock before the special meeting?

A:	The record date for the special meeting is February 24, 2006, which is earlier than the date of the special meeting. If you hold your shares of BR common stock on the record date you will retain your right to vote at the special meeting. If you transfer your shares of BR common stock after the record date but prior to the date on which the merger is completed, you will lose the right to receive the merger consideration for shares of BR common stock and any dividends that have a record date after the date on which you transfer your shares. The right to receive the merger consideration will pass to the person who owns your shares of BR common stock when the merger is completed.

Q:	Should I send in my stock certificates with my proxy card?

A:	No. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. After the merger is completed, you will receive written instructions informing you how to send in your stock certificates to receive the merger consideration. In the event the merger agreement is terminated, any BR stock certificates that you previously sent to the exchange agent will be promptly returned to you without charge.

How to Get More Information

Q:	Where can I find more information about BR and ConocoPhillips?

A:	You can find more information about BR and ConocoPhillips from various sources described under the heading “Additional Information for Stockholders—Where You Can Find More Information” beginning on page 101.

Q:	Who do I call if I have questions about the meeting or the merger?

A:	If you have any questions about the special meeting, the merger or this proxy statement/prospectus, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact BR’s proxy solicitation agent, D.F. King & Co., toll-free at (800) 714-3313. If your broker holds your shares, you can also call your broker for additional information.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this proxy statement/prospectus and the documents to which we have referred you, including the merger agreement attached as Annex A to this proxy statement/prospectus. See “Additional Information for Stockholders—Where You Can Find More Information” beginning on page 101.

BR Stockholder Vote Required to Approve the Merger (page 74)

Approval and adoption of the merger agreement requires the affirmative vote of holders representing a majority of the shares of BR common stock outstanding as of the close of business on February 24, 2006, the record date for the special meeting of BR stockholders.

What BR Stockholders Will Receive in the Merger (page 64)

BR stockholders will receive a combination of 0.7214 of a share of ConocoPhillips common stock and $46.50 in cash for each share of BR common stock owned, which we refer to as the merger consideration.

Fractional Shares

You will not be entitled to receive any fractional shares of ConocoPhillips common stock in the merger. Instead, you will be entitled to receive cash, without interest, for any fractional share of ConocoPhillips common stock you might otherwise have been entitled to receive, based on a portion of the proceeds from the sale of all fractional shares in the market.

Material United States Federal Income Tax Consequences of the Merger to BR Stockholders (page 33)

The merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, so that you generally will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration for U.S. federal income tax purposes as a result of the merger. The merger is conditioned on the receipt of legal opinions that the merger will constitute a reorganization for U.S. federal income tax purposes.

For a more complete discussion of the U.S. federal income tax consequences of the merger, see “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 33.

Tax matters can be complicated and the tax consequences of the merger to BR stockholders will depend on each stockholder’s particular tax situation. You should consult your tax advisors to understand fully the tax consequences of the merger to you.

BR Board’s Recommendation to BR Stockholders (page 29)

The BR board of directors has unanimously determined that the merger is advisable and in your best interests and unanimously recommends that you vote FOR the approval and adoption of the merger agreement and any adjournment or postponement of the special meeting.

Opinions of BR’s Financial Advisors (page 44)

In deciding to approve the merger, BR’s board of directors received opinions from Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., which we refer to as Morgan Stanley and JPMorgan, respectively, each dated December 12, 2005, as to the fairness from a financial point of view to the holders of BR common stock of the consideration to be received in the merger. These opinions are attached as Annex B and Annex C, respectively. You should read these opinions in their entirety for a discussion of the assumptions, qualifications and limitations set forth in the review by Morgan Stanley and JPMorgan in rendering their opinions. These opinions do not constitute a recommendation to any stockholder as to how he or she should vote on the merger.

ConocoPhillips’ Reasons for the Merger (page 33)

ConocoPhillips believes the complementary assets and strategies of ConocoPhillips and BR, in combination with their personnel, technical expertise and financial strength, will create a company with capabilities and resources better positioned to succeed and grow in the new competitive energy marketplace.

These anticipated benefits depend on several factors, including the ability to obtain the necessary approvals for the merger and on other uncertainties. See “Risk Factors” beginning on page 18.

Ownership of ConocoPhillips After the Merger

BR stockholders will receive a total of approximately [            ] million shares of ConocoPhillips common stock in the merger. The shares of ConocoPhillips to be received by BR stockholders in the merger will represent approximately 16% of the outstanding ConocoPhillips common stock after the merger. This information is based on the number of ConocoPhillips and BR shares outstanding on February 24, 2006 and does not take into account stock options or other equity-based awards or any other shares that may be issued or repurchased before the merger as permitted by the merger agreement.

Governance

ConocoPhillips has agreed to take all action necessary, as of the effective time of the merger, to appoint Bobby S. Shackouls, BR’s Chairman of the Board, President and Chief Executive Officer, and William E. Wade Jr., a member of the BR board of directors, to the ConocoPhillips board of directors. ConocoPhillips has also agreed to appoint Randy Limbacher, BR’s Executive Vice President and Chief Operating Officer, as Executive Vice President, responsible for North and South America Exploration and Production.

Market Prices and Share Info

ConocoPhillips common stock is quoted on the NYSE under the symbol “COP.” BR common stock is quoted on the NYSE under the symbol “BR.” The following table shows the closing sale prices of ConocoPhillips and BR common stock as reported on the NYSE on December 9, 2005, the last business day preceding the press accounts of discussions between the parties regarding a potential merger, and on February 24, 2006, the last practicable day before the distribution of this proxy statement/prospectus. This table also shows the merger consideration equivalent proposed for each share of BR common stock, which we calculated by multiplying the closing price of ConocoPhillips common stock on those dates by the exchange ratio of 0.7214 and adding the cash consideration of $46.50.

	Closing Price per Share
	December 9, 2005	February 24, 2006
ConocoPhillips Common Stock	$63.07	$
BR Common Stock	$76.09	$
BR Merger Consideration Equivalent	$92.00	$

Because the 0.7214 exchange ratio is fixed and will not be adjusted as a result of changes in the market price of ConocoPhillips common stock, the merger consideration equivalent will fluctuate with the market price of ConocoPhillips common stock. The merger agreement does not include a price-based termination right or provisions that would limit the impact of increases or decreases in the market price of ConocoPhillips common stock. You should obtain current market quotations for the shares of both companies from a newspaper, the Internet or your broker prior to voting on the merger agreement.

The Interests of Certain BR Officers and Directors in the Merger May Differ from Your Interests (page 59)

When you consider the BR board of directors’ recommendation that BR stockholders vote in favor of the approval and adoption of the merger agreement and any adjournment or postponement of the special meeting, you should be aware that some BR officers and directors may have interests in the merger that may be different from, or in addition to, the interests of other BR stockholders generally. The BR board of directors was aware of these interests and considered them, among other matters, in unanimously approving and adopting the merger agreement and unanimously recommending that BR stockholders vote to approve and adopt the merger agreement. As of the record date for the special meeting, BR’s directors, executive officers and their affiliates beneficially owned in the aggregate less than 1% of BR’s outstanding common stock entitled to vote at the BR special meeting.

Accounting Treatment (page 33)

The combination of the two companies will be accounted for as an acquisition of BR by ConocoPhillips using the purchase method of accounting.

The purchase price (reflecting the cash consideration and the weighted average price of ConocoPhillips’ common stock two days before, two days after and the first trading day after the transaction was announced on the evening of Monday, December 12, 2005) will be allocated to BR’s identifiable assets and liabilities based on their respective estimated fair values at the closing date of the acquisition, and any excess of the purchase price over those fair values will be accounted for as goodwill. The valuation of BR’s assets and liabilities and the finalization of plans for restructuring after the closing of the merger have not yet been completed. The allocation of the purchase price reflected in this proxy statement/prospectus may be revised as additional information becomes available.

Completion of the Merger Is Subject to Certain Conditions (page 74)

The completion of the merger depends upon satisfaction of a number of conditions, including the following:

•	approval and adoption of the merger agreement by BR stockholders;

•	expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act;

•	receipt of all approvals required in connection with the Canadian Competition Act and Investment Regulations, and all other regulatory approvals, except where the failure to obtain such approval would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on BR;

•	absence of any legal prohibition on completion of the merger;

•	ConocoPhillips’ registration statement on Form S-4, which includes this proxy statement/prospectus, being effective and not subject to any stop order by the Securities and Exchange Commission;

•	approval for the listing on the NYSE of the shares of ConocoPhillips common stock to be issued in the merger;

•	performance by the other party of the obligations required to be performed by it at or prior to closing, to the extent specified in the merger agreement;

•	accuracy as of the closing of the representations and warranties made by the other party to the extent specified in the merger agreement; and

•	receipt by each of ConocoPhillips and BR of an opinion of its counsel, dated as of the closing date of the merger, to the effect that for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. BR will resolicit stockholder approval if BR waives its closing condition that it receive an opinion of its counsel to the effect that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

With the expiration of the statutory waiting period under the HSR Act on February 17, 2006, all regulatory approvals required to be obtained prior to closing, except under the Canadian Investment Regulations, have been obtained.

We Have Not Yet Obtained All Regulatory Approvals (page 39)

Certain regulatory requirements imposed by U.S. and foreign regulatory authorities must be complied with before the merger is completed.

Under the HSR Act and the related rules and regulations, the merger may not be completed until notifications have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. The applicable statutory waiting period under the HSR Act expired on February 17, 2006.

Completion of the merger may also require regulatory approvals of other foreign regulatory authorities. Under the laws of certain jurisdictions, the merger may not be completed unless certain filings are made with the antitrust regulatory authorities of these jurisdictions and these authorities approve or clear the merger.

The only remaining regulatory approval required to be obtained prior to closing is under the Canadian Investment Regulations, which is expected to be obtained shortly, although we can give no assurance as to when or whether this approval will be obtained, or the terms and conditions that may be imposed.

Under the terms of the merger agreement, ConocoPhillips is required to take all actions necessary to obtain regulatory approvals.

The Merger Agreement May Be Terminated (page 75)

The merger agreement may be terminated at any time prior to the closing in any of the following ways:

•	by mutual written consent of ConocoPhillips and BR;

•	by either ConocoPhillips or BR if:

•	the merger has not been completed by June 12, 2007 (provided that neither party may terminate if its failure to fulfill any of its obligations under the merger agreement has been the primary cause of, or resulted in, the failure to complete the merger by such date);

•	the approval of BR stockholders has not been obtained by reason of the failure to obtain the required vote at the BR special meeting of stockholders or at any adjournment or postponement of that special meeting;

•	there is a permanent legal prohibition to closing the merger, or a governmental entity has failed to take actions necessary to fulfill certain closing conditions (provided that neither party may terminate if its failure to fulfill its obligations under the merger agreement has been the primary cause of, or resulted in, such legal action or inaction); or

•

the other party has breached any of its representations, warranties, covenants or obligations under the merger agreement, and that breach would result in the failure to satisfy certain specified closing conditions and is incapable of being cured or, if capable of being cured, has not been cured by the earlier of June 12, 2007, or within 30 days after the party alleged to have breached receives written notice of the breach (provided that neither party may terminate if such party is then in material breach of the merger agreement);

•	by ConocoPhillips if:

•	the BR board of directors fails to recommend the merger agreement or withdraws, qualifies or modifies in a manner adverse to ConocoPhillips its approval or recommendation of the merger agreement;

•	BR materially breaches its obligation to call the BR stockholder meeting or to comply with its obligations under the merger agreement with respect to this proxy statement/prospectus; or

•	BR has materially breached its obligations. See “The Merger Agreement—Covenants—Acquisition Proposals” beginning on page 66;

•	by BR, prior to approval and adoption by BR’s stockholders of the merger agreement if the BR board of directors has determined that it has received a superior proposal and BR has complied with its obligations under the no-solicitation provisions of the merger agreement. See “The Merger Agreement—Covenants—Acquisition Proposals” beginning on page 66.

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless such party is in breach. However, certain provisions of the merger agreement, including, among others, those provisions relating to expenses and termination fees, will continue in effect notwithstanding termination of the merger agreement.

Certain Fees May Be Payable on Termination of the Merger Agreement (page 76)

BR has agreed to pay ConocoPhillips a $1.0 billion termination fee in cash if BR terminates the merger agreement prior to its adoption by BR’s stockholders, if the BR board of directors has determined that it has received a superior proposal and BR has complied with its obligations with respect to non-solicitation of other acquisition proposals.

BR has alternatively agreed to pay ConocoPhillips a $1.0 billion termination fee in cash if within twelve months of any termination of the merger agreement, BR enters into a definitive agreement with respect to, or consummates, an acquisition proposal (as such term is defined below in “The Merger Agreement—Covenants —Acquisition Proposals” except that references in the definition of “acquisition proposal” to 20% are for purposes of this termination fee determination, changed to 50%) with any third party, and:

•	ConocoPhillips terminates the merger agreement because BR has breached any of its representations, warranties, covenants or obligations under the merger agreement, and that breach would result in the failure to satisfy certain specified closing conditions and is incapable of being cured or, if capable of being cured, has not been cured by the earlier of June 12, 2007 or the date within 30 days after BR receives written notice of the breach, and at any time prior to any such termination, an acquisition proposal with respect to BR has been announced or otherwise communicated to the senior management, board of directors or stockholders of BR, which proposal has not been withdrawn prior to such termination;

•

ConocoPhillips terminates the merger agreement because (A) the BR board failed to recommend the merger agreement to its stockholders or has otherwise changed or proposed publicly to change its recommendation of the merger agreement to its stockholders; (B) BR failed to comply with its obligation to hold the BR stockholders’ special meeting or to obtain SEC clearance for this proxy statement/prospectus; or (C) BR has materially breached its obligations under the merger agreement with respect to non-solicitation of other acquisition proposals, and at any time prior to any such termination, an acquisition proposal with respect to BR has been announced or otherwise communicated to the senior management, board of directors or stockholders of BR, which proposal has not been withdrawn prior to such termination; or

•	either ConocoPhillips or BR terminates the merger agreement because BR’s stockholders fail to adopt the merger agreement and, at any time prior to the BR stockholders’ special meeting, an acquisition proposal has been publicly announced or otherwise communicated to BR’s stockholders and the proposal is not withdrawn prior to the BR stockholders’ special meeting.

The Companies

ConocoPhillips

600 North Dairy Ashford

Houston, Texas 77079

(281) 293-1000

ConocoPhillips is an international, integrated energy company, known worldwide for its technological expertise in deepwater exploration and production, reservoir management and exploitation, 3-D seismic technology, petroleum coke upgrading and sulfur removal from petroleum feedstocks. Headquartered in Houston, Texas, ConocoPhillips, operating in more than 40 countries, had approximately 35,800 employees worldwide and assets of $104 billion at September 30, 2005. ConocoPhillips has four core activities worldwide: petroleum exploration and production; petroleum refining, marketing, supply and transportation; natural gas gathering, processing and marketing; and chemicals and plastics production and distribution. In addition, ConocoPhillips is investing in several emerging businesses—fuels technology, gas-to-liquids, power generation and emerging technologies—that provide current and potential future growth opportunities.

Burlington Resources Inc.

717 Texas Avenue, Suite 2100

Houston, Texas 77002

(713) 624-9000

BR is one of the world’s leading independent oil and natural gas exploration and production companies with a focus on natural gas, long-life reserves, strong cash flow generation throughout the business cycle, and high expertise in managing large-scale development programs and maximizing recovery from geologically complex reservoirs. BR has assembled an international portfolio that offers a combination of current production growth and long-term potential. Headquartered in Houston, Texas, BR employs more than 2,200 people, with major offices located in Calgary, Alberta; London, England; Farmington, New Mexico; Midland, Texas and Fort Worth, Texas.

HISTORICAL MARKET PRICE AND DIVIDEND DATA

The following table sets forth the high and low intra-day trading prices and dividends per share of ConocoPhillips and BR common stock, as adjusted for all stock splits and as reported on the NYSE, for the periods indicated:

	ConocoPhillips*			BR**
	High	Low	Dividends	High	Low	Dividends
For the quarterly period ended:
2003
March 31, 2003	$26.93	$22.57	$0.20	$24.04	$20.38	$0.06875
June 30, 2003	27.98	24.84	0.20	27.98	22.92	0.06875
September 30, 2003	28.77	25.65	0.20	27.04	22.52	0.075
December 31, 2003	33.02	27.15	0.215	28.73	23.48	0.075
2004
March 31, 2004	35.75	32.15	0.215	31.98	26.33	0.075
June 30, 2004	39.50	34.29	0.215	37.49	31.23	0.075
September 30, 2004	42.18	35.64	0.215	41.24	34.92	0.085
December 31, 2004	45.61	40.75	0.25	46.41	39.19	0.085
2005
March 31, 2005	56.99	41.40	0.25	53.32	40.40	0.085
June 30, 2005	61.36	47.55	0.31	57.18	44.72	0.085
September 30, 2005	71.48	58.05	0.31	81.98	55.57	0.10
December 31, 2005	70.66	57.05	0.31	87.03	64.02	0.10
2006
Through February 24, 2006

*	All ConocoPhillips amounts reflect a two-for-one stock split effected as a 100% stock dividend on June 1, 2005.
**	All BR amounts reflect a two-for-one stock split effected as a 100% stock dividend on June 1, 2004.

SELECTED HISTORICAL FINANCIAL DATA OF CONOCOPHILLIPS

We are providing the following information to aid you in your analysis of the financial aspects of the merger. The selected historical financial data in the table below for the nine-month periods ended September 30, 2005 and 2004, were derived from ConocoPhillips’ unaudited consolidated financial statements. The data for the five years ended December 31, 2004, were derived from ConocoPhillips’ audited consolidated financial statements. This information is only a summary, and you should read it together with ConocoPhillips’ historical financial statements and related notes contained in the annual reports and other information that ConocoPhillips has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Additional Information for Stockholders—Where You Can Find More Information” beginning on page 101.

	Millions of Dollars Except Per Share Amounts
	Nine Months Ended September 30		Year Ended December 31
	2005	2004	2004	2003	2002	2001	2000
Sales and other operating revenues	$128,184	$95,691	$135,076	$104,246	$56,748	$24,892	$22,155
Income from continuing operations	9,858	5,627	8,107	4,593	698	1,601	1,848
Per common share*
Basic	7.06	4.08	5.87	3.37	0.72	2.73	3.63
Diluted	6.94	4.03	5.79	3.35	0.72	2.71	3.60
Net income (loss)	9,850	5,697	8,129	4,735	(295)	1,661	1,862
Per common share*
Basic	7.05	4.13	5.88	3.48	(0.31)	2.83	3.66
Diluted	6.94	4.08	5.80	3.45	(0.31)	2.82	3.63
Total assets	$104,372	$88,818	$92,861	$82,455	$76,836	$35,217	$20,509
Long-term debt	$12,372	$14,407	$14,370	$16,340	$18,917	$8,610	$6,622
Mandatorily redeemable minority interests and preferred securities	—	—	—	141	491	650	650
Cash dividends declared per common share*	$0.87	$0.645	$0.895	$0.815	$0.74	$0.70	$0.68

*	The per-share amounts in all periods reflect a two-for-one stock split effected as a 100% stock dividend on June 1, 2005.

The following transactions affect the comparability of the amounts included in the table above:

•	The merger of Conoco Inc. and Phillips Petroleum Company in 2002.

•	The acquisition of Tosco Corporation in 2001.

•	The acquisition of ordinary shares of LUKOIL in 2004 and 2005.

SELECTED HISTORICAL FINANCIAL DATA OF BR

We are providing the following information to aid you in your analysis of the financial aspects of the merger. The selected historical financial data in the table below for the nine-month periods ended September 30, 2005 and 2004, were derived from BR’s unaudited consolidated financial statements. The data for the five years ended December 31, 2004, were derived from BR’s audited consolidated financial statements. This information is only a summary, and you should read it together with BR’s historical financial statements and related notes contained in the annual reports and other information that BR has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Additional Information for Stockholders—Where You Can Find More Information” beginning on page 101.

	Millions of Dollars Except Per Share Amounts
	Nine Months Ended September 30		Year Ended December 31
	2005	2004	2004	2003	2002	2001	2000
Sales and other operating revenues	$5,215	$4,060	$5,618	$4,311	$2,968	$3,419	$3,218
Income from continuing operations	1,756	1,127	1,527	1,260	454	558	675
Per common share
Basic	4.60	2.87	3.90	3.17	1.13	1.35	1.57
Diluted	4.56	2.84	3.86	3.15	1.13	1.34	1.56
Net income(1)	1,756	1,127	1,527	1,201	454	561	675
Per common share(1)(2)(3)
Basic	4.60	2.87	3.90	3.02	1.13	1.35	1.57
Diluted	4.56	2.84	3.86	3.00	1.13	1.35	1.56
Total assets	$17,858	$14,851	$15,744	$12,995	$10,645	$10,582	$7,506
Long-term debt	$3,893	$3,917	$3,887	$3,873	$3,853	$4,337	$2,301
Cash dividends declared per common share(3)	$0.27	$0.24	$0.32	$0.29	$0.28	$0.28	$0.28

(1)	Year 2004 includes an income tax benefit of $23 million or $0.06 per share related to the reduction of the Canadian federal income tax rate and $45 million or $0.11 per share related to the reduction of the Alberta provincial income tax rate. In 2004, BR recorded a U.S. income tax expense of $26 million or $0.07 per share related to the planned repatriation of $500 million of eligible foreign earnings to the U.S. under the one-time provisions of the American Jobs Creation Act of 2004. Year 2004 also includes a non cash after-tax charge of $59 million ($90 million pretax) or $0.15 per share related to the impairment of undeveloped properties in Canada. Year 2003 includes an income tax benefit of $203 million or $0.51 per share related to the reduction of the Canadian federal income tax rate and $11 million or $0.02 per share related to the reduction of the Alberta provincial income tax rate. Year 2003 also includes a non cash after-tax charge of $38 million ($63 million pretax) or $0.09 per share related to the impairment of oil and gas properties in Canada.
(2)	Year 2003 includes a cumulative effect of change in accounting principle, which we refer to as a Cumulative Effect, loss of $0.15 related to the adoption of Statement of Financial Accounting Standards, which we refer to as SFAS, No. 143, Asset Retirement Obligations. Year 2001 includes a Cumulative Effect gain of $0.01 related to the adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.
(3)	Share amounts related to years 2000 through 2003 have been retroactively adjusted to reflect the two-for-one stock split of BR’s common stock effective June 1, 2004.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following selected unaudited pro forma financial data has been derived from and should be read together with the unaudited pro forma combined financial statements and related notes on pages 92 through 97. This information is based on the historical consolidated balance sheets and related historical consolidated statements of income of ConocoPhillips and BR, and gives effect to the acquisition using the purchase method of accounting.

The financial results may have been different had the companies always been combined. You should not rely on the selected pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that ConocoPhillips will experience.

	(Millions of Dollars, except per share amounts)
	Nine Months Ended September 30, 2005	Twelve Months Ended December 31, 2004
Income statement data
Sales and other operating revenues	$132,699	$140,116
Income from continuing operations	10,665	8,269
Basic(1)	6.40	5.00
Diluted(1)	6.29	4.94

	At September 30, 2005
Balance sheet data
Total assets	$150,493
Long-term debt	29,708

(1)	Both periods reflect ConocoPhillips’ two-for-one stock split effected as a 100% stock dividend on June 1, 2005.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

Set forth below are the ConocoPhillips and BR historical and pro forma amounts per share of common stock for income from continuing operations, cash dividends and book value. The exchange ratio for the pro forma computations is 0.7214 of a share of ConocoPhillips common stock for each share of BR common stock. The basic consideration for the transaction is 0.7214 of a share of ConocoPhillips common stock and $46.50 in cash for each share of BR common stock outstanding immediately prior to completion of the merger.

The BR pro forma (equivalent) information shows the effect of the merger from the perspective of an owner of BR common stock. The information was computed by multiplying the ConocoPhillips pro forma combined information by the exchange ratio of 0.7214. This computation does not include the benefit to BR stockholders of the cash component of the transaction.

You should read the information below together with the historical financial statements and related notes contained in the ConocoPhillips and BR Annual Reports on Form 10-K for the year ended December 31, 2004, and other information filed with the SEC and incorporated by reference. See “Additional Information for Stockholders—Where You Can Find More Information” beginning on page 101.

The unaudited pro forma combined data below is for illustrative purposes only. The pro forma adjustments for the balance sheet are based on the assumption that the transaction was consummated on September 30, 2005. The pro forma adjustments for the income statements are based on the assumption that the transaction was consummated on January 1, 2004.

The financial results may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or of the future results of the combined company. See “Unaudited Pro Forma Combined Condensed Financial Information” beginning on page 92 for a discussion of the pro forma financial data used in the comparative per-share amounts in the table below.

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004
ConocoPhillips historical(1)
Income from continuing operations—basic	$7.06	$5.87
Income from continuing operations—diluted	6.94	5.79
Cash dividends	0.87	0.895
Book value at end of period	35.92	30.75
ConocoPhillips pro forma combined(1)
Income from continuing operations—basic	$6.40	$5.00
Income from continuing operations—diluted	6.29	4.94
Cash dividends(2)	0.87	0.895
Book value at end of period	39.95	n/a	(3)
BR historical
Income from continuing operations—basic	$4.60	$3.90
Income from continuing operations—diluted	4.56	3.86
Cash dividends	0.27	0.32
Book value at end of period	21.24	18.07
BR pro forma (equivalent)
Income from continuing operations—basic	$4.62	$3.61
Income from continuing operations—diluted	4.54	3.56
Cash dividends	0.628	0.646
Book value at end of period	28.82	n/a	(3)

(1)	Both periods reflect a two-for-one stock split effected as a 100% stock dividend on June 1, 2005.
(2)	Same as ConocoPhillips’ historical, since no change in dividend policy is expected as a result of the merger.
(3)	Book value is presented on a pro forma basis only for the most recent balance sheet date—September 30, 2005.

COMPARATIVE MARKET VALUE OF SECURITIES

The following table sets forth the closing price per share of ConocoPhillips common stock and the closing price per share of BR common stock on December 9, 2005 (the last business day preceding the press accounts of discussions between the parties regarding a potential merger) and February 24, 2006 (the date of this proxy statement/prospectus). The table also presents the equivalent market value per share of BR common stock on December 9, 2005 and February 24, 2006 for receipt of a combination of 0.7214 of a share of ConocoPhillips common stock and $46.50 in cash, without interest, for each share of BR common stock that you own.

You are urged to obtain current market quotations for shares of ConocoPhillips common stock and BR common stock before making a decision with respect to the merger.

No assurance can be given as to the market prices of ConocoPhillips common stock or BR common stock at the closing of the merger. Because the exchange ratio will not be adjusted for changes in the market price of ConocoPhillips common stock, the market value of the shares of ConocoPhillips common stock that holders of BR common stock will receive at the effective time of the merger may vary significantly from the market value of the shares of ConocoPhillips common stock that holders of BR common stock would have received if the merger were consummated on the date of the merger agreement or on the date of this proxy statement/prospectus.

	Closing Price per Share
	December 9, 2005	February 24, 2006
ConocoPhillips Common Stock	$63.07	$	[	]
BR Common Stock	$76.09	$	[	]
BR Merger Consideration Equivalent	$92.00	$	[	]

RECENT DEVELOPMENTS

On December 15 and 16, 2005, two stockholder lawsuits were filed in the District Court of Harris County, Texas, both alleging that BR’s board of directors breached its fiduciary duties in approving the proposed merger between BR and ConocoPhillips. The first action is a stockholder derivative action purportedly filed on behalf of BR against the BR board of directors, and contains claims for abuse of control, breach of the duty of candor, gross mismanagement, waste and unjust enrichment, and breach of fiduciary duty. The second suit is a purported stockholder class action lawsuit against BR and the BR board of directors (except for John LaMacchia), and contains a claim for breach of fiduciary duty. Both petitions allege, among other things, that the BR board of directors engaged in self-dealing by approving a proposed merger that allegedly advances the BR board of directors’ personal interests at the expense of BR’s stockholders, thus causing BR stockholders to receive an unfair price for their shares of BR common stock. Both petitions seek, among other things, an injunction preventing the completion of the merger, rescission if the merger is consummated, attorneys’ fees and expenses associated with the lawsuit, and any other further equitable relief as the courts may deem just and proper. On February 10, 2006, the defendants filed a motion to have the two lawsuits consolidated before one judge. That motion has not been decided yet. On February 22, 2006, the defendants filed their original answers to the derivative action, generally denying all of the allegations contained in the derivative petition. BR believes these actions are without merit and intends to defend them vigorously.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 24, you should carefully read and consider the following factors in evaluating the proposals to be voted on at the special meeting of BR stockholders and in determining whether to vote for approval and adoption of the merger agreement. Please also refer to the additional risk factors identified in the periodic reports and other documents of ConocoPhillips and BR incorporated by reference into this proxy statement/prospectus and see “Additional Information for Stockholders—Where You Can Find More Information” beginning on page 101.

Risk Factors Relating to the Merger

BR will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, suppliers, partners, regulators and customers may have an adverse effect on BR and potentially on ConocoPhillips. These uncertainties may impair BR’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause suppliers, customers and others that deal with BR to defer purchases or other decisions concerning BR, or to seek to change existing business relationships with BR. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with ConocoPhillips. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with ConocoPhillips, ConocoPhillips’ business following the merger could be harmed. In addition, the merger agreement restricts BR from making certain acquisitions and taking other specified actions until the merger occurs. These restrictions may prevent BR from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants” beginning on page 66 for a description of the restrictive covenants applicable to BR.

The exchange ratio will not be adjusted in the event the value of ConocoPhillips common stock declines before the merger is completed. As a result, the value of the shares of ConocoPhillips common stock at the time that BR stockholders receive them could be less than the value of those shares today.

In the merger, BR stockholders will be entitled to receive a combination of 0.7214 of a share of ConocoPhillips common stock and $46.50 in cash for each share of BR common stock owned. ConocoPhillips and BR will not adjust the exchange ratio for the portion of the merger consideration to be paid in ConocoPhillips common stock as a result of any change in the market price of shares of ConocoPhillips common stock between the date of this proxy statement/prospectus and the date that you receive shares of ConocoPhillips common stock in exchange for your shares of BR common stock. The market price of ConocoPhillips common stock will likely be different, and may be lower, on the date you receive your shares of ConocoPhillips common stock than the market price of shares of ConocoPhillips common stock as of the date of this proxy statement/prospectus. During the 12-month period ending on February 24, 2006, the date of this proxy statement/prospectus, ConocoPhillips common stock traded in a range from a low of $             to a high of $             and ended that period at $            . See “Historical Market Price and Dividend Data” beginning on page 11 for more detailed share price information. Differences in ConocoPhillips’ stock price may be the result of changes in the business, operations or prospects of ConocoPhillips, market reactions to the proposed merger, commodity prices, general market and economic conditions or other factors. If the market price of ConocoPhillips common stock declines after you vote, you may receive less value than you expected when you voted. Neither ConocoPhillips nor BR is permitted to terminate the merger agreement or resolicit the vote of BR stockholders because of changes in the market prices of their respective common stock.

The failure to integrate BR successfully on a timely basis could reduce ConocoPhillips’ profitability and adversely affect its stock price.

ConocoPhillips expects certain benefits to arise from the merger, including increased operating cash flows after budgeted capital expenditures, creation of a leading North American gas position, and certain operating efficiencies and synergies. See “The Merger—ConocoPhillips’ Reasons for the Merger” beginning on page 33. Achievement of these benefits will depend in part upon how and when the businesses of ConocoPhillips and BR are integrated. If ConocoPhillips is not successful in this integration, its financial results could be adversely impacted. ConocoPhillips’ management may be required to dedicate significant time and effort to this integration process, which could divert its attention from other business concerns. The challenges involved in this integration include the following:

•	retaining key employees and maintaining key employee morale, particularly in areas where ConocoPhillips does not currently have personnel;

•	obtaining the required approvals of various regulatory agencies, any of which could impose conditions or restrictions on its approval;

•	minimizing the diversion of management attention from ongoing business concerns; and

•	addressing differences in the business cultures, processes and systems of ConocoPhillips and BR.

Some of the executive officers and directors of BR may have interests that are different from, or in addition to, the interests of other stockholders and that could have influenced their decisions to support or approve the merger.

The interests of some of the executive officers and directors of BR may be different from those of other BR stockholders. As to BR’s executive officers, these different interests arise primarily from compensatory arrangements in which the executive officers participate but which are not available to other BR stockholders. These interests consist of, among other things, accelerated vesting of BR stock options, restricted stock and performance share units; the payment of cash bonuses; and the entitlement to severance payments and benefits upon certain terminations of employment. These interests are described in more detail in the section of this proxy statement/prospectus entitled “Interests of BR Directors and Executive Officers in the Merger” beginning on page 59. In addition, upon completion of the merger, Bobby S. Shackouls, Chairman, President and Chief Executive Officer of BR and Steven J. Shapiro, Executive Vice President, Finance and Corporate Development of BR, will retire, and Randy L. Limbacher, currently the Executive Vice President and Chief Operating Officer of BR, will become Executive Vice President of ConocoPhillips responsible for exploration and production activities in North and South America. Mr. Shackouls, Mr. Shapiro and Mr. Limbacher are currently directors of BR. Mr. Shackouls and William E. Wade, Jr., currently an independent director of BR, will join ConocoPhillips’ board of directors. BR directors will be entitled to continuation of indemnification and insurance arrangements under the merger agreement.

You should be aware of these interests when you consider the BR board of directors’ recommendation that you vote for approval and adoption of the merger agreement.

The failure to obtain required approvals and satisfy closing conditions in a timely manner may delay completion of the merger or reduce the anticipated benefits of the merger.

Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the HSR Act and the required approval in connection with the Canadian Competition Act and Investment Regulations. ConocoPhillips and BR intend to pursue all required approvals in accordance with the merger agreement. These approvals may impose conditions on or require divestitures relating to the divisions, operations or assets of ConocoPhillips or BR. Such conditions or divestitures may delay completion of the merger or may reduce the anticipated benefits of the merger, although ConocoPhillips is required under the merger agreement to take all actions necessary to obtain these approvals. The only remaining regulatory approval required to be obtained prior to closing is under the Canadian Investment Regulations, which is expected to be obtained shortly, although we can give no assurance as to when or whether this approval will be obtained, or the terms and conditions that may be imposed. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 74 for a discussion of the conditions to the completion of the merger and “The Merger—Regulatory Matters” beginning on page 39 for a description of the regulatory approvals necessary in connection with the merger.

The merger agreement limits BR’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that could adversely impact competing proposals to acquire BR. These provisions include the prohibition on BR generally from soliciting any acquisition proposal or offer for a competing transaction and the requirement that BR pay a termination fee of $1.0 billion in cash if the merger agreement is terminated in specified circumstances in connection with an alternative transaction. In addition, even if the board of directors of BR determines that a competing proposal to acquire BR is superior, BR may not exercise its right to terminate the merger agreement unless it notifies ConocoPhillips of its intention to do so and gives ConocoPhillips at least three business days to propose revisions to the terms of the merger agreement or to make another proposal in response to the competing proposal. See “The Merger Agreement—Covenants” beginning on page 66, “The Merger Agreement—Termination of the Merger Agreement” beginning on page 75 and “The Merger Agreement—Covenants—BR Board’s Recommendation to Stockholders” beginning on page 68.

ConocoPhillips required BR to agree to these provisions as a condition to ConocoPhillips’ willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all or a significant part of BR from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher value than the current proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire BR than it might otherwise have proposed to pay.

The merger may be dilutive to various financial measurements of ConocoPhillips, which may negatively affect the market price of ConocoPhillips common stock.

ConocoPhillips expects that, in the near term, the merger will be dilutive to its return on capital employed and earnings per share on a pro forma basis. Future events and conditions could cause such dilution to be more significant than expected, including, among other things, adverse changes in

•	energy market conditions;

•	commodity prices for oil, natural gas and liquid natural gas;

•	production levels;

•	reserve levels;

•	operating results;

•	competitive conditions;

•	laws and regulations affecting the energy business;

•	capital expenditure obligations; and

•	general economic conditions.

ConocoPhillips and BR could also encounter other transaction and integration-related costs or other factors, such as the failure to realize benefits from synergies anticipated in the merger. All of these factors could adversely affect the market price of ConocoPhillips common stock.

The price of ConocoPhillips common stock may be affected by factors different from those affecting the price of BR common stock.

Holders of BR common stock will receive ConocoPhillips common stock in the merger. ConocoPhillips’ business is different in certain ways from that of BR (including ConocoPhillips’ significant refining and marketing business and its greater exposure to international projects), and ConocoPhillips’ results of operations, as well as the price of ConocoPhillips common stock, may be affected by factors different from those affecting BR’s results of operations and the price of BR common stock. The price of ConocoPhillips common stock may fluctuate significantly following the merger, including fluctuation due to factors over which ConocoPhillips has no control. For a discussion of ConocoPhillips’ business and BR’s business and certain factors to consider in connection with their businesses, including risk factors associated with their businesses, see ConocoPhillips’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, and BR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, which are incorporated by reference into this proxy statement/prospectus. See also the other documents incorporated by reference into this proxy statement/prospectus under the caption “Additional Information for Stockholders—Where You Can Find More Information” beginning on page 101.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of BR.

Although BR has agreed that its board of directors will, subject to fiduciary exceptions, recommend that its stockholders approve and adopt the merger agreement, there is no assurance that the merger agreement and the merger will be approved, and there is no assurance that the other conditions to the completion of the merger will be satisfied. If the merger is not completed, BR will be subject to several risks, including the following:

•	BR may be required to pay ConocoPhillips a termination fee of $1.0 billion in cash in the aggregate if the merger agreement is terminated under certain circumstances and BR enters into or completes an alternative transaction;

•	The current market price of BR common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a negative perception by the stock market of BR generally and a resulting decline in the market price of BR common stock;

•	Certain costs relating to the merger (such as legal, accounting and financial advisory fees) are payable by BR whether or not the merger is completed;

•	There may be substantial disruption to the business of BR and a distraction of its management and employees from day-to-day operations, because matters related to the merger (including integration planning) may require substantial commitments of time and resources, which could otherwise have been devoted to other opportunities that could have been beneficial to BR;

•	BR’s business could be adversely affected if it is unable to retain key employees or attract qualified replacements; and

•	BR would continue to face the risks that it currently faces as an independent company, as further described in the documents that BR has filed with the SEC that are incorporated by reference into this proxy statement/prospectus.

In addition, BR would not realize any of the expected benefits of having completed the merger. If the merger is not completed, these risks may materialize and materially adversely affect BR’s business, financial results, financial condition and stock price.

The shares of ConocoPhillips common stock to be received by BR stockholders as a result of the merger will have different rights from the shares of BR common stock.

BR stockholders will become ConocoPhillips stockholders and their rights as stockholders will be governed by the certificate of incorporation and by-laws of ConocoPhillips and Delaware corporate law. The rights associated with BR common stock are different from the rights associated with ConocoPhillips common stock. See the section of this proxy statement/prospectus titled “Comparison of Stockholder Rights” beginning on page 81 for a discussion of the different rights associated with ConocoPhillips common stock.

BR stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

After the merger’s completion, BR stockholders will own a significantly smaller percentage of ConocoPhillips than they currently own of BR. Following completion of the merger, BR stockholders will own approximately 16% of the combined company. Consequently BR stockholders will have less influence over the management and policies of ConocoPhillips than they currently have over the management and policies of BR.

The opinions obtained by BR from its financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Each of Morgan Stanley and JPMorgan, BR’s financial advisors, has delivered a “fairness opinion” to the BR board of directors. Each opinion states that, as of December 12, 2005, the consideration to be received by BR stockholders pursuant to the merger agreement was fair from a financial point of view to BR stockholders. The opinions do not reflect changes that may occur or may have occurred after December 12, 2005, including changes to the operations and prospects of BR or ConocoPhillips, changes in general market and economic conditions or other factors. Any such changes, or other factors on which the opinions are based, may significantly alter the value of BR or ConocoPhillips or the prices of shares of BR common stock or ConocoPhillips common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. For a description of the opinions that BR received from its financial advisors, see “Opinions of BR’s Financial Advisors” beginning on page 44. For a description of the other factors considered by BR’s board of directors in determining to approve the merger, see “The Merger—BR’s Reasons for the Merger and the BR Board’s Recommendation” beginning on page 29.

Risk Factors Relating to ConocoPhillips

ConocoPhillips is an international integrated energy company with a diversified business portfolio, strong balance sheet, and a history of generating sufficient cash to fund capital expenditure and investment programs and to pay dividends. Nevertheless, some inherent risks could materially impact ConocoPhillips’ financial results of operations or financial condition.

ConocoPhillips is exposed to the effects of changing commodity prices.

ConocoPhillips is primarily in a commodities business with a history of price volatility. Many of the factors influencing the prices of oil, natural gas, natural gas liquids and refined products are beyond ConocoPhillips’ control. Generally, ConocoPhillips’ policy is to remain exposed to market prices of commodities; however, ConocoPhillips’ management may elect to use derivative instruments to hedge the price risk of the ConocoPhillips’ crude oil and natural gas production, as well as refinery margins, although there can be no assurance that those hedging strategies, if employed, will be successful. A significant, persistent decline in commodity prices may have a material adverse effect on its results of operations and its capital expenditure and investment plans.

The scope of ConocoPhillips’ business will decline if it does not successfully develop resources.

The rate of production from oil and natural gas properties generally declines as reserves are depleted. Except to the extent ConocoPhillips acquires additional properties containing proved reserves, conducts successful exploration and development activities or, through engineering studies, identifies additional secondary recovery reserves, ConocoPhillips’ proved reserves will decline materially as it produces oil and natural gas. Accordingly, if it is not successful in replacing the crude oil and natural gas it produces with good prospects for future production, its business will decline. Creating and maintaining an inventory of projects depends on many factors, including obtaining rights to explore, develop and produce hydrocarbons in promising areas, drilling success, ability to bring long lead-time, capital intensive projects to completion on budget and on schedule, and efficient and profitable operation of mature properties.

ConocoPhillips’ operations could be disrupted by natural or human factors.

ConocoPhillips operates in both urban areas and remote and sometimes inhospitable regions. ConocoPhillips’ operations and facilities are therefore subject to disruption from either natural or human causes, including hurricanes, earthquakes, floods and other forms of severe weather, war, civil unrest and other political events, fires and explosions. All such hazards could result in loss of human life, significant property and equipment damage, environmental pollution, impairment of operations and substantial losses to ConocoPhillips. ConocoPhillips maintains insurance against many, but not all, potential losses or liabilities arising from these operating hazards in amounts that it believes to be prudent. Uninsured losses and liabilities arising from operating hazards could reduce the funds available to ConocoPhillips for exploration, drilling, production and other capital expenditures and could materially reduce ConocoPhillips’ profitability.

ConocoPhillips’ business subjects it to liability risks.

ConocoPhillips produces, transports, refines and markets materials with potential toxicity, and it purchases, handles and disposes of other potentially toxic materials in the course of its business. ConocoPhillips’ operations also produce byproducts, some of which may be considered pollutants. Any of these activities could result in liability, either as a result of an accidental, unlawful discharge or as a result of new conclusions on the effects of the ConocoPhillips’ operations on human health or the environment.

Political instability could harm ConocoPhillips’ business.

ConocoPhillips’ operations, particularly exploration and production, can be affected by changing economic, regulatory and political environments in the various countries in which it operates. As has occurred in the past, actions could be taken by host governments to increase public ownership of ConocoPhillips’ partially or wholly owned businesses, and/or to impose additional taxes or royalties.

In some locations, host governments have imposed restrictions, controls and taxes, and in others, political conditions have existed that may threaten the safety of employees and ConocoPhillips’ continued presence in those countries. Internal unrest, acts of violence or strained relations between a host government and ConocoPhillips or other governments may affect ConocoPhillips’ operations. Those developments have, at times, significantly affected ConocoPhillips’ related operations and results, and are carefully considered by management when evaluating the level of current and future activity in such countries.

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the SEC filings that are incorporated by reference into this proxy statement/prospectus contain or incorporate by reference forward-looking statements that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could,” “should,” “will,” “projects,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In that event, BR’s or ConocoPhillips’ business, financial condition or results of operations could be materially adversely affected, and investors in BR’s or ConocoPhillips’ securities could lose part or all of their investment. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date referenced in those documents. We are not obligated to update these statements or publicly release the result of any revision to them to reflect events or circumstances after the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date referenced in those documents, or to reflect the occurrence of unanticipated events.

You should understand that the following important factors, in addition to those discussed under the caption “Risk Factors” beginning on page 18 and elsewhere in this proxy statement/prospectus, and in the documents which are incorporated by reference into this proxy statement/prospectus, could affect the future results of ConocoPhillips and BR, and of the combined company after the completion of the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

Economic and Industry Conditions

•	materially adverse changes in economic, financial or industry conditions generally or in the markets served by our companies

•	the competitiveness of alternative energy sources or product substitutes

•	actions of competitors

•	fluctuations in crude oil, natural gas and natural gas liquids prices

•	refining and marketing margins

•	petrochemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products

•	changes in demographics and consumer preferences

•	international monetary conditions and exchange controls

Transaction or Commercial Factors

•	the outcome of negotiations with partners, governments, suppliers, unions, customers or others

•	our ability to successfully integrate the operations of ConocoPhillips and BR after the merger and to minimize the diversion of management’s attention and resources during the integration process

•	the process of, or conditions imposed in connection with, obtaining regulatory approvals for the merger

Political/Governmental Factors

•	political instability or civil unrest in the areas of the world relating to our operations

•	political developments and laws and regulations, such as forced divestiture of assets, restrictions on production or on imports or exports, price controls, tax increases and retroactive tax claims, expropriation of assets, cancellation of contract rights, and environmental laws or regulations

•	potential liability for remedial actions, including removal and reclamation obligations, under environmental regulations

•	liability for litigation

•	inability to timely obtain permits, comply with government regulations or make capital expenditures required to maintain compliance

Operating Factors

•	changes of business, operations, results and prospects

•	potential failure to achieve expected production from existing and future oil and natural gas development projects due to operating hazards, drilling risks and the inherent uncertainties in predicting oil and gas reserves and oil and gas reservoir performance

•	potential delays in the development, construction or start-up of planned projects

•	successful introduction of new products

•	labor relations

•	accidents or technical difficulties

•	changes in operating conditions and costs

•	weather and natural disasters

•	failure of new products and services to gain market acceptance

•	operation and financing of joint ventures

•	unsuccessful exploratory drilling activities

•	failure to complete definitive agreements and feasibility studies for, and to timely complete construction of, announced and future projects and facilities

Technology Factors

•	crude oil, natural gas and petrochemical project advancement

•	the development and use of new technology—including liquified natural gas technology—by us or our competitors

•	unexpected changes in costs or technological requirements for constructing, modifying or operating facilities for exploration and production projects, manufacturing or refining.

THE MERGER

General

BR’s board of directors is using this document to solicit proxies from the holders of BR common stock for use at the BR special meeting, at which holders of BR common stock will be asked to vote upon approval and adoption of the merger agreement. In addition, ConocoPhillips is sending this document to BR stockholders as a prospectus in connection with the issuance of shares of ConocoPhillips common stock in exchange for shares of BR common stock in the merger.

The Companies

ConocoPhillips. ConocoPhillips is an international, integrated energy company, known worldwide for its technological expertise in deepwater exploration and production, reservoir management and exploitation, 3-D seismic technology, petroleum coke upgrading and sulfur removal from petroleum feedstocks. Headquartered in Houston, Texas, ConocoPhillips, operating in more than 40 countries, had approximately 35,800 employees worldwide and assets of $104 billion at September 30, 2005. ConocoPhillips has four core activities worldwide: petroleum exploration and production; petroleum refining, marketing, supply and transportation; natural gas gathering, processing and marketing; and chemicals and plastics production and distribution. In addition, ConocoPhillips is investing in several emerging businesses—fuels technology, gas-to-liquids, power generation and emerging technologies—that provide current and potential future growth opportunities.

Cello Acquisition Corp. Cello Acquisition Corp., a wholly owned subsidiary of ConocoPhillips, was incorporated in Delaware on December 12, 2005, solely for the purpose of effecting the merger with BR. It has not carried on any activities other than in connection with the merger agreement. Cello Acquisition Corp.’s principal place of business is located at 600 North Dairy Ashford, Houston, Texas 77079 and its telephone number is (281) 293-1000.

BR. BR is one of the world’s leading independent oil and natural gas exploration and production companies with a focus on natural gas, long-life reserves, strong cash flow generation throughout the business cycle, and high expertise in managing major development programs and maximizing recovery from geologically complex reservoirs. BR has assembled an international portfolio that offers a combination of current production growth and long-term potential. Headquartered in Houston, BR employs more than 2,200 people, with major offices located in Calgary, Alberta; London, England; Farmington, New Mexico; Midland, Texas and Fort Worth, Texas.

Background of the Merger

The board of directors and senior management of BR periodically discuss BR’s long-range plans and consider alternative strategies for increasing stockholder value. In addition to discussing worldwide oil and natural gas exploration and development opportunities, midstream and downstream ventures and possible acquisitions of properties and smaller companies within the industry, BR has from time to time considered business combinations with equal or larger size companies.

In recent years, the Chairman, President and Chief Executive Officer of BR, Bobby S. Shackouls, has periodically met with the Chairman and Chief Executive Officer of ConocoPhillips, James J. Mulva, to discuss general industry conditions and the activities of industry organizations to which both companies belong. They discussed ConocoPhillips’ potential interest in a business combination with BR, but no specific proposals were communicated to Mr. Shackouls. During this period, Mr. Shackouls from time to time engaged in discussions with senior management of other smaller, equal size or larger oil and gas companies. These discussions, which were of a general nature, did not result in any specific business combination proposals due to one or a combination of factors including a lack of strategic fit, differing perceptions of value, or execution risk.

ConocoPhillips’ board of directors and senior management regularly discuss various strategies for the company to increase stockholder value. These discussions have from time to time included the possibility of business combinations with a number of other companies, including BR, as well as numerous other possibilities. On October 17, 2005, Mr. Mulva had discussions with Mr. Shackouls regarding general industry matters and they discussed scheduling a lunch meeting. In anticipation of the lunch meeting with Mr. Shackouls, Mr. Mulva briefed the ConocoPhillips board of directors on November 9, 2005 with respect to a potential meeting with BR that could result in discussions regarding a possible business combination between the two companies. The ConocoPhillips board of directors authorized Mr. Mulva to meet again with Mr. Shackouls and pursue discussions if he deemed it appropriate, subject to further review by the ConocoPhillips board of directors.

Messrs. Shackouls and Mulva met on November 14, 2005, and discussed, among other things, whether it would be appropriate to consider a combination of the companies at that time. At that meeting, Mr. Mulva suggested that he and other ConocoPhillips senior executives meet with Mr. Shackouls and other BR senior executives to discuss a potential business combination. Mr. Shackouls indicated that he would confer with the BR board of directors about Mr. Mulva’s suggestion. Mr. Shackouls subsequently discussed Mr. Mulva’s suggestion with the members of the BR board of directors. It was the consensus of the directors that Mr. Shackouls, together with BR’s Executive Vice President and Chief Operating Officer, Randy L. Limbacher, and Executive Vice President, Finance and Corporate Development, Steven J. Shapiro, attend the meeting proposed by Mr. Mulva and report back to the BR board of directors.

On November 30, 2005, Messrs. Shackouls, Limbacher and Shapiro met in Houston, Texas with Mr. Mulva, John E. Lowe, Executive Vice President—Planning, Strategy and Corporate Affairs of ConocoPhillips, and John A. Carrig, Executive Vice President and Chief Financial Officer of ConocoPhillips. The ConocoPhillips senior management team outlined a possible merger transaction in which the purchase price would be based on a combination of cash and stock, at a fixed exchange ratio, not subject to adjustment, and BR stockholders would receive a premium for their shares as well as the opportunity to participate, through a significant equity interest, in the future growth of a combined ConocoPhillips/BR. The ConocoPhillips management also discussed the complementary fit between the two companies’ assets and operations, particularly in the U.S. and Canada, and the potential to create long-term value through a global, integrated oil and natural gas company with a strong North American natural gas position and a diversified portfolio. They also discussed the possible role of Mr. Limbacher in a new combined organization, as well as possible representation for BR directors on the board of directors of ConocoPhillips. It was understood that the combined company would have a broader emphasis on upstream activities and that Mr. Limbacher’s experience and expertise were such that he would be able to play a significant role in the combined enterprise. The presentation by ConocoPhillips management suggested a price representing a 15% premium over an average BR stock price. Mr. Mulva suggested that the parties proceed with a mutual due diligence review, subject to a confidentiality agreement, and negotiation of a merger agreement within a two-week time frame. Mr. Shackouls noted that a 15% share price premium, which at the time represented a price in the low $80 per share range, would likely not be acceptable to BR’s board of directors but that Mr. Shackouls would report back to the BR board of directors on the substance of the discussions with ConocoPhillips.

On December 2, 2005, Mr. Shackouls reported by telephone to the members of the BR board of directors the substance of the November 30, 2005 meeting with ConocoPhillips senior management. Later that day, Mr. Shackouls advised Mr. Mulva that the BR board of directors had concurred with management’s recommendation not to pursue discussions about a possible business combination. Mr. Mulva responded that the ConocoPhillips senior management team had subsequent to the parties’ prior meeting discussed offering a combination of cash and ConocoPhillips stock that would result in an $85-$90 per share value to BR stockholders. Mr. Shackouls indicated that, if ConocoPhillips was willing to consider a transaction that would provide a value to BR stockholders of not less than $90 per share, he would present that proposal to the BR board of directors.

Mr. Mulva contacted Mr. Shackouls by telephone on December 4, 2005. He advised that, subject to confirmatory due diligence and approval of the ConocoPhillips board of directors, ConocoPhillips management was prepared to recommend a transaction in which BR stockholders would receive consideration comprising 50% cash and 50% ConocoPhillips stock, equating to approximately $91 for each share of BR common stock to be based on the closing prices of ConocoPhillips common stock prior to the date of entering into the merger agreement. Mr. Mulva also discussed certain other possible terms of a merger agreement, including a 3% break-up fee payable in various circumstances, including a change in the BR board of directors’ recommendation of the merger, and a requirement that BR hold a stockholders meeting to vote on the merger even if the BR board of directors had withdrawn its recommendation, and other related provisions, and proposed that two BR directors be included on the combined company’s board of directors. Mr. Mulva suggested that the companies promptly commence due diligence and negotiations, with the goal of reaching final agreement by December 13, 2005. Mr. Shackouls agreed at that time to consult with BR’s board of directors and, if supported by BR’s board of directors, to proceed with due diligence and preliminary discussions about the terms of a possible transaction.

On December 5, 2005, Mr. Shackouls consulted with all the members of the BR board of directors and they authorized BR management to proceed with the execution of a confidentiality agreement and due diligence.

BR and ConocoPhillips executed a confidentiality agreement on December 5, 2005, following which the parties exchanged certain non-public information. On December 7, 2005, members of BR’s senior management and representatives of BR’s financial advisor, Morgan Stanley, met with members of ConocoPhillips’ senior management to review each company’s long-range plans, business strategies, operations, principal properties, financial statements, capital budgets, contingent liabilities, legal and environmental matters and other related topics.

On December 6, 2005, ConocoPhillips furnished to BR a draft of a proposed merger agreement. Between December 5 and December 12, 2005, various discussions also took place between Wachtell, Lipton, Rosen & Katz, counsel to ConocoPhillips, and Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to BR.

On December 9, 2005, the ConocoPhillips board of directors met. ConocoPhillips’ management updated the ConocoPhillips board of directors on the status of discussions with BR and the due diligence process. The ConocoPhillips board of directors also reviewed the potential strategic and other benefits of a merger with BR and discussed other strategic issues. They also received a legal presentation from Wachtell, Lipton, Rosen & Katz. After a discussion, ConocoPhillips’ board of directors authorized Mr. Mulva and ConocoPhillips’ senior management to continue discussions with BR.

On December 10, 2005, the BR board of directors met with BR’s senior management and BR’s financial and legal advisors. BR’s management updated the BR board of directors on the status of discussions with ConocoPhillips and the due diligence process. The BR board of directors also reviewed BR’s long-range strategic plan, potential strategic alternatives and the potential strategic and other benefits of a merger with ConocoPhillips. They also received a legal presentation from Fried, Frank, Harris, Shriver & Jacobson LLP and a preliminary financial presentation from Morgan Stanley. After a discussion, BR’s board of directors instructed Mr. Shackouls to continue discussions with ConocoPhillips, focusing on price, certainty of consummation, deal protection provisions and retention of key operational personnel.

On December 11, 2005, Mr. Shackouls contacted Mr. Mulva to discuss the key issues raised by the BR board of directors in its December 10 meeting. Mr. Shackouls requested that ConocoPhillips improve its price proposal. Mr. Shackouls also indicated that BR expected ConocoPhillips to assume all regulatory risk in connection with a transaction, to reduce its requested break-up fee of 3%, to provide that a break-up fee would be payable only upon signing or consummation of another deal (and not merely upon a change by BR’s board of directors of its recommendation of the deal), to give BR the right to terminate the merger agreement for a superior offer, and to work with BR to provide appropriate protections to employees of BR who would be important to a successful transition for the combined company. Mr. Mulva initially indicated that he would not be able to respond to Mr. Shackouls’ requests until the following day. However, later that same evening, after learning that the press was reporting rumors of a potential transaction, Mr. Mulva contacted Mr. Shackouls again. He proposed that BR stockholders would receive $46.50 in cash and 0.7214 of a share of ConocoPhillips common stock for each share of BR common stock owned, which equated to approximately $92 per share based on the closing sale price of ConocoPhillips common stock on December 9, 2005. Mr. Mulva also proposed a break-up fee of $1.0 billion (approximately 2.8% of the equity value based upon a price of $92 per share) and substantially agreed to the other principal terms suggested by Mr. Shackouls. Mr. Mulva and Mr. Shackouls agreed to work to finalize a transaction by the following evening, subject to approval by the two companies’ respective boards of directors.

Mr. Shackouls and other members of BR’s senior management contacted members of the BR board of directors by telephone that evening to brief them on the developments and discuss their availability for a December 12, 2005 meeting of the BR board of directors. That same evening, counsel to BR provided comments on the draft merger agreement to ConocoPhillips’ counsel.

On the morning of December 12, 2005, Mr. Shackouls convened a telephone conference call to update the members of the BR board of directors. A board meeting was scheduled for later that day.

During the day of December 12, 2005, Mr. Mulva convened a telephonic board meeting of the ConocoPhillips board of directors to discuss further the potential transaction with BR. At the board meeting, the ConocoPhillips board of directors reviewed with senior management and ConocoPhillips’ financial and legal advisors the proposed merger. ConocoPhillips’ senior management provided an update on the status of discussions. Legal counsel reviewed with the ConocoPhillips’ board of directors the material terms of the proposed merger agreement. Goldman, Sachs & Co. and Citigroup Global Markets Inc., ConocoPhillips’ financial advisors, each gave a financial presentation and orally delivered their opinions to the board of directors of ConocoPhillips as to the fairness of the merger consideration, from a financial point of view, to ConocoPhillips. After discussion and consideration, the ConocoPhillips board of directors approved the merger agreement and the transactions contemplated thereby.

During the course of the day, the parties and their counsel worked to finalize the terms of the merger agreement.

On the afternoon of December 12, 2005, the BR board of directors met with senior management and BR’s financial and legal advisors to review the proposed merger. At that meeting, BR’s management provided an update on the status of discussions. Legal counsel reviewed with the BR board of directors the material terms of the proposed merger agreement. Morgan Stanley and JPMorgan, BR’s financial advisors, each gave a financial presentation and orally delivered their opinions as to the fairness of the merger consideration, from a financial point of view, to BR stockholders subject to the assumptions, qualifications and limitations set forth in their opinions. After discussion and consideration of the factors described under “—BR’s Reasons for the Merger and the BR Board’s Recommendation,” the BR board of directors unanimously approved the merger agreement and the transactions contemplated thereby.

On the evening of December 12, 2005, BR and ConocoPhillips executed the merger agreement and later that evening the parties publicly announced that they had entered into a definitive agreement.

BR’s Reasons for the Merger and the BR Board’s Recommendation

The BR board of directors, at a special meeting held on December 12, 2005, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of BR and its stockholders. The BR board of directors has approved the merger agreement and unanimously recommends BR stockholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger.

In reaching its decision, the BR board of directors consulted with BR’s management and its financial and legal advisors in this transaction. In concluding that the merger is in the best interests of BR and its stockholders, the BR board of directors considered a variety of factors, including the following material factors:

•	The merger consideration of $46.50 in cash plus 0.7214 of a share of ConocoPhillips common stock (with a combined value equal to $92 per share based upon the closing sale price of ConocoPhillips common stock on December 9, 2005, the last trading day prior to press accounts speculating that BR and ConocoPhillips were engaged in merger discussions), represents a premium of approximately 28.1% to the average closing price of the BR common stock for the 30 days ending on December 9, 2005, and approximately 20.9% to the closing sale price of the BR common stock on December 9, 2005.

•	The BR board of directors considered the opinions of each of Morgan Stanley and JPMorgan, BR’s financial advisors, that, as of December 12, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinions, the consideration to be paid to BR stockholders pursuant to the merger agreement was fair from a financial point of view to the stockholders of BR. See “Opinions of BR’s Financial Advisors” beginning on page 44.

•	BR stockholders will receive a substantial cash payment for their shares, while at the same time retaining a large equity stake in the combined company, which will afford BR stockholders the opportunity to participate in the future financial performance of a larger, more diversified, global, integrated energy company. The BR board of directors noted that ConocoPhillips was one of the five largest integrated energy companies in the world and further noted the complementary strategic fit between BR, whose business is heavily weighted towards North American natural gas exploration and production, and ConocoPhillips, whose exploration and production business is weighted more towards oil and includes a significantly greater exposure to international oil and gas projects. The combined company will become a leading producer of natural gas in North America.

•	Stock prices of oil and gas companies are highly sensitive to changes in commodity prices. BR’s common stock has recently traded at an all-time high, reflecting recent prices of North American natural gas which, in the view of BR’s management, were affected by the Gulf of Mexico hurricane season that significantly impacted energy supply and infrastructure. The BR board of directors, with BR’s management and financial advisors, reviewed overall market conditions, including current and anticipated prospective commodity prices and recent trading prices for BR common stock. While future prices for natural gas and oil could be higher or lower than the levels as of the date of execution of the merger agreement, the BR board of directors believed, in light of current market conditions, that the timing of the transaction was favorable to BR.

•	Because of geographic overlaps between BR’s principal exploration and production assets and the Canadian and Lower-48 domestic exploration and production assets of ConocoPhillips, the BR board of directors believed that the combined company should realize operational benefits from the combination of these assets, as well as achieve cost savings and other synergies. The BR board of directors noted that no assurances can be given that any particular level of cost savings or synergies will be achieved.

•	The BR board of directors noted that the common stock of ConocoPhillips currently trades at lower multiples of earnings and cash flows than the stocks of other major, integrated oil and gas companies and that there may be potential for BR stockholders to realize additional value over time through appreciation of ConocoPhillips common stock. The BR board of directors also noted that ConocoPhillips has historically provided higher dividend yields to its stockholders than BR has historically provided to its stockholders.

•

The BR board of directors considered possible alternatives to the merger, including the possibility of an alternative transaction with a third party. The BR board of directors believed that a limited number of other companies might potentially have an interest in a business combination transaction with BR. The BR board of directors believed that it was uncertain that another third party would have an interest in such a transaction and concluded that there was no assurance that solicitation of alternative proposals from third parties would lead to a proposal that would be more favorable to BR stockholders than the transaction proposed by ConocoPhillips. Moreover, the BR board of directors recognized that soliciting alternative proposals would take time and could result in ConocoPhillips withdrawing or reducing its offer. In light of the benefits of the merger transaction with ConocoPhillips, the BR board of directors determined not to solicit alternative proposals prior to execution of the merger agreement with ConocoPhillips. The BR board of directors noted that the merger agreement permits BR, under certain circumstances, to provide information to and engage in discussions with third parties, and to terminate the merger agreement for a superior proposal. The BR board of directors considered potential values realizable by remaining an independent company and pursuing BR’s long-range plan on a stand-alone basis, including under scenarios involving a possible leveraged recapitalization. The BR board of directors noted that results achieved under BR’s long-term stand-alone business plan would be highly dependant upon future commodity prices and BR’s ability to maintain or add to the level of its proved reserves and to offset expected declines in future production from its principal producing assets, including through acquisitions of additional properties. The BR board of directors noted that the long-range plan would take time to execute and would require substantial expenditures by BR.

•	The BR board of directors, with the assistance of its advisors, considered the general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations as well as the likelihood of consummation of the merger, the proposed transaction structure, the termination provisions of the agreement and the BR board of directors evaluation of the likely time period necessary to close the transaction. The BR board of directors considered the following specific aspects of the merger agreement:

•	The limited nature of the closing conditions included in the merger agreement, including the absence of any financing contingency and the fact that the transaction is not subject to approval by ConocoPhillips stockholders, and the likelihood of satisfaction of all conditions to the consummation of the merger. In this regard, under the merger agreement, ConocoPhillips is required to take all actions necessary to obtain regulatory approvals. ConocoPhillips is generally obligated to close the merger notwithstanding any breaches of BR’s representations and warranties, unless those breaches would in the aggregate have a material adverse effect on BR taken as a whole. The BR board of directors noted that a material adverse effect excludes effects of changes in general regulatory or economic conditions, changes in industry conditions, including changes in commodity prices, and changes resulting from the execution, announcement or pendency of the merger.

•	The merger agreement provides for a fixed exchange ratio with respect to the stock portion of the merger consideration, regardless of any change in the value of ConocoPhillips stock between signing and closing of the merger. Although BR stockholders will not receive additional consideration if the price of ConocoPhillips common stock is lower at the time of closing than prior to the signing of the merger agreement and will receive lesser value, BR stockholders will receive the benefit of any increase in value of ConocoPhillips common stock as well as a substantial cash payment that will not be affected by any change in the stock price of ConocoPhillips.

•

BR is not permitted to actively solicit alternative proposals although, subject to the limitations and restrictions in the merger agreement, the BR board of directors is permitted to furnish information to and engage in negotiations with a third party who submits an alternative proposal and change its recommendation to BR stockholders and/or to terminate the merger agreement if BR receives a superior proposal. Prior to changing its recommendation or terminating the merger agreement by reason of a superior proposal, BR must inform ConocoPhillips of the material terms of the alternative transaction and afford ConocoPhillips not less than three business days to submit a revised proposal. In addition, under certain circumstances, BR is obligated to pay to ConocoPhillips a termination fee of $1.0 billion in cash if the merger agreement is terminated. It is possible that these provisions could discourage a competing proposal to acquire BR or reduce the price in an alternative transaction; however, after considering factors including, among other things, its discussions with BR’s financial and legal advisors, the BR board of directors concluded that these provisions should not preclude another party from making a competing proposal.

•	ConocoPhillips has agreed (1) to honor BR’s benefit plans in accordance with their terms, (2) to provide continuing BR employees, for at least 18 months following completion of the merger, with compensation and employee benefits under either BR’s benefit plans or under ConocoPhillips benefit plans that, in the aggregate, are no less favorable than BR’s benefit plans and (3) to permit BR to establish a retention program for key non-executive operations and operations-related employees who are expected to remain with the combined company.

•	The merger is subject to the approval and adoption of the merger agreement by a majority of the outstanding shares of BR common stock. BR stockholders who do not vote in favor of the approval and adoption of the merger agreement are entitled to appraisal rights under Delaware law. See “—Appraisal Rights” beginning on page 40.

•	After considering the above matters, the BR board of directors concluded that the merger was in the best interests of the stockholders of BR.

In the course of its deliberations, the BR board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	Because the merger agreement provides for a fixed exchange ratio, if the price of ConocoPhillips common stock at the time of closing is lower than the price as of the time of signing, the value received by holders of BR common stock in the merger could be materially less than the value as of the date of the merger agreement.

•	The risks of the type and nature described under “Risk Factors” beginning on page 18.

•	The restrictions on solicitation of alternative proposals, the right of ConocoPhillips to obtain information with respect to any alternative proposals and to a three business day negotiating period after receipt by BR of a superior proposal, and the termination fee provisions, described above. As previously noted, it is possible that these provisions could discourage a competing proposal to acquire BR or reduce the price in an alternative transaction; however, as described above, after considering factors including among other things its discussions with BR’s financial and legal advisors, the BR board of directors concluded that these provisions should not preclude another party from making a competing proposal.

•	Certain of BR’s directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of BR’s other stockholders. See “Interests of BR Directors and Executive Officers in the Merger” beginning on page 59.

•	BR may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the potential effect on BR’s business and relations with customers and service providers. In that regard, under the merger agreement, BR must conduct its business in the ordinary course and is subject to a variety of other restrictions on the conduct of its business prior to completion of the merger or termination of the merger agreement, which may delay or prevent BR from undertaking business opportunities that may arise or preclude actions that would be advisable if BR were to remain an independent public company.

The foregoing discussion of the information and factors discussed by the BR board of directors is not exhaustive but does include the material factors considered by the BR board of directors. The BR board of directors did not quantify or assign any relative or specific weight to the various factors that it considered. Rather, the BR board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the BR board of directors may have given different weight to different factors.

ConocoPhillips’ Reasons for the Merger

The ConocoPhillips board of directors has approved the merger agreement and believes the complementary assets and strategies of ConocoPhillips and BR, in combination with their personnel, technical expertise and financial strength, will create a company with capabilities and resources better positioned to succeed and grow in the new competitive energy marketplace. The ConocoPhillips board of directors approved the merger agreement after ConocoPhillips’ senior management discussed with the ConocoPhillips board of directors the business, assets, liabilities, results and operations, financial performance and prospects, and possibilities of continued growth of BR.

ConocoPhillips believes the merger joins two well-managed companies, providing strategic and financial benefits to stockholders of ConocoPhillips. ConocoPhillips expects the benefits to include:

•	creation of a leading North American natural gas position comprised of high-quality, long-lived, low-risk gas reserves with significant unconventional resource potential and enhanced production growth;

•	enhanced business mix with a higher proportion of exploration and production assets, assets in Organisation for Economic Co-operation and Development countries and North American natural gas;

•	significant free cash flow and synergy benefits; and

•	access to BR’s talented and technically capable workforce.

Accounting Treatment

The combination of the two companies will be accounted for as an acquisition of BR by ConocoPhillips using the purchase method of accounting.

The purchase price (reflecting the cash consideration and the weighted average price of ConocoPhillips’ common stock two days before, two days after and the first trading day after the transaction was announced on the evening of Monday, December 12, 2005) will be allocated to BR’s identifiable assets and liabilities based on their respective estimated fair values at the closing date of the acquisition, and any excess of the purchase price over those fair values will be accounted for as goodwill. The valuation of BR’s assets and liabilities and the finalization of plans for restructuring after the closing of the merger have not yet been completed. The allocation of the purchase price reflected in this proxy statement/prospectus may be revised as additional information becomes available.

Material United States Federal Income Tax Consequences of the Merger

The following is the opinion of White & Case LLP, special U.S. tax counsel to BR, and sets forth, as of the date of this proxy statement/prospectus and subject to the assumptions and limitations contained herein, the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (as defined below) of BR common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect and available on the date of this proxy statement/prospectus, any of which may change, possibly retroactively. Such a change could affect the continuing validity of this discussion. This discussion is also based on certain representations that have been provided by ConocoPhillips and BR as of the date of this proxy statement/prospectus and the assumption that such representations will be true, accurate and complete in all respects as of the completion of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of BR common stock who for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (i) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more U.S. persons to control all substantial decisions or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds BR common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding BR common stock, you should consult your tax advisors.

A “non-U.S. holder” of BR common stock is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

This discussion assumes that you hold your shares of BR common stock as capital assets within the meaning of the Code. Further, except as specifically set forth below, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity:

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities, or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a holder of BR common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of BR common stock who received his or her BR common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain expatriates or a person that has a functional currency other than the U.S. dollar;

•	a regulated investment company;

•	a real estate investment trust;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a non-U.S. holder who actually or constructively owns or has owned, at any time during the five-year period up to and including the effective time, more than a 5% equity interest in BR;

•	a holder of options granted under any BR benefit plan; or

•	a holder of BR common stock who holds BR common stock as part of a hedge against currency risk, a straddle or a constructive sale or a conversion transaction.

Holders of BR common stock are strongly urged to consult their tax advisors as to the specific tax considerations of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

In General—Merger

Completion of the merger is conditioned on, among other things, the receipt by each of BR and ConocoPhillips of tax opinions from White & Case LLP and Wachtell, Lipton, Rosen & Katz, respectively, that for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by ConocoPhillips and BR to be delivered at the time of closing.

ConocoPhillips and BR have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein.

BR has received an opinion of White & Case LLP, dated as of the date of this proxy statement/prospectus, to the effect that the merger for U.S. federal income tax purposes will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

In rendering its opinion, White & Case LLP has relied, among other things, on (i) representations and covenants made by ConocoPhillips and BR, including those contained in representation letters provided by ConocoPhillips and BR as of the date of this proxy statement/prospectus and in the merger agreement, and (ii) certain assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement and this proxy statement/prospectus. In addition, White & Case LLP’s opinion assumes the absence of changes in existing facts or in law between the date of this proxy statement/prospectus and the effective time of the merger, and that all of the representations and covenants made by ConocoPhillips and BR will continue to be true and accurate in all respects as of the effective time of the merger. If any of the representations, covenants or assumptions are inaccurate, incomplete or untrue or any of the covenants are breached, White & Case LLP’s opinion contained herein could be affected.

U.S. Federal Income Tax Treatment of the Merger

Subject to the assumptions, qualifications and limitations set forth herein, the merger, for U.S. federal income tax purposes, will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Holders

Subject to the assumptions, qualifications and limitations set forth herein, in the opinion of White & Case LLP the merger, for U.S. federal income tax purposes, will constitute a reorganization within the meaning of Section 368(a) of the Code, and, therefore the material U.S. federal income tax consequences of the merger to U.S. holders of BR common stock are as follows:

•	subject to the paragraph captioned “—Additional Considerations—Recharacterization of Gain as a Dividend” below, upon exchanging BR common stock for a combination of cash and shares of ConocoPhillips common stock in the merger, you will recognize gain (but not loss) in an amount equal to the lesser of (x) the cash (excluding any cash received in lieu of a fractional share of ConocoPhillips common stock) that you receive in the merger and (y) the excess, if any, of (i) the sum of the cash (excluding any cash received in lieu of a fractional share of ConocoPhillips common stock) and the fair market value of the shares of ConocoPhillips common stock you receive (including any fractional share of ConocoPhillips common stock you are deemed to receive and exchange for cash), over (ii) your tax basis in the BR common stock surrendered in the merger;

•	your aggregate tax basis in the shares of ConocoPhillips common stock that you receive in the merger (before reduction for the basis in any fractional share interest you are deemed to receive and exchange for cash) will equal your aggregate tax basis in the BR common stock you surrendered in the merger, increased by the amount of taxable gain, if any, you recognize on the exchange (not including any gain recognized as a result of cash received in lieu of a fractional share of ConocoPhillips common stock) and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of ConocoPhillips common stock); and

•	your holding period for the shares of ConocoPhillips common stock that you receive in the merger (including any fractional share interest that you are deemed to receive and exchange for cash) will include your holding period for the shares of BR common stock that you surrender in the exchange.

If you acquired different blocks of BR common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of BR common stock, and the cash and shares of ConocoPhillips common stock you receive will be allocated pro rata to each such block of stock. In addition, your basis and holding period in your shares of ConocoPhillips common stock may be determined with reference to each block of BR common stock.

Taxation of Capital Gain. Except as described under “—Additional Considerations—Recharacterization of Gain as a Dividend” below, gain that you recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if you have held (or are treated as having held) your BR common stock for more than one year as of the date of the merger. If you are a non-corporate holder of BR common stock, long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 15%.

Additional Considerations—Recharacterization of Gain as a Dividend. All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if (i) you are a significant stockholder of ConocoPhillips or (ii) your percentage ownership, taking into account constructive ownership rules, in ConocoPhillips after the merger is not meaningfully reduced from what your percentage ownership would have been if you had received solely shares of ConocoPhillips common stock rather than a combination of cash and shares of ConocoPhillips common stock in the merger. This could happen, for example, because of ownership of additional shares of ConocoPhillips common stock by you, ownership of shares of ConocoPhillips common stock by a person related to you or a share repurchase by ConocoPhillips from other holders of ConocoPhillips common stock. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you. Under the constructive ownership rules, a stockholder may be deemed to own stock that is owned by others, such as a family member, trust, corporation or other entity. If you are an individual, certain dividends may be subject to reduced rates of taxation, equal to the rates applicable to long-term capital gains. However, individuals who fail to meet a minimum holding period requirement during which they are unprotected from a risk of loss or who elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4)(B) of the Code will not be eligible for the reduced rates of taxation. You should consult your tax advisor regarding the application of the foregoing rules to your particular circumstances.

Cash in Lieu of Fractional Shares. You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of ConocoPhillips common stock equal to the difference between the amount of cash received instead of a fractional share and the portion of your basis in ConocoPhillips common stock allocated to such fractional share. Any such capital gain or loss will be long-term capital gain or loss if you have held (or are treated as having held) your BR common stock for more than one year at the time of the merger.

Dissenting Stockholders. Holders of BR common stock who dissent with respect to the merger, as discussed in “—Appraisal Rights” beginning on page 40, and who receive cash in respect of their shares of BR common stock will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

Reporting Requirements. If you receive shares of ConocoPhillips common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to attach to your U.S. federal income tax return for the year in which the merger takes place a statement setting forth all relevant facts relating to the merger. At a minimum, the statement must include (i) the stockholder’s tax basis in the BR common stock surrendered and (ii) the fair market value, as of the time of the effective date of the merger, of the ConocoPhillips common stock received in exchange therefor.

Backup Withholding. Holders of BR common stock may be subject to information reporting and backup withholding on any proceeds received in connection with the merger. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are a U.S. person (including a U.S. resident alien) not subject to backup withholding on the substitute Form W-9 you will receive;

•	are a corporation and, when required, demonstrate that fact and otherwise comply with applicable requirements of the backup withholding rules; or

•	otherwise establish that you are exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the IRS. The backup withholding tax rate is currently 28%.

Non-U.S. Holders

Special rules may apply to certain non-U.S. holders, such as U.S. expatriates, controlled foreign corporations, passive foreign investment companies, persons who actually or constructively own, or have owned, more than 5% of BR’s equity at any time during the five-year period ending at the effective time, and corporations that accumulate earnings to avoid U.S. federal income tax. Such non-U.S. holders are urged to consult their own advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

The following discussion assumes that BR common stock will continue to be regularly traded on the NYSE leading up to and as of the effective time of the merger, and that ConocoPhillips common stock will continue to be regularly traded on the NYSE as of and after the effective time of the merger, such that, in each case, BR common stock and ConocoPhillips common stock will be considered to be “regularly traded on an established securities market” for purposes of the Code.

As a result of the merger, you will recognize gain (all or part of which could be recharacterized as a dividend) to the same extent that a U.S. holder will recognize gain as described above under the headings “—In General—Merger—U.S. Holders.” Subject to the discussion below under the subheading “Additional Considerations to Non-U.S. Holders—Recharacterization of Gain as a Dividend,” any gain you recognize will constitute capital gain and will generally not be subject to U.S. federal income tax unless:

•	you are an individual, you are present in the United States for 183 days or more in the taxable year of the exchange, and certain other requirements are met; or

•	such gain is effectively connected with your conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to your U.S. permanent establishment.

If you are described in the first bullet above, you will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses. If you are described in the second bullet above, you will be subject to tax on your gain at applicable U.S. federal income tax rates and, in addition, may be subject to a branch profits tax (if you are a corporation) equal to 30% (or lesser rate under an applicable income tax treaty) on your effectively connected earnings and profits for the taxable year, which would include such gain.

Additional Considerations to Non-U.S. Holders—Recharacterization of Gain as a Dividend. All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if (i) you are a significant stockholder of ConocoPhillips or (ii) your percentage ownership, taking into account constructive ownership rules, in ConocoPhillips after the merger is not meaningfully reduced from what your percentage ownership would have been if you had received solely shares of ConocoPhillips common stock rather than a combination of cash and shares of ConocoPhillips common stock in the merger. This could happen, for example, because of ownership of additional shares of ConocoPhillips common stock by you, ownership of shares of ConocoPhillips common stock by a person related to you or a share repurchase by ConocoPhillips from other holders of ConocoPhillips common stock. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you. Under the constructive ownership rules, a stockholder may be deemed to own stock that is owned by others, such as a family member, trust, corporation or other entity. Thus, all or part of the gain you recognize could be treated as dividend income and could be subject to withholding at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a corporation, any such effectively connected dividend received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or other applicable form claiming exemption from, or reduction in the rate of, withholding.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

Ownership of ConocoPhillips Common Stock. Special rules may apply to certain holders of ConocoPhillips common stock received as a result of the merger that are not U.S. persons for purposes of the Code, such as controlled foreign corporations, passive foreign investment companies, persons who actually or constructively own, or have owned, more than 5% of ConocoPhillips’ equity at any time during the five-year period ending at the applicable date of determination, and corporations that accumulate earnings to avoid U.S. federal income tax. Such holders are urged to consult their own advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

As a result of the merger, you will hold ConocoPhillips common stock. Dividends paid to you (to the extent paid out of ConocoPhillips’ current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) with respect to such shares of ConocoPhillips common stock will be subject to withholding at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a corporation, any such effectively connected dividend received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or other applicable form claiming exemption from, or reduction in the rate of, withholding.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of ConocoPhillips common stock, subject to the exceptions described under the third and fourth paragraphs of the heading “—Non-U.S. Holders.”

Information Reporting and Backup Withholding. U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain non-corporate holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, common stock made within the United States to a holder of common stock, other than an exempt recipient, including a corporation, a payee that is not a U.S. person that provides an appropriate certification and certain other persons. A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, common stock within the United States to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service. The backup withholding tax rate is currently 28%.

This discussion does not address tax consequences that may vary with, or are contingent upon, the individual circumstances of holders of BR common stock. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to holders of BR common stock will depend upon the facts of their particular situation. Accordingly, we strongly urge holders of BR common stock to consult with their tax advisors to determine the particular federal, state, local or foreign income or other tax consequences to them as a result of the merger.

Regulatory Matters

Certain regulatory requirements imposed by U.S. and foreign regulatory authorities must be complied with before the merger is completed.

U.S. Antitrust. Under the HSR Act and the related rules and regulations, the merger may not be completed until notifications have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements have been satisfied. The parties’ filings were deemed complete on January 18, 2006, and the statutory waiting period expired on February 17, 2006.

Other Competition Laws. ConocoPhillips and BR conduct operations in a number of other jurisdictions where other regulatory filings may be required or advisable in connection with the completion of the merger. Under the merger agreement, we are required to obtain these approvals prior to completing the merger, except where the failure to obtain such approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BR. The only remaining regulatory approval required to be obtained prior to closing is under the Canadian Investment Regulations, which is expected to be obtained shortly.

General. At any time before or after the completion of the merger, the Federal Trade Commission, the Antitrust Division, foreign competition authorities, or state attorneys general could take action under the antitrust laws, as they deem necessary or desirable in the public interest, seeking to enjoin completion of the merger, to rescind the merger, or conditionally to approve the merger upon the divestiture of particular assets of ConocoPhillips or BR. Private parties also may seek to take action under the antitrust laws under certain circumstances. As in every transaction, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful. Nor can we assure you that the necessary regulatory approvals will not contain terms, conditions or restrictions that would be detrimental to ConocoPhillips after the completion of the merger. Under the terms of the merger agreement, ConocoPhillips is required to take all actions necessary to obtain regulatory approvals.

Appraisal Rights

Under Delaware law, holders of shares of BR common stock who do not wish to accept the merger consideration may elect to have the fair value of their shares of BR common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. A stockholder may only exercise these appraisal rights by strictly complying with the provisions of Section 262 of the Delaware General Corporation Law, or the DGCL.

The following summary of the provisions of DGCL Section 262 is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to the full text of DGCL Section 262, a copy of which is attached to this proxy statement/prospectus as Annex D. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review DGCL Section 262 and are urged to consult a legal advisor.

All references in DGCL Section 262 and in this summary to a “stockholder” are to the record holder of shares of BR common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of BR common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Under DGCL Section 262, if a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of BR’s special meeting, BR, not less than twenty days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of DGCL Section 262. This proxy statement/prospectus constitutes notice to the BR stockholders and the applicable statutory provisions of the DGCL are attached as Annex D to this proxy statement/prospectus.

If you wish to exercise the right to demand appraisal under DGCL Section 262 of the DGCL, you must satisfy each of the following conditions:

•	You must deliver to BR a written demand for appraisal of your shares of BR common stock before the vote on the merger agreement at BR’s special meeting. This demand will be sufficient if it reasonably informs BR of your identity and that you intend by that writing to demand the appraisal of your shares of BR common stock. Voting against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will not alone constitute a written demand for appraisal within the meaning of DGCL Section 262. The written demand for appraisal must be in addition to and separate from any proxy you deliver or vote you cast in person.

•	You must not vote your shares of BR common stock in favor of approval and adoption of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of approval and adoption of the merger agreement. Therefore, if you vote by proxy and wish to exercise appraisal rights, you must vote against the approval and adoption of the merger agreement or mark your proxy card to indicate that you abstain from voting on the approval and adoption of the merger agreement.

•	You must continuously hold your shares of BR common stock from the date of making the demand through the completion of the merger. If you are the record holder of shares of BR common stock on the date the written demand for appraisal is made but you thereafter transfer those shares prior to the completion of the merger, you will lose any right to appraisal in respect of those shares.

Only a holder of record of shares of BR common stock is entitled to demand an exercise of appraisal rights for those shares registered in that holder’s name. Therefore, demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as its name appears on the share transfer records of BR.

If the shares of BR common stock are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares of BR common stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all of the owners of record. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder, such as a broker, who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record holder.

Stockholders who hold their shares of BR common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for making a demand for appraisal.

A stockholder who elects to exercise appraisal rights under DGCL Section 262 should mail or deliver a written demand for appraisal to:

Burlington Resources Inc.

Corporate Secretary

717 Texas Avenue, Suite 2100

Houston, Texas 77002

Within ten days after the completion of the merger, ConocoPhillips must send a notice as to the completion of the merger to each of BR’s former stockholders who has made a written demand for appraisal in accordance with DGCL Section 262 and who has not voted to approve and adopt the merger agreement. Within 120 days after the completion of the merger, but not after that date, either ConocoPhillips or any stockholder who has complied with the requirements of DGCL Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of BR common stock held by all stockholders demanding appraisal of their shares. ConocoPhillips is under no obligation to, and has no present intent to, file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that ConocoPhillips will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in DGCL Section 262. Since ConocoPhillips has no obligation to file a petition, the failure of affected stockholders to do so within the period specified could nullify any previous written demand for appraisal.

Within 120 days after the completion of the merger, any stockholder who complies with the provisions of DGCL Section 262 to that point in time will be entitled to receive from ConocoPhillips, upon written request, a statement setting forth the aggregate number of shares of BR common stock not voted in favor of the approval and adoption of the merger agreement and with respect to which BR received demands for appraisal and the aggregate number of holders of those shares. ConocoPhillips must mail this statement to the stockholder by the later of ten days after receipt of the request and ten days after expiration of the period for delivery of demands for appraisal under DGCL Section 262. As used in this paragraph and throughout the remainder of this section, references to ConocoPhillips mean the corporation that survives the merger.

A stockholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon ConocoPhillips. ConocoPhillips must, within 20 days, file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of BR common stock and who have not reached agreements with it as to the value of their shares. After notice to stockholders as may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of BR common stock and who hold shares represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining which stockholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares of BR common stock. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. However, costs do not include attorneys’ or expert witness fees. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under DGCL Section 262 could be more than, the same as, or less than the value of the merger consideration they would be entitled to receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions as to fairness from a financial point of view are not opinions as to fair value under DGCL Section 262.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

DGCL Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed DGCL Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Any stockholder who has duly demanded an appraisal in compliance with DGCL Section 262 will not, after the completion of the merger, be entitled to vote the shares of BR common stock subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record of shares of BR common stock as of a record date prior to the completion of the merger.

Any stockholder may withdraw its demand for appraisal and accept the merger consideration by delivering to ConocoPhillips a written withdrawal of the stockholder’s demands for appraisal. Any attempt to withdraw made more than 60 days after the effectiveness of the merger will require the written approval of ConocoPhillips and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, and this approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If ConocoPhillips does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration. Failure to strictly follow the steps required by DGCL Section 262 for perfecting appraisal rights may result in the loss of appraisal rights, in which event dissenting BR stockholders will be entitled to receive the consideration with respect to their dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of DGCL Section 262, if you are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal advisor.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

This proxy statement/prospectus does not cover any resales of the ConocoPhillips common stock to be received by the stockholders of BR upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

All shares of ConocoPhillips common stock received by BR stockholders in the merger will be freely transferable, except that shares of ConocoPhillips common stock received by persons who are deemed to be “affiliates” of BR under the Securities Act of 1933, as amended, at the time of the BR meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of BR for such purposes generally include individuals or entities that control, are controlled by or are under common control with BR and include directors and executive officers of BR. The merger agreement requires BR to use its reasonable best efforts to cause its affiliates to execute a written agreement to the effect that they will not sell, assign, transfer or otherwise dispose of any of the shares of ConocoPhillips common stock issued to them in the merger in violation of the Securities Act or the related SEC rules.

OPINIONS OF BR’S FINANCIAL ADVISORS

Opinion of Morgan Stanley

BR retained Morgan Stanley to act as its financial advisor and to provide a financial fairness opinion to the board of directors of BR in connection with the merger. The BR board of directors selected Morgan Stanley to act as BR’s financial advisor based on Morgan Stanley’s qualifications, experience, reputation and its knowledge of the business of BR. At the meeting of the BR board of directors on December 12, 2005, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing as of December 12, 2005, that, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by the holders of shares of BR common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s opinion, dated December 12, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering its opinion is attached as Annex B to this proxy statement/prospectus. The summary of Morgan Stanley’s fairness opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. BR stockholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of directors of BR, addresses only the fairness from a financial point of view of the consideration to be received by holders of BR common stock pursuant to the merger agreement, and does not address any other aspect of the merger. Morgan Stanley’s opinion does not constitute a recommendation to any stockholders of BR as to how such stockholders should vote with respect to the proposed transaction.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of BR and ConocoPhillips;

•	reviewed certain internal financial statements and other financial and operating data, including internal oil and gas reserve and production estimates, concerning BR prepared by the management of BR;

•	reviewed certain financial projections prepared by the management of BR;

•	discussed the past and current operations and financial condition and the prospects of BR, including internal oil and gas reserve and production estimates, with senior management of BR;

•	reviewed certain internal financial statements and other financial and operating data, including internal oil and gas reserve and production estimates, concerning ConocoPhillips prepared by the management of ConocoPhillips;

•	reviewed certain financial projections prepared by the management of ConocoPhillips;

•	discussed the past and current operations and financial condition and the prospects of ConocoPhillips, including internal oil and gas reserve and production estimates, with senior management of ConocoPhillips;

•	reviewed the pro forma impact of the merger on ConocoPhillips’ earnings per share, cash flow per share, return on capital employed, and oil and gas reserves and production;

•	reviewed the reported prices and trading activity for BR common stock and ConocoPhillips common stock;

•	compared the financial performance of BR and the prices and trading activity of BR common stock with that of certain other comparable publicly traded companies and their securities;

•	compared the financial performance of ConocoPhillips and the prices and trading activity of ConocoPhillips common stock with that of certain other comparable publicly traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	reviewed certain summaries of proved reserves prepared by BR and ConocoPhillips and reviewed certain reserve audit letters prepared by BR’s independent reserve engineers;

•	discussed the strategic, financial and operational benefits anticipated from the Merger and the strategic rationale for the merger with senior management of BR and ConocoPhillips;

•	participated in discussions among representatives of BR and ConocoPhillips;

•	reviewed the draft merger agreement; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by BR and ConocoPhillips for the purposes of its opinion. With respect to the financial projections and other financial and operating data, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of BR and ConocoPhillips. Morgan Stanley relied upon, without independent verification, the assessment by the management of BR and ConocoPhillips of the strategic rationale of the merger, including information related to certain strategic, financial and operational benefits anticipated from the merger. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without material modification, waiver or delay, including among other things, that the merger will be treated as a reorganization, pursuant to the Code. Morgan Stanley assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed merger, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of BR or ConocoPhillips. With respect to the reserve estimates and reports referred to above, Morgan Stanley is not an expert in the engineering evaluation of oil and gas properties and, with the BR board’s consent, it relied, without independent verification, solely upon the internal reserve estimates of BR and ConocoPhillips. In addition, Morgan Stanley is not a legal, regulatory or tax expert and it relied, without independent verification, on the assessment of BR and ConocoPhillips and their advisors with respect to such matters. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of December 12, 2005.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its opinion dated as of December 12, 2005. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Some of these summaries include information in tabular format. To understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

In arriving at its opinion regarding the consideration to be paid to holders of BR common stock, Morgan Stanley calculated the implied consideration per share of BR common stock on the basis that the consideration for shares of BR common stock in the merger would consist of $46.50 in cash and 0.7214 of a share of ConocoPhillips common stock. As a result, Morgan Stanley calculated that the implied consideration was $92.00 per share of BR common stock as of December 9, 2005, which was the sum of $46.50 in cash plus $45.50 (which equals 0.7214 multiplied by $63.07, the closing price of ConocoPhillips common stock on December 9, 2005, the last trading day prior to press accounts speculating that BR and ConocoPhillips were engaged in merger discussions).

Historical Share Price Analysis

Morgan Stanley performed a historical share price analysis to obtain background information and perspective with respect to the relative historical share prices of BR and of ConocoPhillips’ common stock. Consequently, Morgan Stanley reviewed the historical price performance of BR and ConocoPhillips common stock from December 9, 2002, through December 9, 2005. For the period from December 9, 2002, through December 9, 2005, the closing price of BR’s common stock ranged from $20.60 to $82.75 and ConocoPhillips’ common stock ranged from $22.66 to $70.91. Morgan Stanley noted that the closing price of BR common stock on December 9, 2005, was $76.09 per share and the closing price of ConocoPhillips common stock was $63.07 per share. Morgan Stanley also noted that the implied consideration per share was $92.00 as of December 9, 2005.

Analyst Price Targets

Morgan Stanley reviewed the range of publicly available equity research analyst price targets for BR. Morgan Stanley discounted these twelve month price targets by an estimated cost of equity of 10%. This analysis resulted in a range of values of $59.00 to $100.00 per share of BR common stock. Morgan Stanley noted that the implied consideration per share was $92.00 as of December 9, 2005.

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis, which attempted to provide an implied value for BR by comparing it to similar companies. For purposes of its analysis, Morgan Stanley reviewed certain public market trading multiples for the following six public companies which, based on its experience with companies in the energy industry, Morgan Stanley considered similar to BR in size and business mix:

•	Anadarko Petroleum Corp.

•	Apache Corp.

•	Chesapeake Energy Corp.

•	Devon Energy Corp.

•	Encana Corp.

•	EOG Resources, Inc.

Selected multiples, which are commonly used by participants and investors in the energy industry, for BR and each of the comparable companies were reviewed in this analysis. The selected multiples analyzed for these companies included the following:

•	the per share price divided by 2006 and 2007 estimated cash flow per share;

•	the aggregate market value divided by 2006 and 2007 estimated EBITDA; and

•	the aggregate market value divided by 2004 year-end proved reserves plus adjustments for certain acquisition activity where available.

Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of December 9, 2005.

A summary of the range of market trading multiples of the comparable companies and those multiples calculated for BR are set forth below:

Metric	Comparable Companies Range of Multiples	Implied Transaction Multiple	BR

Price / 2006E Cash Flow	3.8x – 6.8x	6.7x	5.5x

Price / 2007E Cash Flow	4.8x – 7.3x	7.7x	6.4x

Aggregate Value / 2006E EBITDA	3.9x – 6.2x	5.5x	4.6x

Aggregate Value / 2007E EBITDA	4.3x – 6.8x	6.6x	5.5x

Aggregate Value / Proved Reserves ($/mcfe)	$1.83 – $3.98	$2.96	$2.46

Morgan Stanley, based on its experience with mergers and acquisitions and companies in the energy industry and taking into account the ranges expressed above, selected for its comparable company analysis of BR, a representative multiple range of per share price divided by 2006 estimated cash flow per share of 5.0x to 6.5x, a range of per share price divided by 2007 estimated cash flow per share of 5.5x to 7.0x, a range of aggregate value divided by 2006 estimated EBITDA of 4.5x to 6.0x, a range of aggregate value divided by 2007 estimated EBITDA of 5.0x to 6.5x and a range of aggregate value divided by total proved reserves of $2.50 to $3.25 per thousand cubic feet of gas equivalent, or mcfe.

Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for BR common stock of $69 to $90 per share based on price divided by 2006 estimated cash flow multiple range, $66 to $84 based on price divided by 2007 estimated cash flow multiple range, $75 to $100 based on aggregate value divided by 2006 estimated EBITDA multiple range, $69 to $90 based on aggregate value divided by 2007 estimated EBITDA multiple range and $77 to $101 based on aggregate value divided by total proved reserves multiple range. Morgan Stanley noted that the implied consideration per share was $92.00 as of December 9, 2005.

Morgan Stanley also reviewed and analyzed certain public market trading multiples for public companies similar to ConocoPhillips from a size and business mix perspective. For purposes of this analysis, Morgan Stanley identified the following seven publicly traded companies which, based on its experience with companies in the energy industry, Morgan Stanley considered similar to ConocoPhillips in size and business mix:

•	BP PLC

•	Chevron Corp.

•	ExxonMobil Corp.

•	Marathon Oil Corp.

•	Occidental Petroleum Corp.

•	Royal Dutch / Shell Group

•	Total S.A.

The selected multiples analyzed for these companies included the following:

•	the per share price divided by 2006 and 2007 estimated earnings per share;

•	the per share price divided by 2006 and 2007 estimated cash flow per share; and

•	the aggregate market value divided by 2006 and 2007 estimated EBITDA.

Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of December 9, 2005.

A summary of the range of market trading multiples of the comparable companies and those multiples calculated for ConocoPhillips are set forth below:

Metric	Comparable Companies Range of Multiples	Average	ConocoPhillips
Price / 2006E Earnings	7.0x – 10.8x	9.1x	6.9x

Price / 2007E Earnings	7.8x – 11.6x	9.6x	7.1x

Price / 2006E Cash Flow	5.1x – 8.4x	6.4x	4.8x

Price / 2007E Cash Flow	4.8x – 8.9x	6.8x	4.8x

Aggregate Value / 2006E EBITDA	4.0x – 6.3x	4.8x	3.6x

Aggregate Value / 2007E EBITDA	4.0x – 7.6x	5.1x	3.6x

Morgan Stanley also reviewed and analyzed certain public market trading multiples for public companies that have refining and marketing operations that are similar to the refining and marketing operations of ConocoPhillips. For purposes of this analysis, Morgan Stanley identified the following four publicly traded companies which, based on its experience with companies in the energy industry, Morgan Stanley considered similar to ConocoPhillips based on their refining & marketing operations:

•	Marathon Oil Corp.

•	Tesoro Corp.

•	Valero Energy Corp.

•	Sunoco, Inc.

The selected multiples analyzed for these companies included the following:

•	the per share price divided by 2006 and 2007 estimated earnings per share;

•	the per share price divided by 2006 and 2007 estimated cash flow per share; and

•	the aggregate market value divided by 2006 and 2007 estimated EBITDA.

Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of December 9, 2005.

A summary of the range of market trading multiples of the refining and marketing comparable companies and those multiples calculated for ConocoPhillips are set forth below:

Metric	Comparable Companies Range of Multiples	Average	ConocoPhillips
Price / 2006E Earnings	7.0x – 10.3x	7.9x	6.9x

Price / 2007E Earnings	7.8x – 12.1x	9.1x	7.1x

Price / 2006E Cash Flow	5.1x – 6.6x	5.7x	4.8x

Price / 2007E Cash Flow	4.8x – 7.0x	5.7x	4.8x

Aggregate Value / 2006E EBITDA	3.8x – 5.4x	4.4x	3.6x

Aggregate Value / 2007E EBITDA	3.7x – 6.0x	4.7x	3.6x

Although the foregoing companies were compared to BR and ConocoPhillips for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is identical to BR or ConocoPhillips because of differences between the business mix, regulatory environment, operations and other characteristics of BR,

ConocoPhillips and the comparable companies. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of BR and ConocoPhillips, such as the impact of competition on the business of BR and ConocoPhillips and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of BR and ConocoPhillips or the industry or in the markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Selected Precedent Corporate Transaction Analysis

Morgan Stanley reviewed and compared the proposed financial terms and the premium implied in the ConocoPhillips/BR merger to corresponding publicly available financial terms and premia of selected transactions. In selecting these transactions, Morgan Stanley reviewed certain corporate transactions from January 1, 2003 to December 12, 2005 in the energy industry. In its analysis, Morgan Stanley reviewed the following precedent transactions as of the announcement date:

•	10/13/2005 - Occidental Petroleum Corp. / Vintage Petroleum Inc.

•	10/3/2005 - Chesapeake Energy Corp / Columbia Natural Resources

•	9/12/2005 - Mariner Energy Inc. / Forest Oil Corp.

•	7/19/2005 - El Paso Corp. / Medicine Bow Energy Corp.

•	4/4/2005 - ChevronTexaco Corp. / Unocal Corp.

•	1/26/2005 - Cimarex Energy Co. / Magnum Hunter Resources Inc.

•	12/16/2004 - Noble Energy, Inc / Patina Oil & Gas Corp

•	6/9/2004 - Petro-Canada / Prima Energy Corp.

•	5/24/2004 - Forest Oil Corp. / The Wiser Oil Co.

•	5/4/2004 - Pioneer Natural Resources Co. / Evergreen Resources, Inc.

•	4/15/2004 - EnCana Corp. / Tom Brown, Inc.

•	4/7/2004 - Kerr-McGee Corp. / Westport Resources Corp.

•	2/12/2004 - Plains Exploration and Production Co. / Nuevo Energy Co.

•	2/24/2003 - Devon Energy Corp. / Ocean Energy, Inc.

Morgan Stanley derived from these selected transactions a reference multiple range of aggregate value divided by one year forward EBITDA. The aggregate value divided by one year forward EBITDA multiple range for the selected transactions ranged from 3.6x to 9.3x. Morgan Stanley selected an aggregate value divided by one year forward EBITDA multiple range of 4.5x to 5.5x based on the precedent transactions as listed above and applied that range to BR’s 2006 estimated EBITDA which resulted in a valuation range of $75.00 to $92.00. Morgan Stanley noted that the transaction multiple of aggregate value divided by one year forward EBITDA based on $92.00 of implied consideration per share was 5.5x as of December 9, 2005.

Morgan Stanley also derived from these selected transactions a reference range of aggregate value per proved mcfe of reserves. Multiples ranged from $0.76 per proved mcfe to $3.76 per proved mcfe for the selected transactions. Morgan Stanley selected an aggregate value per proved reserve multiple range of $2.50 to $3.25 per proved mcfe based on the precedent transactions as listed above and applied that range to BR’s 2004 year-end proved reserves adjusted for certain acquisition activity, which resulted in a valuation range of $77.00 to $101.00. Morgan Stanley noted that the transaction multiple on an aggregate value per proved reserve as of BR’s 2004 year-end based on $92.00 of implied consideration per share was $2.96 per proved mcfe.

Morgan Stanley also derived from these selected transactions a reference range of premia paid relative to the trading share prices four weeks prior to and trading share prices one day prior to the deal. The premium paid relative to the share price four weeks prior to deal announcement ranged from approximately 3% to 34%, while the premium paid relative to the share price one day prior to deal announcement ranged from approximately (4)% to 34%. Morgan Stanley then selected a premia range of 10% to 25% based on the precedent transactions as listed above and applied that range to the BR common stock price of $76.09 as of December 9, 2005, which resulted in a valuation range of approximately $84.00 to $95.00 per share of BR common stock. Morgan Stanley noted that the implied consideration per share was $92.00 as of December 9, 2005.

No transaction utilized in the selected precedent transactions analysis is identical to the merger. In evaluating the transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of BR or ConocoPhillips, such as the impact of competition on BR or ConocoPhillips and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of BR or ConocoPhillips or in the financial markets in general. Mathematical analysis, such as determining the mean or median, or the high or the low, is not in itself a meaningful method of using comparable transaction data.

Sum-of-the-Parts Analysis

Morgan Stanley analyzed BR as the sum of its constituent assets, or as the “sum-of-the-parts,” to determine an implied valuation range for BR common stock. Morgan Stanley, based upon aggregate transaction values divided by proved reserves in precedent transactions and on its experience with mergers and acquisitions and companies in the energy industry, estimated reference ranges for the valuation metrics of these assets. Morgan Stanley calculated an implied pre-tax sum-of-the-parts valuation range for BR common stock of $83.00 to $104.00 per share. Morgan Stanley noted that the implied consideration per share was $92.00 as of December 9, 2005.

Discounted Cash Flow Analysis

Morgan Stanley also analyzed the value of BR using a discounted cash flow analysis. This discounted after-tax unlevered free cash flow analysis, calculated as of January 1, 2006, was based on four years of BR management projections and a terminal value range calculated based on a forward Aggregate Value/EBITDA multiple range of 5.0 to 6.0x. Additionally, Morgan Stanley performed sensitivity analyses on oil and gas prices based on production and cost projections provided by management. The range of discount rates utilized in this analysis was 8% to 10%, which was chosen based upon an analysis of the weighted average cost of capital of BR and other comparable companies. Based upon and subject to the foregoing, Morgan Stanley calculated a discounted cash flow value of $50.00 to $94.00 per share. Morgan Stanley noted that the implied consideration per share was $92.00 as of December 9, 2005.

Morgan Stanley also analyzed the net asset value of BR using a discounted cash flow analysis based on BR’s 2004 Form 10-K reserve report provided by BR management. Additionally, Morgan Stanley performed sensitivity analyses on oil and gas prices based on the reserve report and applied a range of discount rates from 8% to 10%, which was chosen based upon an analysis of the weighted average cost of capital of BR and other comparable companies. Based upon and subject to the foregoing, Morgan Stanley calculated a net asset value ranging from $40.00 to $63.00 per share. Morgan Stanley noted that the implied consideration per share was $92.00 as of December 9, 2005.

Morgan Stanley also analyzed the value of ConocoPhillips using a discounted cash flow analysis. This discounted after-tax unlevered free cash flow analysis, calculated as of January 1, 2006, was based on five years of ConocoPhillips management projections and a terminal value range calculated based on a forward Aggregate Value/EBITDA multiple range of 5.0x to 6.0x. Additionally, Morgan Stanley performed sensitivity cases on oil and gas prices based on production and cost projections provided by ConocoPhillips management. The range of discount rates utilized in this analysis was 8% to 10%, which was chosen based upon an analysis of the weighted average cost of capital of ConocoPhillips and other comparable companies. Based upon and subject to the foregoing, Morgan Stanley calculated a discounted cash flow value of $60.00 to $111.00 per share. Morgan Stanley noted that the per share price for ConocoPhillips common stock was $63.07 per share as of December 9, 2005.

Contribution Analysis

Morgan Stanley compared the contribution, based on research analyst estimates and I/B/E/S estimates, of each of BR and ConocoPhillips to pro forma combined company statistics. The implied contribution by BR, based on a variety of operating and market statistics, ranged from 14.8% to 25.4%. Morgan Stanley noted that an implied consideration price of $92.00 per share of BR common stock implied a 1.46x exchange ratio based on the closing price of ConocoPhillips’ common stock on December 9, 2005 of $63.07 per share, and assuming 100% stock consideration, the pro forma ownership of the combined company by BR common stockholders was approximately 28.2%.

Pro Forma Analysis

Morgan Stanley analyzed the pro forma impact of the acquisition on ConocoPhillips’ pro forma earnings per share and pro forma cash flow per share. Such analysis was based on 2006 and 2007 earnings and cash flow projections based on I/B/E/S estimates, BR management estimates for BR and ConocoPhillips management estimates adjusted for BR management commodity pricing assumptions for ConocoPhillips, and management estimates adjusted for forward strip pricing. The analysis was based on transaction consideration consisting of $46.50 in cash and 0.7214 of a share of ConocoPhillips common stock for each share of BR common stock and assumed annual pre-tax synergies of $350 million. Based upon and subject to the foregoing, Morgan Stanley observed that the earnings per share impact of the merger for ConocoPhillips stockholders ranged from 0.1% accretion to 5.2% dilution in 2006 and 2.5% dilution to 11.9% dilution in 2007. Morgan Stanley also observed that the cash flow per share impact of the acquisition for ConocoPhillips stockholders ranged from 5.9% accretion to 8.3% accretion in 2006 and 2.8% accretion to 5.9% accretion in 2007. The analysis did not take into account any one-time charges.

Furthermore, Morgan Stanley analyzed the pro forma impact of the merger on ConocoPhillips’ return on capital employed in 2006. Such analysis was based on 2006 earnings projections based on I/B/E/S estimates. The analysis assumed a purchase price of $92.00 per share of BR common stock, which represented an exchange ratio of 1.46x based on the per share closing price of ConocoPhillips’ common stock on December 9, 2005, and assuming 100% equity consideration. Based on these assumptions, Morgan Stanley calculated the stand-alone return on capital employed of 21.1% and pro forma return on capital employed of 15.6%.

Morgan Stanley performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Morgan Stanley’s analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of BR or ConocoPhillips or their common stock. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of BR or any of its assets.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Morgan Stanley, BR or ConocoPhillips. Any estimates contained in the analysis of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analyses of Morgan Stanley of the fairness of the consideration to be received by holders of shares of BR common stock pursuant to the merger agreement from a financial point of view, and were prepared in connection with the delivery by Morgan Stanley of its opinion on December 12, 2005 to BR’s board of directors.

The merger consideration was determined through arm’s-length negotiations between BR and ConocoPhillips and was approved by BR’s board of directors. Morgan Stanley provided advice to BR during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to BR or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion and its presentation to BR’s board of directors was one of many factors taken into consideration by BR’s board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of BR’s board of directors with respect to the merger consideration or of whether BR’s board of directors would have been willing to agree to a different merger consideration. Moreover, these analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of BR might actually trade. The foregoing summary does not purport to be a complete description of the analyses performed by Morgan Stanley.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of BR, ConocoPhillips and their affiliates or any currencies or commodities (or derivative thereof) for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities, indebtedness, currencies or commodities (or derivative thereof) for any such account. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for both BR and ConocoPhillips and have received fees from ConocoPhillips and BR for the rendering of these services. Morgan Stanley is a participant in BR’s $1.5 billion revolving credit facility that expires in August 2010. Morgan Stanley is also a participant in ConocoPhillips’ $5.0 billion in revolving credit facilities that expire in October 2010. In addition, James Runde, a director of BR, is also a Special Advisor of Morgan Stanley. Morgan Stanley may also seek to provide such services to ConocoPhillips in the future and may receive fees in connection with such services.

Pursuant to an engagement letter dated December 6, 2005, BR has agreed to pay Morgan Stanley a customary transaction fee, a significant portion of which is contingent upon the consummation of the merger. BR has also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services. In addition, BR has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Opinion of JPMorgan

BR retained JPMorgan to render an opinion to the BR board of directors as to the fairness, from a financial point of view, to the holders of BR common stock of the consideration to be received by such holders in the proposed merger. JPMorgan was selected by the BR board of directors based on JPMorgan’s qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions, in general, and oil and gas transactions in particular. JPMorgan rendered its oral opinion at the meeting of BR’s board of directors on December 12, 2005 (which opinion was confirmed by delivery of a written opinion dated December 12, 2005) that, as of that date, and based upon the economic, market and other conditions as in effect on, and the information made available to JPMorgan as of that date and the other assumptions, qualifications and limitations described in its written opinion, the consideration to be received by the holders of BR common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of JPMorgan’s written opinion dated December 12, 2005, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by JPMorgan, is attached as Annex C and is incorporated by reference in this proxy statement/prospectus. JPMorgan’s opinion is addressed only to the board of directors of BR and is limited to the fairness, from a financial point of view as of the date thereof, of the consideration to be received by the holders of BR common stock in the proposed merger. JPMorgan expressed no opinion as to the fairness of the proposed merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of BR or as to the underlying decision by BR to engage in the proposed merger. In addition, JPMorgan was not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the proposed merger, or to provide services other than the delivery of the opinion, and did not participate in negotiations with respect to the terms of the proposed merger and related transactions. The amount of the merger consideration was determined through arm’s-length negotiations between BR and ConocoPhillips. The opinion does not address the relative merits of the proposed merger as compared to other business strategies or transactions that might be available with respect to BR or the underlying business decision of BR to engage in the merger. JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of BR or any other alternative transaction. Consequently, JPMorgan expressed no opinion as to whether any alternative transaction might produce consideration for BR’s stockholders in an amount in excess of that contemplated in the merger.

JPMorgan’s opinion does not constitute a recommendation to any BR stockholder as to how to vote or act with respect to any matters relating to the proposed merger or any other matter. BR did not provide specific instructions to, or place any limitations on, JPMorgan with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion. BR stockholders are urged to read the written opinion carefully in its entirety. The summary of JPMorgan’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of JPMorgan’s written opinion.

In furnishing its opinion, JPMorgan did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.

In connection with its review of the proposed merger, and in arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft dated December 12, 2005 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning BR and ConocoPhillips and the industries in which they operate;

•	compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of BR and ConocoPhillips with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of BR common stock and ConocoPhillips common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of BR and ConocoPhillips relating to their respective businesses;

•	reviewed estimates prepared by the managements of BR and ConocoPhillips of the amount and timing of the cost savings and related expenses and synergies expected to result from the proposed merger (the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

In addition, JPMorgan held discussions with certain members of the management of BR and ConocoPhillips with respect to certain aspects of the proposed merger, and the past and current business operations of BR and ConocoPhillips, the financial condition and future prospects and operations of BR and ConocoPhillips, the effects of the proposed merger on the financial condition and future prospects of BR and ConocoPhillips, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to it or discussed with it by BR or ConocoPhillips or otherwise reviewed by it or for it. JPMorgan did not conduct, and was not provided, with any valuation or appraisal of any assets or liabilities, and JPMorgan did not evaluate the solvency of BR or ConocoPhillips under any state or federal laws relating to bankruptcy, insolvency or similar matters.

In relying on financial analyses and forecasts provided to JPMorgan, including the Synergies, JPMorgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of BR and ConocoPhillips to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts, including the Synergies, or the assumptions on which they were based. JPMorgan also assumed that the proposed merger would qualify as a reorganization for U.S. federal income tax purposes, that the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement and that the definitive merger agreement would not differ in any material respects from the draft furnished to it. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger would be obtained without any adverse effect on BR or ConocoPhillips or on the contemplated benefits of the proposed merger.

JPMorgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that subsequent developments may affect JPMorgan’s opinion and that JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. JPMorgan expressed no opinion as to the price at which BR common stock or ConocoPhillips common stock would trade at any future time.

Summary of Financial Analyses of JPMorgan

In connection with rendering its opinion to the BR board of directors, JPMorgan performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Fairness opinions are therefore not necessarily susceptible to partial analysis or summary description.

Accordingly, JPMorgan believes that the analyses it performed and the summary set forth below must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the analyses performed by JPMorgan in connection with its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration to the holders of BR common stock from a financial point of view.

In performing its analysis, JPMorgan considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of BR and ConocoPhillips. The analyses performed by JPMorgan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of JPMorgan’s analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of BR common stock in the proposed merger. Additionally, the analyses performed by JPMorgan relating to the values of the businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired or sold.

JPMorgan’s opinion and financial analyses were only one of many factors considered by the BR board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the BR board of directors or management with respect to the proposed merger or the merger consideration.

The following is a summary of the material financial analyses performed by JPMorgan in connection with providing its opinion. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Historical Share Price Analysis. JPMorgan reviewed the closing prices of BR’s common stock for the 52-week period ending December 9, 2005. JPMorgan observed that the range of closing prices for BR common stock was $40 to $83 per share over such period, while the value of the merger consideration, based on the closing price for ConocoPhillips common stock as of December 9, 2005, the last trading day prior to the date of JPMorgan’s opinion, was $92 per share.

JPMorgan also reviewed the closing prices of ConocoPhillips’ common stock for the 52-week period ending December 9, 2005. JPMorgan observed that the range of closing prices for ConocoPhillips common stock was $41 to $71 per share over such period, while the closing price for ConocoPhillips on the last trading day prior to the date of JPMorgan’s opinion, December 9, 2005, was $63.07 per share.

Equity Analyst Price Targets. JPMorgan reviewed publicly available price targets published by various firms that conduct independent research on BR to compare the value of the merger consideration as of December 9, 2005, the last trading day prior to the date of JPMorgan’s opinion, to equity research analyst valuations of BR common stock. Analyst price targets ranged from $66 to $89, with a median price of $84, per share, while the value of the merger consideration, based on the closing price for ConocoPhillips common stock as of December 9, 2005, the last trading day prior to the date of JPMorgan’s opinion, was $92 per share.

JPMorgan also reviewed publicly available price targets published by various firms that publish independent research on ConocoPhillips to compare the current trading price as of December 9, 2005, the last trading day prior to the date of JPMorgan’s opinion, to equity research analyst valuations of ConocoPhillips. Analyst price targets ranged from $73 to $80, with a median price of $76, per share, while the closing price for ConocoPhillips common stock on the last trading day prior to the date of JPMorgan’s opinion, December 9, 2005, was $63.07 per share.

Precedent Transaction Analysis. Using publicly available information, JPMorgan examined selected precedent corporate transactions. JPMorgan calculated the equity purchase price in the selected transactions as a multiple of one-year forward cash flow and calculated multiples for transaction value (equity purchase price adjusted for debt and cash) to one-year forward EBITDAX (defined as earnings before interest, taxes, depreciation, amortization and exploration expense) for the target in each selected transaction. Among other factors, JPMorgan noted that the merger and acquisition transaction environment varies over time because of macroeconomic conditions such as fluctuations in interest rates, oil and natural gas prices, equity markets and other macroeconomic conditions such as industry results and growth expectations.

The precedent transactions examined with respect to BR’s valuation were as follows: Occidental Petroleum Corporation/Vintage Petroleum, Inc., Chesapeake Energy Corporation/Triana Inc., Chevron Corporation/Unocal Corporation, Cimarex Energy Co./Magnum Hunter Resources, Inc., Noble Energy, Inc./Patina Oil & Gas Corporation, Petro-Canada/Prima Energy Corporation, Pioneer Natural Resources Company/Evergreen Resources, Inc., EnCana Corporation/Tom Brown, Inc. and Kerr-McGee Corporation/Westport Resources Corporation.

JPMorgan reviewed the multiples obtained from these transactions and applied its judgment to estimate valuation multiple reference ranges for BR. JPMorgan noted that none of the selected precedent transactions is either identical or directly comparable to the proposed transaction and that any analysis of selected precedent transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition values of the companies concerned.

The table below includes reference multiple ranges selected by JPMorgan based on a review of the precedent transaction multiples.

	Multiple range		Implied value per BR share
	Low	High	Low	High
Equity value/2006E cash flow	6.00 x	7.00 x	$83	$96
Firm value/2006E EBITDAX	5.00 x	5.50 x	81	89

Based on the precedent corporate transaction analysis, the implied share value of BR common stock varied from a low of $81 to a high of $96. JPMorgan noted that, based on the closing price of ConocoPhillips common stock on December 9, 2005 of $63.07, the proposed merger consideration of $92 per share falls within this range of calculated values.

Public Market Comparables Analysis. JPMorgan compared financial, operating and stock market data of BR to corresponding data of the following publicly traded companies which JPMorgan considered to be comparable industry peers: Anadarko Petroleum Corporation, Apache Corporation, Devon Energy Corporation, EnCana Corporation, EOG Resources, Inc. and XTO Energy Inc. JPMorgan also compared financial, operating and stock market data of ConocoPhillips to corresponding data of the following publicly traded companies which JPMorgan considered to be comparable industry peers: BP PLC, Chevron Corporation, Eni S.p.A., ExxonMobil Corporation, Royal Dutch Shell PLC and Total S.A. JPMorgan noted that none of the selected companies is either identical or directly comparable to BR or ConocoPhillips and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies.

JPMorgan reviewed multiples of equity value (based on the closing price per share on December 9, 2005) to estimated 2006 cash flow, firm value (equity value adjusted for debt and cash as of October 31, 2005 for BR and September 30, 2005 for other companies) to estimated 2006 EBITDAX and firm value to proved reserves obtained for the group of companies that it compared with BR and applied its judgment to estimate valuation multiple reference ranges for BR. JPMorgan also reviewed multiples of estimated earnings, cash flow and EBITDAX obtained for the group of companies that it compared with ConocoPhillips and applied its judgment to estimate valuation multiple reference ranges for ConocoPhillips. Earnings, cash flow and EBITDAX estimates used by JPMorgan for the respective peer groups reflected First Call consensus estimates. Proved reserves were based on reserves as of December 31, 2004, pro forma for acquisitions and divestitures where applicable. All multiple ranges were applied to BR’s and ConocoPhillips’ management projections using First Call commodity pricing estimates.

BR

	Multiple range		Implied value per BR share
	Low	High	Low	High
Equity value/2006E cash flow	5.00 x	6.00 x	$69	$83
Firm value/2006E EBITDAX	4.50 x	5.50 x	72	89
Firm value/2004 reserves (mcfe)	$2.50	$3.00	76	91

ConocoPhillips

	Multiple range		Implied value per ConocoPhillips share
	Low	High	Low	High
Equity value/2006E earnings	7.25 x	8.25 x	$65	$74
Equity value/2007E earnings	7.50 x	9.50 x	68	86
Equity value/2006E cash flow	5.00 x	5.75 x	64	74
Equity value/2007E cash flow	5.25 x	6.25 x	65	78
Firm value/2006E EBITDAX	3.25 x	3.75 x	58	68
Firm value/2007E EBITDAX	3.50 x	4.00 x	61	71

By applying the above multiples to the indicated financial and operational metrics, JPMorgan calculated implied equity values per share for each of BR and ConocoPhillips. Based on the public market comparables analysis for BR, the implied equity value per share ranged from a low of $69 to a high of $91. JPMorgan noted that, based on the closing price of ConocoPhillips common stock on December 9, 2005 of $63.07, the proposed merger consideration of $92 per share is slightly more than this range of calculated values. Based on the public market comparables analysis for ConocoPhillips, the implied equity value per share ranged from a low of $58 to a high of $86. JPMorgan noted that the closing price of ConocoPhillips common stock on December 9, 2005 of $63.07 falls within this range of calculated values.

Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining an estimated range of implied equity value per share of BR common stock. JPMorgan reviewed two scenarios, one of which was based upon BR management’s business plan for the fiscal years 2006 through 2010, additional assumptions from BR management for the fiscal year 2010 and in perpetuity and projected commodity prices based on publicly available commodity trading prices, hereinafter referred to as the “strip pricing case.” The other scenario was a sensitivity case that was based upon the identical BR management business plan for the fiscal years 2006 through 2010, identical additional assumptions from BR management for the fiscal year 2010 and in perpetuity and with respect to future commodity prices, consensus estimates of Wall Street equity analysts provided by First Call. For both scenarios, the discounted cash flow analysis assumes a valuation date of December 31, 2005.

For both scenarios, JPMorgan calculated the after-tax unlevered free cash flows that BR is expected to generate during fiscal years 2006 through 2010, based on BR management’s business plan. JPMorgan calculated an implied range of terminal values for BR using a range of perpetuity growth rates from 0.0% to 2.0% and a range of discount rates from 7.0% to 9.0%. The unlevered free cash flows and the range of terminal values were then discounted to present value using a range of discount rates from 7.0% to 9.0%. JPMorgan selected a 1%

terminal growth rate to derive an approximate implied per share equity value reference range for BR of $68 to $91 in the strip pricing case and an implied per share equity value reference range for BR of $56 to $79 in the other scenario. JPMorgan noted that, based on the closing price of ConocoPhillips common stock on December 9, 2005 of $63.07, the proposed merger consideration of $92 per share is more than this range of calculated values.

Sum-of-the-Parts Analysis. JPMorgan performed a financial analysis on each of ConocoPhillips’ constituent businesses to analyze the entire company on a segment-by-segment basis by using certain financial forecasts provided by ConocoPhillips management and Wall Street equity research. Based upon the implied valuations for each of these businesses, JPMorgan calculated the implied equity value of ConocoPhillips. The estimated value of such calculations included the subtraction of corporate expenses and net debt and the addition of ConocoPhillips’ equity interests in Chevron Phillips Chemical Company LLC, ConocoPhillips’ joint venture with Chevron Corporation, Duke Energy Field Services LLC, ConocoPhillips’ joint venture with Duke Energy and midstream assets and LUKOIL. Such implied equity values were subsequently utilized to calculate the implied price per share values of ConocoPhillips stock. The implied values resulting from this analysis ranged from $78 to $88 per share of ConocoPhillips stock. The high and low price per share values of ConocoPhillips resulting from this analysis were compared to ConocoPhillips’ stock price of $63.07 as of December 9, 2005, the last trading day prior to the date of JPMorgan’s opinion.

Pro Forma Analysis. In addition to the financial analyses performed by JPMorgan in connection with providing its opinion, at the request of BR’s board of directors, JPMorgan analyzed certain potential pro forma effects of the merger on ConocoPhillips using projections provided by BR management and projections provided by ConocoPhillips’ management. Based on the projections of BR management for fiscal years 2006 and 2007, this analysis indicated that the merger would be dilutive to ConocoPhillips’ projected earnings per share in 2006 and 2007, accretive to ConocoPhillips’ cash flow per share in 2006 and accretive in 2007. JPMorgan also compared the contribution of each of BR and ConocoPhillips to pro forma statistics for the combined entity and observed that the pro forma ownership of the combined company by holders of BR common stock was approximately 16.1%.

Miscellaneous

JPMorgan has received a fee from BR for the delivery of its fairness opinion. JPMorgan will also receive an additional fee if the proposed merger is consummated. In addition, BR has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan for certain liabilities.

JPMorgan and its affiliates have provided in the past, and may in the future provide, investment banking, commercial banking and other financial services to BR and ConocoPhillips, including acting as lead arranger of BR’s credit facility in July 2004 and the amendment of such facility in August 2005 and of ConocoPhillips’ revolving credit facility in October 2003, and acting as financial advisor to ConocoPhillips in respect of certain retail assets in June 2004. In addition, JPMorgan’s commercial bank affiliate is agent bank and a lender under BR’s and ConocoPhillips’ respective credit facilities referred to above. JPMorgan’s commercial bank affiliate is also a commercial paper dealer for ConocoPhillips. In addition, in the ordinary course of JPMorgan’s businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of BR and ConocoPhillips for its own account or for the accounts of its customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

INTERESTS OF BR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the BR board of directors with respect to the merger, BR stockholders should be aware that executive officers and directors of BR have certain interests in the merger that may be different from, or in addition to, the interests of BR stockholders generally. The BR board of directors was aware of the interests and considered them, among other matters, when approving and adopting the merger agreement and recommending that BR stockholders vote to approve and adopt the merger agreement. These interests are summarized below.

Stock Options and Restricted Stock

All options to purchase BR common stock granted under BR’s equity compensation plans that are outstanding immediately prior to the completion of the merger will vest and become fully exercisable upon the completion of the merger and will be converted into options to purchase ConocoPhillips common stock. See “The Merger Agreement—Treatment of BR Options and Other Incentive Awards” beginning on page 65. In addition, the restrictions on all shares of restricted BR common stock granted under BR’s equity compensation plans that are outstanding immediately prior to the completion of the merger will lapse upon completion of the merger, and the shares will be converted into rights to receive the per share merger consideration. Notwithstanding the above, options to purchase BR common stock and shares of restricted BR common stock granted after the signing of the merger agreement will not be subject to the accelerated vesting described above upon completion of the merger but will instead retain their original BR vesting schedule, except that these awards will vest in full upon a termination of employment without cause or resignation for good reason following completion of the merger. See “The Merger Agreement—Treatment of BR Options and Other Incentive Awards” beginning on page 65.

The following chart sets forth, as of February 22, 2006, the number of shares subject to unvested options and the number of shares of restricted BR common stock held by BR’s named executive officers and other executive officers as a group.

Name and Principal Position	Stock Options	Restricted Stock
Bobby S. Shackouls Chairman of the Board, President and Chief Executive Officer	135,000	105,000
Randy L. Limbacher Executive Vice President and Chief Operating Officer	47,500	38,500
Steven J. Shapiro Executive Vice President, Finance and Corporate Development	47,500	48,500
John A. Williams Senior Vice President, Exploration	32,500	29,000
L. David Hanower Senior Vice President, Law and Administration	32,500	29,000

Other executive officers as a group (2 individuals)	56,500	25,625

BR’s non-management directors do not hold any unvested BR stock options or restricted BR common stock.

Incentive Compensation Plan

Under BR’s Incentive Compensation Plan, which is BR’s cash-based annual bonus plan, all participants in the plan, including BR’s executive officers, are entitled to receive a cash bonus within thirty days following the completion of the merger. The amount of the bonus payable to each participant is the bonus amount attributable to the calendar year in which the completion of the merger occurs, payable at the greater of the “excellent” level of performance or the highest annual bonus paid to such participant in respect of any of the three fiscal years preceding the completion of the merger. Assuming that the completion of the merger occurs in 2006 and the bonus percentage of BR’s executive officers remains the same in 2006 as it was in 2005, the following chart sets forth the bonus amounts that will be payable to BR’s named executive officers and other executive officers as a group upon completion of the merger.

Name and Principal Position	Bonus Amount
Bobby S. Shackouls Chairman of the Board, President and Chief Executive Officer	$1,601,563
Randy L. Limbacher Executive Vice President and Chief Operating Officer	$859,375
Steven J. Shapiro Executive Vice President, Finance and Corporate Development	$859,375
John A. Williams Senior Vice President, Exploration	$500,025
L. David Hanower Senior Vice President, Law and Administration	$562,500
Other executive officers as a group (2 individuals)	$656,666

Performance Share Units

In 2005, BR granted performance share units to participants in its 2005 Performance Share Unit Plan, including its executive officers. These units vest in 25% increments based on the satisfaction of performance goals during each year of the four-year performance period and, upon vesting, are paid in cash. Upon the completion of the merger, each participant in the plan will be entitled to receive a cash payment for his or her unvested performance units determined by multiplying the total number of performance units originally granted to the participant by a fraction representing the elapsed portion of the performance period, less the number of performance units that had previously vested, and the remaining unvested performance units will be forfeited. BR has entered into an employment agreement with Mr. Shackouls, which provides that he will receive a full year’s increment of performance units if his employment is terminated under certain conditions, which will occur once the merger occurs. See “—Agreements with Bobby S. Shackouls” beginning on page 61. Assuming the completion of the merger on June 30, 2006, and assuming further that 25% of each participant’s performance units vest by reason of BR’s performance in 2005, the following chart sets forth the number of performance share units held by BR’s named executive officers, and by BR’s other executive officers as a group, that will vest upon completion of the merger.

Name and Principal Position	Number of Performance Share Units Subject to Vesting
Bobby S. Shackouls Chairman of the Board, President and Chief Executive Officer	50,000
Randy L. Limbacher Executive Vice President and Chief Operating Officer	8,750
Steven J. Shapiro Executive Vice President, Finance and Corporate Development	8,750
John A. Williams Senior Vice President, Exploration	6,875
L. David Hanower Senior Vice President, Law and Administration	6,875
Other executive officers as a group (2 individuals)	10,000

Each vested performance share unit that vests upon completion of the merger will entitle the holder to receive cash upon completion of the merger equal to the highest reported price paid for a BR share during the sixty days prior to the completion of the merger.

Executive Change in Control Severance Plan

BR maintains the Executive Change in Control Severance Plan for the benefit of its executive and other officers.

The plan provides that a participant will receive severance benefits under the plan if, within two years following the completion of the merger, his or her employment is terminated by BR or a successor without cause or by the participant with good reason. Upon a qualifying termination, a participant is generally entitled, in addition to earned but unpaid compensation, to the following:

•	a cash payment equal to three times the sum of base salary and annual bonus (at the “excellent” level for the year of termination or the highest bonus paid in respect of any of the three fiscal years preceding the year of termination, whichever is higher);

•	a pro-rata bonus (reduced, however, by the amount of any bonus paid to the participant under the Incentive Compensation Plan in respect of the year of termination);

•	continuation of medical, dental, vision, life, long-term disability and survivor benefits for three years;

•	a cash payment equal in value to three years of additional pension service credit;

•	a transfer of ownership of any BR vehicles or club memberships; and

•	outplacement assistance.

The plan also provides full indemnification for “golden parachute” excise taxes and payment of legal fees incurred reasonably and in good faith in the event of a dispute under the plan.

The following chart sets forth the cash severance pay to which BR’s named executive officers and other officers as a group would be entitled under the plan assuming that their employment were to terminate in 2006 upon completion of the merger, assuming that each executive officer’s annual bonus in respect of BR’s 2005 fiscal year is the highest bonus paid in respect of the three fiscal years preceding termination and using such number or the “excellent” level for 2006, whichever is higher, as the annual bonus.

Name and Principal Position	Cash Severance Pay
Bobby S. Shackouls Chairman of the Board, President and Chief Executive Officer	$7,879,689
Randy L. Limbacher Executive Vice President and Chief Operating Officer	$4,228,125
Steven J. Shapiro Executive Vice President, Finance and Corporate Development	$4,228,125
John A. Williams Senior Vice President, Exploration	$2,700,135
L. David Hanower Senior Vice President, Law and Administration	$3,037,500
Other executive officers as a group (2 individuals)	$4,009,998

Agreements with Bobby S. Shackouls

BR is a party to an employment agreement, dated July 7, 1999, with Bobby S. Shackouls, its Chairman of the Board, President and Chief Executive Officer. Pursuant to this employment agreement, upon a termination of Mr. Shackouls’ employment by BR without cause or by Mr. Shackouls with good reason, Mr. Shackouls is entitled, in addition to earned but unpaid compensation, to a cash severance payment equal to three times his base salary and target bonus. In addition, upon such a termination, Mr. Shackouls would be entitled to (1) three years of continued health insurance, life insurance and long-term disability coverage, (2) full vesting of options and restricted stock then held by him (with three years to exercise all options held by him, subject to earlier expiration of the term) and (3) vesting of performance share units scheduled to vest during the year of termination. Mr. Shackouls may elect to receive these severance benefits or, alternatively, severance benefits under the Executive Change in Control Severance Plan, but, if Mr. Shackouls elects to receive the severance benefits under his employment agreement, he will nevertheless be entitled to receive the indemnification for golden parachute excise taxes available under the Executive Change in Control Severance Plan. If Mr. Shackouls chooses to receive severance benefits under the Executive Change in Control Severance Plan, he will nevertheless be entitled to receive a supplemental pension benefit of approximately 13 additional years of credited service provided under the employment agreement (which benefit is currently fully vested) or the three years of credited service under the plan but not both.

In addition, in connection with the entry by BR and ConocoPhillips into the merger agreement, Mr. Shackouls agreed to extend the noncompetition provision in the employment agreement for two years following any termination of his employment (which is expected to occur when the merger is completed). In consideration of this extension, ConocoPhillips confirmed that it will comply with the current requirements of Mr. Shackouls’ employment agreement with BR and will provide Mr. Shackouls with office space and a secretary for five years following the termination of his employment and that it will, upon termination of his employment, transfer to Mr. Shackouls his then-current automobile and club memberships.

Restated Benefits Protection Trust

BR maintains a grantor trust, or “rabbi trust,” to which it contributes assets to satisfy its obligations with respect to specified nonqualified deferred compensation and supplemental retirement benefits and under BR’s change in control severance plans (including the Executive Change in Control Severance Plan). As permitted under the merger agreement, BR has contributed $2 million to an account maintained in the trust to be used by the trustee to pay its expenses following completion of the merger. BR will also make an initial contribution to the trust prior to completion of the merger of $25 million plus an amount equal to the severance costs in respect of those individuals identified for termination at the time of, or within 60 days following, the merger. In addition, following the completion of the merger, ConocoPhillips will periodically fund the portion of the trust related to severance cost so that a funding level relating to severance costs of between $15 million and $25 million is maintained at all times until the second anniversary of the completion of the merger. BR and ConocoPhillips have agreed to provide credit support satisfactory to the trustee of the trust regarding contributions relating to severance costs to be made to the trust following the completion of the merger. The trust is a funding mechanism by which BR intends to pay pre-existing liabilities under the specified benefit plans. The trust does not create any new or additional compensation or benefit entitlements.

Deferred Compensation Account

Prior to the completion of the merger, BR will amend its plans that contain deferral features to ensure that interest credited under the interest crediting feature of those plans will be calculated by reference to an interest rate that is not less than the Moody’s Long-Term Corporate Board Yield Average (as adjusted from time to time), which is the interest crediting rate currently utilized under these plans.

Retiree Medical Coverage

Beginning on the first anniversary of the completion of the merger, ConocoPhillips will allow BR employees continuously employed by ConocoPhillips through that date to be eligible for ConocoPhillips’ retiree medical benefits following termination of employment, on the same basis as similarly situated ConocoPhillips employees, but giving credit for BR credited service.

BR Pension Plan

BR and ConocoPhillips have agreed that the final average pay formula of the BR Pension Plan will be maintained for participants receiving the benefit of the final average pay formula immediately prior to the completion of the merger.

1991 Charitable Award Program for Directors

Under BR’s 1991 Charitable Award Program for Directors, BR donates, upon the death of any non-employee director who served on BR’s board of directors for at least two years and was first elected prior to 2003, $1 million to one or more institutions of higher learning or other charitable organization nominated by the non-employee director. This program currently covers 20 current and former non-employee directors, including Bobby S. Shackouls, and was closed to new participants in 2003. ConocoPhillips has agreed to maintain this program with respect to the aforementioned 20 current and former non-employee directors who currently participate in the program.

Indemnification and Benefits Provisions in the Merger Agreement

The merger agreement provides for director and officer indemnification and insurance, and for the continuation of employee benefits for specified time periods. For a description of these provisions, see “The Merger Agreement—Covenants—Indemnification and Insurance of BR Directors and Officers” beginning on page 72.

Governance

ConocoPhillips has agreed to take all action necessary, as of the effective time of the merger, to appoint Bobby S. Shackouls, BR’s Chairman of the Board, President and Chief Executive Officer and William E. Wade Jr., a member of the BR board of directors, to the ConocoPhillips board of directors. ConocoPhillips has also agreed to appoint Randy Limbacher, BR’s Executive Vice President and Chief Operating Officer, as Executive Vice President of ConocoPhillips, responsible for North and South America Exploration and Production.

THE MERGER AGREEMENT

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is attached as Annex A and incorporated by reference into this proxy statement/prospectus.

The merger agreement contains representations and warranties ConocoPhillips and BR made to each other. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure schedule that BR has provided in connection with signing the merger agreement. The disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should keep in mind that the representations and warranties are modified in important part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in BR’s general prior public disclosures, as well as additional information, some of which is non-public. BR does not believe the disclosure schedule contains information that the securities laws require it to publicly disclose except as discussed in this proxy statement/prospectus. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, and this information may or may not be fully reflected in the companies’ public disclosures.

Structure of the Merger

Under the merger agreement, BR will merge into a wholly owned subsidiary of ConocoPhillips. After the merger, the ConocoPhillips subsidiary will be the surviving entity, and the separate corporate existence of BR will cease. The effectiveness of the merger will not affect the separate corporate existence of BR’s subsidiaries.

Timing of Closing

We expect the closing will occur on the first business day following the day on which all of the conditions set forth in the merger agreement have been satisfied or waived, excluding conditions that, by their nature, cannot be satisfied until the closing, unless the merger agreement has been terminated or another time or date is agreed to in writing by the parties. As soon as practicable after the closing of the merger, we will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective when the certificate of merger is filed or at such later time as BR and ConocoPhillips agree and specify in the certificate of merger.

Merger Consideration

At the completion of the merger, each outstanding share of BR common stock will be converted into the right to receive a combination of 0.7214 of a share of ConocoPhillips common stock and $46.50 in cash.

Shares of ConocoPhillips common stock are traded on the New York Stock Exchange under the symbol “COP.”

Explanation of Potential Adjustment to Merger Consideration

In the event that, before the completion of the merger, any change in the outstanding shares of capital stock of ConocoPhillips or BR occurs as a result of any reclassification, recapitalization, stock split, or combination, exchange or readjustment of shares, or any stock dividend paid thereon with a record date occurring prior to the completion of the merger, the relevant components of the merger consideration will be appropriately adjusted to provide BR stockholders with the economic effect contemplated by the parties in the merger agreement.

Conversion of Shares

At the effective time of the merger, each outstanding share of BR common stock (other than shares held by BR, ConocoPhillips, merger sub and stockholders who properly exercise their dissenters’ rights) will automatically be canceled and retired, will cease to exist and will be converted into the right to receive the merger consideration. Shares of BR common stock owned by BR (other than shares held in trust or otherwise set aside from treasury shares pursuant to certain BR benefit plans), ConocoPhillips or merger sub will be canceled in the merger without payment of any merger consideration. Each share of BR common stock owned by a direct or indirect subsidiary of BR or ConocoPhillips (other than merger sub) immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration.

Prior to the completion of the merger, ConocoPhillips will deposit with the exchange agent the merger consideration to be delivered in respect of shares of BR common stock. Following completion of the merger, ConocoPhillips will make available to the exchange agent, as needed, cash sufficient to pay certain dividends and distributions on ConocoPhillips common stock issued as merger consideration. ConocoPhillips has appointed Mellon Investor Services LLC to act as exchange agent for the merger.

Exchange of BR Stock Certificates

Promptly after the closing, the exchange agent will send to each holder of BR common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender BR shares to the exchange agent. Holders of BR common stock who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of BR common stock will not be entitled to receive any dividends or other distributions payable by ConocoPhillips after the closing until their shares are properly surrendered.

ConocoPhillips will not issue any fractional shares in the merger. Holders of BR common stock will receive a cash payment in the amount of the proceeds from the sale of their fractional shares in the market.

Treatment of BR Options and Other Incentive Awards

At the effective time of the merger, each outstanding option to purchase shares of BR common stock, or BR stock option, granted under any of BR’s plans and agreements, whether or not vested, will be converted into an option to acquire a number of shares of ConocoPhillips common stock equal to the product of (a) the number of shares of BR common stock subject to such option or immediately prior to the effective time multiplied by (b) the Stock Award Exchange Ratio (as defined in the next sentence), rounded down to the nearest whole share. The “Stock Award Exchange Ratio” means the sum of 0.7214 and a fraction, the numerator of which is 46.50 and the denominator of which is the closing per share price of ConocoPhillips common stock on the NYSE on the trading day immediately preceding the closing date under the merger agreement. The exercise or base price per share of ConocoPhillips common stock subject to any such converted option will be an amount equal to (a) the exercise or base price per share of BR common stock subject to such option immediately prior to the effective time of the merger divided by (b) the Stock Award Exchange Ratio, rounded up to the nearest one hundredth of a cent. All other terms of BR stock options will continue to apply after conversion, including any provisions for the acceleration of vesting.

At the effective time of the merger, each then outstanding share of BR restricted common stock granted prior to the signing of the merger agreement pursuant to the BR stock plans will vest and will be treated in the same manner as other shares of BR common stock. Shares of restricted BR common stock granted pursuant to the BR stock plans after the signing of the merger agreement which are outstanding at the effective time of the merger will not vest at that time but will instead remain subject to their original terms (including provisions for acceleration of vesting upon certain qualifying terminations of employment following the effective time of the merger). These unvested shares of BR restricted stock will be converted at the effective time of the merger into a number of shares of ConocoPhillips common stock determined by multiplying the number of shares of BR common stock subject to such award immediately prior to the effective time of the merger by the Stock Award Exchange Ratio.

As of the effective time of the merger, each compensatory award measured by the value of a number of BR common stock (excluding BR stock options, restricted BR common stock outstanding as of the date of the merger agreement and performance units granted under BR’s 2005 Performance Share Unit Plan) will cease to be measured by the value of a number of shares of BR common stock and will instead be measured by the value of a number of shares of ConocoPhillips common stock determined by multiplying (x) the number of shares of BR common stock by which such compensatory right is measured immediately prior to the effective time of the merger by (y) the Stock Award Exchange Ratio.

Following the effective time of the merger, no holder of a BR compensatory award will have any right to receive shares of BR common stock in respect of such award.

See “Interests of BR Directors and Executive Officers in the Merger” beginning on page 59.

Covenants

Each of ConocoPhillips and BR has undertaken various covenants in the merger agreement. The following summarizes the more significant of these covenants.

Acquisition Proposals. BR has agreed that it, its subsidiaries and its and its subsidiaries’ directors and officers will not, and that it will use its reasonable best efforts to cause its and its subsidiaries’ respective employees, agents and other representatives, directly or indirectly, not to:

•	initiate, solicit, encourage or knowingly facilitate any inquiries with respect to, or the making of, any acquisition proposal (as defined below);

•	have any discussion with or provide any confidential information or data to any person relating to an acquisition proposal;

•	engage in any negotiations concerning an acquisition proposal;

•	knowingly facilitate any effort or attempt to make or implement an acquisition proposal;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal;

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement; or

•	propose publicly or agree to do any of the foregoing related to any acquisition proposal.

An “acquisition proposal” is any proposal, offer or transaction (other than a proposal or offer made by ConocoPhillips or an affiliate of ConocoPhillips), or announcement of an intention to make any such proposal, offer or transaction, with respect to:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving BR;

•	any purchase or sale of 20% or more of the consolidated assets (including stock of its subsidiaries) of BR and its subsidiaries, taken as a whole; or

•	any purchase or sale of, or tender or exchange offer for, BR’s equity securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of BR’s total voting power (or of the surviving parent entity in such transaction).

However, BR and its board of directors may comply with applicable law and make any disclosures required by law or by the fiduciary duties of the BR board of directors, provided that prior to providing any information or data to any person in connection with an acquisition proposal by that person, that person provides BR’s board of directors with an executed confidentiality agreement with provisions that are at least as restrictive as the provisions of the confidentiality agreement between ConocoPhillips and BR.

Furthermore, BR may engage in discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written acquisition proposal by any such person, if:

•	the vote at the special meeting of BR stockholders on the approval and adoption of the merger agreement has not been taken;

•	BR’s board of directors concludes in good faith that there is a reasonable likelihood that such acquisition proposal would lead to a superior proposal (as defined below);

•	prior to providing any information or data to any person in connection with an acquisition proposal by any such person, that person provides BR’s board with an executed confidentiality agreement with provisions that are at least as restrictive as the provisions of the confidentiality agreement between BR and ConocoPhillips; and

•	prior to providing any information or data to any person or entering into discussions or negotiations with any person, BR notifies ConocoPhillips promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of BR’s representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers.

BR has agreed to promptly keep ConocoPhillips reasonably informed of the status and terms of any inquiries, proposals or offers and the status and terms of any discussions or negotiations, including the identity of the person making such inquiry, proposal or offer. BR has also agreed to, and will cause its officers, directors and representatives to, immediately terminate any activities, discussions or negotiations existing as of the date of the merger agreement with any person (other than ConocoPhillips) conducted with respect to any acquisition proposal.

Finally, if the BR board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that an acquisition proposal that was unsolicited and that did not otherwise result from a breach of BR’s obligations described above in this “—Acquisition Proposals” section is a superior proposal, BR may terminate the merger agreement if:

•	BR stockholders have not yet approved and adopted the merger agreement;

•	BR notifies ConocoPhillips of its intent to take such action and informs ConocoPhillips of the identity of the person making the acquisition proposal and the material terms and conditions of such acquisition proposal;

•	BR gives ConocoPhillips at least three business days after delivery of such notice to propose revisions to the terms of the merger agreement (or to make another proposal) in response to such acquisition proposal; and

•	BR pays ConocoPhillips a termination fee of $1.0 billion in cash.

A “superior proposal” is a bona fide written proposal made by a party other than ConocoPhillips that (a) is for an acquisition proposal (except that references in the definition of “acquisition proposal” to “20%” are changed to “50%”) involving BR and (b) is on terms which the BR board of directors in good faith concludes (following receipt of the advice of its financial advisors and outside counsel) would, if consummated, result in a transaction that is more favorable to BR and its stockholders (in their capacities as stockholders), from a financial point of view, than the merger with ConocoPhillips (taking into account, among other things, legal, financial, regulatory and other aspects of the proposal, including any conditions to consummation of the transactions proposed and any revisions to the terms of the merger agreement proposed by ConocoPhillips and the person making the proposal) and is reasonably capable of being completed.

BR Board’s Recommendation to Stockholders. BR has agreed that its board will recommend the approval and adoption of the merger and the merger agreement to BR’s stockholders. However, prior to the approval and adoption of the merger agreement by the BR stockholders, the BR board of directors is permitted not to make this recommendation, to withdraw, modify or qualify it in a manner adverse to ConocoPhillips, or take any action or make any statement in connection with the special meeting that is inconsistent with the recommendation if:

•	the BR stockholder vote at the special meeting on the approval and adoption of the merger agreement has not been taken;

•	BR has received an unsolicited bona fide written acquisition proposal and the BR board of directors concludes in good faith that the acquisition proposal constitutes a superior proposal;

•	prior to providing any information or data to any person or entering into discussions or negotiations with any person, BR notifies ConocoPhillips promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of BR’s representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers;

•	BR has given ConocoPhillips at least three business days after delivery of such notice to propose revisions to the terms of the merger agreement (or to make another proposal) in response to such acquisition proposal and has negotiated in good faith with ConocoPhillips with respect to such proposed revisions or other proposal, if any; and

•	BR has complied with its obligations under the acquisition proposals covenant described above under the “—Acquisition Proposals” section.

Governance. ConocoPhillips has agreed to take all action necessary, as of the effective time of the merger, to cause Bobby S. Shackouls, BR’s Chairman of the Board, President and Chief Executive Officer, and William E. Wade, Jr., a member of BR’s board of directors, to be appointed to ConocoPhillips’ board of directors and to expand, to the extent necessary in connection with appointing such two directors, ConocoPhillips’ board of directors. ConocoPhillips has agreed to use reasonable best efforts, consistent with applicable law, to ensure that one such nominee is a member of the class of ConocoPhillips’ board of directors whose term ends at the second annual meeting of ConocoPhillips stockholders occurring after the completion of the merger and that the other such nominee is a member of the class of ConocoPhillips’ board of directors whose term ends at the third annual meeting of ConocoPhillips stockholders occurring after the completion of the merger.

Interim Operations of BR. The merger agreement provides that until the effective time of the merger, BR and its subsidiaries will conduct their business in the ordinary course in all material respects, in substantially the same manner as conducted prior to the date of the merger agreement and to use their reasonable best efforts to preserve intact their present lines of business. BR has also agreed that during this period it and its subsidiaries will use their reasonable best efforts to keep available the services of their officers and key employees, maintain their rights and franchises and preserve their relationships with third parties. In addition, BR has agreed to the following specific restrictions on the conduct of its business during this period, which are subject to exceptions described in the merger agreement. BR generally has agreed that, except with the prior written consent of ConocoPhillips (which will not be unreasonably withheld or delayed) it will not, and will not permit any of its subsidiaries, to:

•	incur or commit to any capital expenditures, other than in the ordinary course of business or as contemplated by capital budgets for 2005 and 2006 and the capital budget for the first half of 2007;

•	enter into any new material line of business;

•	declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than regular quarterly cash dividends not in excess of $0.10 per share of BR common stock and intra-company dividends among BR and its subsidiaries (both in keeping with past practice);

•	split, combine or reclassify any of its capital stock;

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for the purchase of BR common stock in connection with certain benefit plans, in the ordinary course of business, and in connection with BR’s share repurchase program;

•	issue, sell, deliver, pledge or dispose of any shares of its capital stock, voting debt or any securities convertible into any shares of capital stock or voting debt, other than the issuance of BR common stock upon the exercise of BR stock options existing as of the date of the merger agreement or permitted to be granted after the date of the merger agreement or restricted BR common stock permitted to be granted after the date of the merger agreement;

•	amend its charter or by-laws, except as required by applicable law;

•	acquire, or agree to acquire, by merger, consolidation or purchase of a substantial portion of the equity or assets of, any business, or otherwise agree to acquire any assets, other than acquisitions in the ordinary course of business that do not present a material risk of making it materially more difficult to obtain any approval or authorization required in connection with the merger under regulatory law and that could not reasonably be expected to prevent or materially delay or impede the merger, provided, however, that any permitted acquisitions be consistent with certain BR capital budgets disclosed to ConocoPhillips;

•	sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of subsidiaries of BR), other than in the ordinary course of business, dispositions in the aggregate amount of up to $50 million per year in fair market value, or certain other dispositions;

•	enter into any material joint venture, partnership or other similar arrangement, make any loans, advances or capital contributions to, or investments in, any other person, other than such actions taken in the ordinary course of business that do not present a material risk of making it more difficult to obtain any approval or authorization required in connection with the merger under regulatory law, certain intra-company loans, or certain capital contributions in respect of existing joint ventures;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of BR or any of its subsidiaries, other than in the ordinary course or to refinance pre-existing indebtedness;

•	fail to use its reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	enter into, adopt, amend or terminate any benefit plan, other than in the ordinary course of business consistent with past practice or as required by law or by the terms of any binding agreement;

•	increase the compensation or benefits payable to any current or former employee, officer, director, or consultant of BR and its subsidiaries or pay any amounts under such arrangements or benefit plans (including severance arrangements) not otherwise due, other than in the ordinary course of business consistent with past practice or as required by law or by the terms of any agreement that is binding as of the date of the merger agreement;

•	grant or accelerate the vesting of any equity-based awards for the benefit of any current or former employee, officer, director, or consultant of BR and its subsidiaries, other than in the ordinary course of business consistent with past practice or as required by law or by the terms of any agreement that is binding as of the date of the merger agreement;

•	enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to BR and its subsidiaries or any of their employees, other than in the ordinary course of business consistent with past practice or as required by law or by the terms of any agreement that is binding as of the date of the merger agreement;

•	make contributions to tax-qualified pension plans other than to the extent required by law or modify the actuarial assumptions in effect with respect to any such plan, other than in the ordinary course of business consistent with past practice or as required by law or by the terms of any agreement that is binding as of the date of the merger agreement;

•	provide any funding for any “rabbi trust” or similar arrangement, other than in the ordinary course of business consistent with past practice or as required by law or by the terms of any agreement that is binding as of the date of the merger agreement;

•	change in any material respect its methods of financial accounting in effect at September 30, 2005, except as required by changes in generally accepted accounting principles, or GAAP, as concurred in by BR’s independent public accountants or by a governmental entity, or as disclosed in BR’s filings with the SEC;

•	make any material tax election, except for elections in the ordinary course of business;

•	enter into any agreement that limits (other than in an insignificant manner) the ability of BR or any of its subsidiaries, or ConocoPhillips or any of its subsidiaries after the effective time of the merger, to compete in or conduct any line of business or compete with any person in any geographic area or during any period;

•	take any action or omit to take any action for the purpose of preventing, delaying or impeding the completion of the merger;

•	modify, amend or terminate certain material contracts, other than in the ordinary course of business consistent with past practice;

•	waive any material rights under any material contract;

•	enter into any material contract, other than in the ordinary course of business consistent with past practice;

•	settle or compromise any claim, demand, lawsuit or regulatory proceeding in an amount in excess of $10 million (provided that ConocoPhillips will not unreasonably withhold its consent to any such settlement or compromise);

•	take any action which would limit in any material respect BR’s or ConocoPhillips’ freedom to license, cross license or otherwise dispose of any of BR’s material intellectual property;

•	commit any act or omission which constitutes a material breach or default by BR or any of its subsidiaries under any agreement with any governmental entity or under any material contract or material license to which any of them is a party or by which any of them or their respective properties is bound, except to the extent required by law;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of BR or any of its subsidiaries; or

•	fail to take all actions necessary to ensure that, with respect to any future severance obligations (contingent or otherwise), no “rabbi trust” funding, letter of credit or similar funding arrangement has been, or will be, required in connection with the execution of the merger agreement or the consummation of the merger, and any BR benefit plans, trust agreements, or documents that might otherwise have required such funding will be amended as necessary to ensure that no such requirement will take effect.

Required Actions. ConocoPhillips and BR have agreed to cooperate with each other and use their reasonable best efforts to promptly:

•	take all actions and do all things necessary, proper or advisable under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable, including preparing and filing all necessary regulatory filings; and

•	obtain as soon as practicable all required regulatory or third-party approvals for consummation of the merger.

ConocoPhillips and BR have also agreed to take all actions necessary, subject to provisions for cooperation and for ConocoPhillips to “take the lead” in all meetings and communications with the government on antitrust matters, to:

•	avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the closing, on or before June 12, 2007, including defending through litigation on the merits any claim asserted in any court by any person; and

•	avoid or eliminate every impediment under any regulatory law that may be asserted by any governmental authority with respect to the merger so that the closing can occur as soon as reasonably possible. This includes proposing, negotiating, committing to and effecting the sale, divestiture or disposition of businesses, product lines or assets of ConocoPhillips, BR and their respective subsidiaries; and otherwise taking or committing to take actions that after the closing date would limit ConocoPhillips’ or its subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of ConocoPhillips, BR and their respective subsidiaries, in each case as may be required to avoid a government order that would prevent or materially delay the closing.

Certain Employee Benefits Matters. The merger agreement provides that, upon the effective time of the merger, ConocoPhillips will honor all BR benefit plans in accordance with their terms as in effect immediately before the effective time of the merger, subject to any permitted amendment or termination of those benefit plans.

ConocoPhillips and BR have agreed that the merger will constitute a change in control under BR’s employment arrangements and benefit plans in accordance with the terms of those arrangements and plans. The other terms of such arrangements and plans, including any conditions that an employee must incur a termination of employment or constructive discharge to receive benefits, will continue to apply, except that ConocoPhillips will respect deferrals of salary, bonus or other compensation in place prior to the effective time pursuant to BR’s benefit plans.

ConocoPhillips has also agreed that, for at least 18 months following the effective time of the merger, it shall provide, or cause to be provided to, BR employees who were employed by BR or its subsidiaries at the effective time of the merger and who continue as employees of ConocoPhillips or its subsidiaries, for so long as they remain so employed, compensation and employee benefits (other than any such employees whose terms of employment are governed by a collective bargaining agreement) pursuant to compensation and employee benefit plans and arrangements as provided to such employees immediately prior to the effective time of the merger, or pursuant to compensation and employee benefit plans and arrangements maintained by ConocoPhillips providing coverage and benefits which, in the aggregate, are no less favorable than those provided pursuant to BR’s compensation and employee benefit plans and arrangements to such employees immediately prior to the effective time of the merger.

The disclosure schedule to the merger agreement authorizes BR to provide up to $75,000,000 in retention awards to employees of BR and its subsidiaries expected to have an ongoing role following the merger to retain the services of those employees through the first anniversary of the merger. BR will determine the employees to receive such awards in its sole discretion, except that none of the retention awards may be made to employees at or above the vice president level. Any retention award will be payable on the first anniversary of the merger, so long as the applicable employee remains employed on such date, provided that the retention award will be payable upon an earlier termination of employment if such termination is (i) a termination without cause by BR or ConocoPhillips or their respective subsidiaries, (ii) a voluntary termination by the employee due to a reduction in base salary or target incentive opportunity or a relocation of more than 50 miles, or (iii) due to the employee’s death or permanent disability.

Please see “Interests of BR Directors and Executive Officers in the Merger,” beginning on page 59, for additional information on employee benefits matters covered in the merger agreement.

Indemnification and Insurance of BR Directors and Officers. ConocoPhillips has agreed that:

•	it and the surviving corporation will indemnify, and provide advancement of expenses to, all past and present directors, officers and employees of BR and its subsidiaries to the same extent such individuals had such protections from BR as of the date of the merger agreement and to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the effective time of the merger; and

•	it will include in the charter and by-laws of the surviving corporation, and cause to be maintained for a period of six years after the effective time of the merger, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current charter and by-laws of BR.

In addition, prior to the effective time of the merger, BR will endeavor to obtain and fully pay (up to a maximum cost of 300% of the current annual premium paid by BR for its existing coverage in the aggregate) for “tail” insurance policies for “Side A” coverage with a claims period of at least six years from the effective time of the merger from an insurance carrier with the same or better credit rating as BR’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as BR’s existing policies with respect to matters existing or occurring at or prior to the effective time of the merger. If BR is unable to do so, ConocoPhillips will cause the surviving corporation to obtain and provide such “tail” insurance policies.

Other Covenants. The merger agreement contains additional mutual covenants of the parties, including an agreement not to jeopardize the intended tax treatment of the merger.

Representations and Warranties

BR makes various representations and warranties to ConocoPhillips and the merger sub in the merger agreement. The most significant of these relate to:

•	organizational existence, qualification to conduct business and organizational power;

•	ownership of subsidiaries;

•	capitalization;

•	corporate authorization to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transactions;

•	absence of defaults and violations;

•	the governmental approvals required in connection with the contemplated transactions;

•	filings with the SEC;

•	financial statements;

•	disclosure controls and procedures and internal control over financial reporting;

•	absence of material changes since September 30, 2005;

•	absence of undisclosed material liabilities;

•	litigation;

•	compliance with laws;

•	environmental matters;

•	employee benefit matters;

•	tax matters;

•	material contracts;

•	accuracy of information provided for inclusion in this proxy statement/prospectus;

•	inapplicability of the Delaware anti-takeover statute;

•	opinions of BR’s financial advisors;

•	action necessary to render the BR stockholder rights plan inapplicable to the merger;

•	approval of the merger agreement by the BR board of directors;

•	brokers’ fees; and

•	BR’s ownership of ConocoPhillips common stock.

In addition, ConocoPhillips makes representations and warranties to BR relating to:

•	organizational existence, qualification to conduct business and organizational power;

•	ownership of subsidiaries;

•	capitalization of ConocoPhillips and the merger sub;

•	corporate authorization to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transactions;

•	absence of defaults and violations;

•	the governmental approvals required in connection with the contemplated transactions;

•	filings with the SEC;

•	financial statements;

•	disclosure controls and procedures and internal control over financial reporting;

•	absence of material changes since September 30, 2005;

•	absence of undisclosed material liabilities;

•	litigation;

•	compliance with laws;

•	environmental matters;

•	tax matters;

•	material contracts;

•	accuracy of information provided for inclusion in this proxy statement/prospectus;

•	inapplicability of the Delaware anti-takeover statute;

•	action necessary to render the ConocoPhillips stockholder rights agreement inapplicable to the merger;

•	approval of the merger agreement by the ConocoPhillips board of directors;

•	brokers’ fees; and

•	ConocoPhillips’ ownership of BR common stock.

The representations and warranties in the merger agreement are subject to materiality and knowledge qualifications in many respects and do not survive the closing or termination of the merger agreement.

Conditions to the Completion of the Merger

The obligations of ConocoPhillips and BR to complete the merger are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

•	adoption by the BR stockholders of the merger agreement;

•	expiration or termination of the HSR Act waiting period;

•	receipt of all approvals required in connection with the Canadian Competition Act and Investment Regulations, and all other regulatory approvals, except where the failure to obtain such approval would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on BR;

•	absence of any legal prohibition on completion of the merger;

•	ConocoPhillips’ registration statement on Form S-4, which includes this proxy statement/prospectus, being effective and not subject to any stop order by the SEC;

•	approval for the listing on the NYSE of the shares of ConocoPhillips common stock to be issued in the merger;

•	performance by the other party of the obligations required to be performed by it at or prior to closing to the extent specified in the merger agreement;

•	accuracy as of closing of the representations and warranties made by the other party to the extent specified in the merger agreement; and

•	receipt by each party of an opinion of its counsel, dated as of the closing date of the merger, to the effect that for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. BR will resolicit stockholder approval if BR waives its closing condition that it receive an opinion of its counsel to the effect that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

For purposes of the merger agreement, “material adverse effect” means, with respect to either ConocoPhillips or BR, as applicable, a material adverse effect on (a) the business, operations, results of operations or financial condition of such entity and its subsidiaries taken as a whole or (b) the ability of such entity to complete the merger and any other transactions contemplated by the merger agreement, except, in each case, for any such effect attributable to:

•	general regulatory or economic conditions (including prevailing interest rate and stock market levels) in the United States or the other countries in which such entity operates;

•	changes in, or events or conditions generally affecting the industries in which such entity operates (including changes to commodity prices); or

•	other than with respect to certain representations and warranties of ConocoPhillips and BR, the negotiation, announcement, execution, delivery or consummation of the merger agreement or the merger.

Any party seeking to claim that a material adverse effect has occurred with respect to the other party has the burden of proof to establish that any adverse effect is attributable to conditions, changes or events other than the effects attributable to the matters described in the three bullets immediately above.

Termination of the Merger Agreement

Right to Terminate. The merger agreement may be terminated at any time prior to the closing in any of the following ways:

•	by mutual written consent of ConocoPhillips and BR;

•	by either ConocoPhillips or BR if:

•	the merger has not been completed by June 12, 2007 (provided that neither party may terminate if its failure to fulfill any of its obligations under the merger agreement has been the primary cause of, or resulted in, the failure to complete the merger by such date);

•	the approval of BR stockholders has not been obtained by reason of the failure to obtain the required vote at the BR special meeting of stockholders or at any adjournment of that special meeting; or

•	there is a permanent legal prohibition to closing the merger, or a governmental entity has failed to take actions necessary to fulfill certain closing conditions (provided that neither party may terminate if its failure to fulfill its obligations under the merger agreement has been the primary cause of, or resulted in, such legal action or inaction); or

•	the other party has breached any of its representations, warranties, covenants or obligations under the merger agreement, and that breach would result in the failure to satisfy certain specified closing conditions and is incapable of being cured, or, if capable of being cured, has not been cured by the earlier of June 12, 2007, or the date within 30 days after the party alleged to have breached receives written notice of the breach (provided that neither party may terminate if such party is then in material breach of the merger agreement);

•	by ConocoPhillips if:

•	the BR board of directors fails to recommend the merger agreement or withdraws, qualifies or modifies in a manner adverse to ConocoPhillips its approval or recommendation of the merger agreement;

•	BR materially breaches its obligation to call the BR stockholder meeting or to comply with its obligations under the merger agreement with respect to this proxy statement/prospectus; or

•	BR materially breaches its obligations described above under “—Covenants—Acquisition Proposals”; or

•	by BR, prior to adoption by BR’s stockholders of the merger agreement if the BR board of directors has determined that it has received a superior proposal and BR has complied with its obligations under the no-solicitation provisions of the merger agreement, described above under “—Covenants—Acquisition Proposals.”

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless such party is in breach. However, certain provisions of the merger agreement, including, among others, those provisions relating to expenses and termination fees, will continue in effect notwithstanding termination of the merger agreement.

Termination Fees Payable by BR. BR has agreed to pay ConocoPhillips a termination fee of $1.0 billion in cash if BR terminates the merger agreement prior to adoption by BR’s stockholders of the merger agreement if the BR board of directors has determined that it has received a superior proposal and BR has complied with its obligations with respect to non-solicitation of other acquisition proposals as described above in “—Covenants—Acquisition Proposals.”

BR has also agreed to pay ConocoPhillips a termination fee of $1.0 billion in cash if:

(1)	(a) ConocoPhillips terminates the merger agreement:

(i)	because BR has breached any of its representations, warranties, covenants or obligations under the merger agreement, and that breach would result in the failure to satisfy certain specified closing conditions and is incapable of being cured, or, if capable of being cured, has not been cured by the earlier of June 12, 2007 or the date within 30 days after BR receives written notice of the breach; or

(ii)	because (A) the BR board of directors failed to recommend the merger agreement to its stockholders or has otherwise changed or proposed publicly to change its recommendation of the merger agreement to its stockholders; (B) BR failed to comply with its obligation to hold the BR stockholders’ special meeting or to obtain SEC clearance for this proxy statement/prospectus; or (C) BR has materially breached its obligations under the merger agreement with respect to non-solicitation of other acquisition proposals as described above in “—Covenants—Acquisition Proposals”; and

(b)	at any time prior to any such termination, an acquisition proposal with respect to BR has been announced or otherwise communicated to the senior management, board of directors or stockholders of BR, which proposal has not been withdrawn prior to such termination; or

(2)	either ConocoPhillips or BR terminates the merger agreement because BR’s stockholders fail to adopt the merger agreement and, at any time prior to the BR stockholders’ special meeting, an acquisition proposal has been publicly announced or otherwise communicated to BR’s stockholders and the proposal is not withdrawn prior to the BR stockholders’ special meeting; and

within twelve months of any termination of the merger agreement described in (1) or (2) above, BR or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, an acquisition proposal (as such term is defined in “—Covenants—Acquisition Proposals,” except that the references in the definition of “acquisition proposal” to “20%” are, for purposes of this termination fee determination, changed to “50%”) with any third party.

Expenses

Except as described above in “—Termination of the Merger Agreement,” all costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring such costs or expenses, except that ConocoPhillips and BR will share equally the expenses incurred in connection with printing, mailing and filing this proxy statement/prospectus and fees paid to consultants ConocoPhillips and BR have agreed to retain in respect of the HSR Act, the EC Merger Regulation, the Canadian Competition Act and Investment Regulations or other antitrust, competition or pre merger notification, trade regulation law, regulation or order in connection with the merger.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived prior to closing if the amendment or waiver is in writing and signed, in the case of an amendment, by ConocoPhillips, BR and merger sub by action taken or authorized by such party’s board of directors or, in the case of a waiver, by the party against whom the waiver is to be effective. After the adoption of the merger agreement by the stockholders of BR, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by BR’s stockholders without such further approval.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

This proxy statement/prospectus is being furnished to BR stockholders by BR’s board of directors in connection with the solicitation of proxies from the holders of BR common stock for use at the special meeting of BR stockholders and any adjournments or postponements of the special meeting. This proxy statement/prospectus also is being furnished to BR stockholders as a prospectus of ConocoPhillips in connection with the issuance by ConocoPhillips of shares of ConocoPhillips common stock to BR stockholders in connection with the merger.

Date, Time and Place

The special meeting of stockholders of BR will be held on March 30, 2006 at 9:00 a.m. local time, in the Ambassador Room at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027.

Matters to Be Considered

At the special meeting, BR stockholders will be asked:

•	to consider and vote upon a proposal to approve and adopt the merger agreement;

•	to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement; and

•	to consider and transact any other business as may properly be brought before the special meeting or any adjournments or postponements thereof.

At this time, the BR board of directors is unaware of any matters, other than those set forth in the preceding sentence, that may properly come before the special meeting.

Stockholders Entitled to Vote

The close of business on February 24, 2006 has been fixed by BR’s board of directors as the record date for the determination of those holders of BR common stock who are entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof.

At the close of business on the record date for the special meeting, there were [            ] shares of BR common stock outstanding and entitled to vote, held by approximately [            ] holders of record. A list of the stockholders of record entitled to vote at the special meeting will be available for examination by BR stockholders for any purpose germane to the meeting. The list will be available at the meeting and for ten days prior to the meeting during ordinary business hours by contacting BR’s Corporate Secretary at 717 Texas Avenue, Suite 2100, Houston, Texas 77002.

Quorum and Required Vote

Each holder of record of shares of BR common stock as of the record date for the special meeting is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of BR common stock outstanding as of the record date for the special meeting constitutes a quorum for the transaction of business at the special meeting. The affirmative vote of the holders of a majority of the shares of BR common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement.

As of February 24, 2006, the record date for the special meeting, directors and executive officers of BR and their affiliates beneficially owned an aggregate of [            ] shares of BR common stock entitled to vote at the special meeting. These shares represent less than 1% of the BR common stock outstanding and entitled to vote as of the record date for the special meeting. Although these individuals are not party to any voting agreements with BR or ConocoPhillips and do not have any obligations to vote in favor of the approval and adoption of the merger agreement, they have indicated their intention to vote their outstanding shares of BR common stock in favor of the approval and adoption of the merger agreement.

As of February 22, 2006, ConocoPhillips and its directors, executive officers and their affiliates owned less than 1% of the outstanding shares of BR common stock.

How Shares Will Be Voted at the Special Meeting

All shares of BR common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and adoption of the merger agreement and any adjournment or postponement of the special meeting.

A properly executed proxy marked “Abstain” with respect to any proposal will be counted as present for purposes of determining whether there is a quorum at the special meeting. However, because approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting, an abstention will have the same effect as a vote AGAINST approval and adoption of the merger agreement.

If you hold shares of BR common stock in “street name” through a bank, broker or other nominee, the bank, broker or nominee may vote your shares only in accordance with your instructions. If you do not give specific instructions to your bank, broker or nominee as to how you want your shares voted, your bank, broker or nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether there is a quorum present at the special meeting, but because approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting, broker non-votes will have the same practical effect as a vote AGAINST the merger agreement.

If any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

Registered Stockholders

Registered stockholders may vote by one of the following methods:

•	By Mail. You may vote by completing, signing, dating and returning your proxy card in the enclosed pre-addressed envelope;

•	By Telephone. You may vote by telephone (from U.S., Puerto Rico and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on March 29, 2006;

•	By Internet. You may vote electronically on the Internet, using the web site listed on the proxy card. Please have your proxy card in hand when you log onto the web site. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on March 29, 2006; or

•	In Person. You may vote in person at the special meeting.

Street-name Stockholders

If your shares are held by a broker, bank or other nominee, you must follow the instructions on the form you receive from your broker, bank or other nominee in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the special meeting to vote your shares.

Based on the instructions provided by the broker, bank or other nominee holder of record of their shares, street-name stockholders may generally vote by one of the following methods:

•	By Mail. You may vote by completing, signing, dating and returning your proxy card in the enclosed pre-addressed envelope;

•	By Methods Listed on Proxy Card. Please refer to your voting card or other information forwarded by your bank, broker or other nominee holder of record to determine whether you may vote by telephone or electronically on the Internet, following the instructions on the card or other information provided by the record holder; or

•	In Person with a Proxy from the Record Holder. A street-name stockholder who wishes to vote at the special meeting will need to obtain a legal proxy from his or her bank or brokerage firm. Please consult the voting form sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy to vote in person at the special meeting.

How to Change Your Vote

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the special meeting by:

•	sending a written notice to the Corporate Secretary of BR, 717 Texas Avenue, Suite 2100, Houston, Texas 77002, by the close of business on March 29, 2006, indicating you are revoking your earlier proxy;

•	completing, signing and timely submitting a new proxy card to the addressee indicated on the pre-addressed envelope enclosed with your initial proxy card by the close of business on March 29, 2006. The latest dated and signed proxy actually received by such addressee before the special meeting will be counted, and any earlier proxies will be considered revoked; or

•	attending the special meeting and voting in person.

If you vote your shares by telephone or via the Internet, you may revoke your prior telephone or Internet vote by:

•	subsequently recording a different vote by telephone or Internet;

•	signing and returning a proxy card after your last telephone or Internet vote; or

•	attending the special meeting and voting in person.

Merely attending the special meeting will not revoke any prior votes or proxies; you must vote at the special meeting to revoke a prior proxy.

If you are a street-name stockholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of BR may solicit proxies for the special meeting from BR stockholders personally or by telephone, facsimile and other electronic means without compensation other than reimbursement for their actual expenses.

The expenses incurred in connection with the filing, printing and mailing of this document will be shared equally by BR and ConocoPhillips. BR has also made arrangements with D.F. King & Co., New York, New York to assist BR in soliciting proxies for the special meeting and has agreed to pay D.F. King & Co. a fee not expected to exceed $20,000, plus reasonable out-of-pocket expenses, for these services. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of BR common stock held of record by those persons, and BR will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

Recommendation of the BR Board of Directors

The BR board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger. The BR board of directors has unanimously determined that the merger is advisable and in the best interests of BR and its stockholders and unanimously recommends that BR stockholders vote FOR approval and adoption of the merger agreement. See “The Merger—BR’s Reasons for the Merger and the BR Board’s Recommendation” beginning on page 29 for a more detailed discussion of the BR board of directors’ recommendation.

Special Meeting Admission

If you wish to attend the special meeting in person, you must present either an admission ticket or appropriate proof of ownership of BR stock, as well as a form of personal identification. If you are a registered stockholder and plan to attend the meeting in person, please mark the attendance box on your proxy card and bring the tear-off admission ticket with you to the meeting. If you are a beneficial owner of BR common stock that is held by a bank, broker or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Voting and Elections by Participants in the BR Plans

The BR Retirement Savings Plan provides that the trustee of the plan will vote shares of BR common stock held in the plan that are allocated to each participant’s account in accordance with the participant’s instructions. The plan also provides that the trustee of the plan will vote shares as to which no voting instructions are received (and unallocated shares, if any) in the same proportion as are voted the shares for which voting instructions have been received, unless the Trustee determines that it must vote such shares in a different manner consistent with its fiduciary obligations under the Employee Retirement Income Security Act of 1974, as amended. Each stockholder who holds shares of BR common stock in an account under the plan will receive a voting instruction form and the same proxy solicitation material as sent to stockholders generally for the purpose of providing voting instructions to the trustee of the plan.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of BR stockholders under Delaware law, the BR certificate of incorporation and the BR by-laws prior to the merger are substantially the same as the rights ConocoPhillips stockholders will have following the merger under Delaware law, the ConocoPhillips restated certificate of incorporation and the ConocoPhillips by-laws. The chart below summarizes the principal rights of BR and ConocoPhillips stockholders, respectively, including the limitations on such rights. Copies of the BR certificate of incorporation, the BR by-laws, the ConocoPhillips restated certificate of incorporation and the ConocoPhillips by-laws are available to holders of shares of BR common stock upon request without charge. See “Additional Information for Stockholders—Where You Can Find More Information” beginning on page 101. The summary contained in the following chart is qualified by reference to Delaware law, the BR certificate of incorporation, the BR by-laws, the ConocoPhillips restated certificate of incorporation and the ConocoPhillips by-laws.

	BR Stockholder Rights	ConocoPhillips Stockholder Rights
Capital Stock	BR’s certificate of incorporation authorizes BR to issue 650,000,000 shares of common stock and 75,000,000 shares of preferred stock.	ConocoPhillips’ restated certificate of incorporation authorizes ConocoPhillips to issue 2,500,000,000 shares of common stock and 500,000,000 shares of preferred stock.

	BR’s board of directors has the authority to issue one or more series of preferred stock, having terms designated by BR’s board. As of January 6, 2006, there were 375,332,950 shares of common stock and no shares of preferred stock outstanding.	ConocoPhillips’ board of directors has the authority to issue one or more series of preferred stock, having terms designated by ConocoPhillips’ board. As of December 8, 2005, there were 1,423,689,904 shares of common stock and no shares of preferred stock outstanding.

	BR’s common stock is listed on the NYSE.	ConocoPhillips’ common stock is listed on the NYSE.

Voting Rights	Each share of BR’s common stock entitles its holder to one vote on all matters on which stockholders are entitled to vote.	Each share of ConocoPhillips’ common stock entitles its holder to one vote on all matters on which stockholders are entitled to vote.

Conversion Rights	BR common stock is not subject to any conversion rights.	ConocoPhillips’ common stock is not subject to any conversion rights.

Stockholder Proposals	BR’s by-laws provide that any stockholder who intends to bring a matter before the annual stockholders’ meeting must deliver written notice of his or her intent to do so to the secretary of the corporation. For nominations or other business to be properly brought before an annual meeting, the secretary must receive the notice no later than 60 days prior to the first anniversary of the date on which BR first mailed its proxy materials for the preceding year’s annual meeting of stockholders, unless the date of the annual meeting has been advanced by more than 30 days prior or delayed by 30 days after the anniversary of the last

ConocoPhillips’ restated certificate of incorporation provides that no business other than business stated in the notice of a special meeting shall be conducted at a special meeting.

ConocoPhillips’ by-laws provide that any stockholder who intends to bring a matter before the annual stockholders’ meeting must deliver notice to ConocoPhillips’ secretary not less than 90 nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. However, if the annual meeting date is not set to be held within 30 days before or after the anniversary of the last annual

	BR Stockholder Rights	ConocoPhillips Stockholder Rights

annual meeting, in which case the notice must be delivered on the later of the 90th day prior to such annual meeting or the 10th day after the public announcement of the change in meeting time. See the subsection entitled “—Nomination of Directors” below for more information.

In any case, the business to be brought before the annual meeting must be a proper matter for stockholder action and the notice must include:

meeting, notice from a stockholder will only be timely if received no later than the later of 90 days before the anniversary of the previous annual meeting or the 10th day after the notice of such a meeting was mailed or publicly disclosed.

•      a brief description of each matter desired to be brought before the meeting and the reasons for bringing such matter;

•      the name and address of the proposing stockholder;

•      the class and number of shares of BR that are owned beneficially and of record by the stockholder presenting the proposed business;

•      a description of any material interest of the proponent in the business being brought; and

•      a statement as to whether the proponent intends to deliver a proxy statement and a form of proxy to a sufficient number of stockholders.

To be in proper form a stockholder’s notice must include:

•      a brief description of the business the stockholder wants to be brought before the annual meeting and the reasons for conducting that business;

•      the name and record address of the stockholder bringing the business, and the class and number of shares owned beneficially or of record by that stockholder;

•      any arrangements between the proposing stockholder and other individuals in connection with the proposed business;

•      any material interest of the proposing stockholder in the proposed business; and

	If the proposing stockholder gives notice of intent to deliver a proxy, that stockholder must deliver a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting stockholders required to carry such proposal.	• a representation that the proposing stockholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.

Nomination of Directors	BR’s by-laws provide that a BR stockholder may nominate one or more persons for election as directors at an annual or special meeting called for the election of directors, but only if the stockholder delivers written notice of his or her intent to make the nomination to BR’s secretary. The timing requirements for receiving the notice are similar to those for receiving notice of stockholder proposals described above.	ConocoPhillips’ by-laws provide that a ConocoPhillips stockholder may nominate one or more persons for election as directors at an annual meeting of stockholders, but only if the stockholder delivers written notice of his or her intent to make the nominations to ConocoPhillips’ secretary. The timing requirements for receiving notice are similar to those for receiving notice of stockholder proposals described above.

	BR Stockholder Rights	ConocoPhillips Stockholder Rights

The notice must include:

•      such information concerning each nominee as would be required under Regulation 14A of the Securities Exchange Act of 1934 to be included in a proxy statement soliciting proxies for the election of the nominee as a director; and

•      a written and signed consent of each nominee to serve as a BR director if elected.

In addition, if the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 70 days prior to the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders, a stockholder’s notice will be deemed to be timely received, but only with respect to the nominees for any new positions created by such increase, if it is delivered on or prior to the close of business on the 10th day following the date of public disclosure of the meeting date.

For a special meeting, nominations of persons to be elected to the board of directors by or at the direction of the board of directors or a nominating stockholder must be made by notice to the corporation no later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date of public disclosure of the special meeting date.

The notice must include the following information about the proposed nominee:

•      name, age, business address and residence address;

•      principal occupation or employment; and

•      the class and number of shares of capital stock of ConcoPhillips owned beneficially or of record by the nominee that would have to be disclosed in a proxy statement under Section 14 of the Securities Exchange Act of 1934, and the rules made under the Section.

The notice must also include the following information:

•      name and address;

•      the class and number of shares owned beneficially or of record;

•      a description of all arrangements between the nominating stockholder and the proposed nominee or any other persons relating to the nomination;

•      a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice; and any other information relating to the nominating stockholder that would have to be disclosed in a proxy statement or other filing that must be made in connection with solicitations of proxies for election; and

•      the notice must contain the written consent of each nominee to be nominated and to serve as a director if elected.

Advance Notice of Stockholder Meetings	BR’s by-laws provide that written notice of meetings, whether special or annual, shall be given to stockholders entitled to vote at such meeting not less than 10 nor more than 60 days prior to the meeting.	ConocoPhillips’ by-laws and restated certificate of incorporation do not discuss stockholder notice for annual meetings. Delaware statute provides that when the certificate of incorporation and by-laws are silent, notice of a meeting must be

	BR Stockholder Rights	ConocoPhillips Stockholder Rights
given not less than 10 nor more than 60 days before the date of the meeting.

ConocoPhillips’ by-laws provide that notice of special meetings must be given not less than 10 nor more than 60 days before the date of the meeting.

Calling Special Meetings of Stockholders	BR’s by-laws provide that special meetings of stockholders may only be called by a majority of the board of directors, the chairman of the board, or the president.	ConocoPhillips’ by-laws provide that a special meeting of stockholders may only be called by the board of directors pursuant to a resolution stating the purpose or purposes thereof or by the chairman (if there is a chairman).

Quorum	BR’s by-laws provide that a majority of the outstanding shares of BR entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. A majority of outstanding shares of any class or classes whose specific vote is required, present in person or represented by proxy at a meeting of stockholders, constitutes a quorum.	ConocoPhillips’ by-laws provide that a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for action at a meeting of stockholders.

Number of Directors	BR’s by-laws provide that the number of directors be no less than 3, with the exact number to be determined by a vote of a majority of directors then in office. There are currently 15 directors.	ConocoPhillips’ restated certificate of incorporation and by-laws provide that the number of directors be no less than 6 and no more than 20, with the exact number to be determined from time to time by the board of directors. There are currently 15 directors.

Classification of Board of Directors	The board is not classified.	ConocoPhillips’ restated certificate of incorporation states that the board shall be divided into three classes. Each class is to consist of, as closely as possible, one third of the number of total directors. Each director shall serve for a term that ends on the date of the third annual meeting after s/he was elected.

Removal of Directors	BR’s by-laws provide that directors may be removed for cause, at any special meeting of stockholders, by a majority vote of stockholders entitled to vote for the election such director.	ConocoPhillips’ restated certificate of incorporation provides that directors may be removed for cause by the vote of at least a majority of the votes entitled to be cast by the number of outstanding shares entitled to vote.

Filling of Board Vacancies	BR’s by-laws provide that vacancies in the board and newly created directorships may be filled by a majority of the directors then in office, even if less than a	ConocoPhillips’ by-laws provide that all vacancies may be filled by a majority of the directors in office at the time of the vacancy, even if those directors

	BR Stockholder Rights	ConocoPhillips Stockholder Rights
	quorum, or by a sole remaining director, at any regular or special meeting of the board of directors. Vacancies caused by removal of directors by the stockholders may be filled by stockholders at the meeting removing such director.	constitute less than a quorum or if there is only one director left.

Action by Written Consent	BR’s certificate of incorporation provides that no action of stockholders may be taken by written consent without a meeting.	ConocoPhillips’ restated certificate of incorporation provides that no action of stockholders may be taken by written consent without a meeting.

Amendment of Certificate of Incorporation	BR’s certificate of incorporation may be amended if approved by the board of directors and by a majority of the outstanding stock entitled to vote on such amendment.	ConocoPhillips’ restated certificate of incorporation may generally be amended if approved by the board of directors and by a majority of the outstanding stock entitled to vote on such amendment.

The following provisions of BR’s certificate of incorporation may be amended only by holders of at least 51% of the shares entitled to vote for the election of the directors:

•      provisions relating to any business combination; and

•      provisions limiting stockholder action by written consent.

The following provisions of ConocoPhillips’ restated certificate of incorporation may only be amended by an 80% stockholder vote:

•      provisions relating to the directors, including the number of directors and vacancies;

•      provisions limiting stockholder action at annual meetings; and

•      provisions regarding director liability.

The provision of ConocoPhillips’ restated certificate of incorporation establishing the name of ConocoPhillips may only be amended by an 80% stockholder vote acting on the unanimous recommendation of the entire board of directors.

Amendment of By-laws	BR’s by-laws may be amended or repealed and new by-laws may be made by the affirmative vote, at any meeting of the board of directors, of a majority of the board of directors, subject to the rights of the stockholders of BR to amend or repeal the by-laws by majority vote of stockholders present or represented at a stockholders meeting and entitled to vote on the proposal. However, notice of the proposed action must be included in the notice of the stockholder meeting.

ConocoPhillips’ by-laws may be amended or repealed by a majority of votes entitled to vote on the amendment or repeal. ConocoPhillips’ restated certificate of incorporation provides that an 80% stockholder vote is required to amend or repeal the following provisions of the by-laws:

•      provision for time and place of special meetings;

•      provision prohibiting stockholder action by written consent;

•      provision for nomination of directors;

•      provision for stockholder business at annual meetings;

	BR Stockholder Rights	ConocoPhillips Stockholder Rights
• provision for number, classification, and qualification of directors; • provision for removal of directors; and • article regarding officers of ConocoPhillips.

Stockholder Rights Plan

On December 9, 1998, the board of directors of BR adopted a stockholder rights plan and declared a dividend distribution of one preferred stock purchase right for each share of common stock, $.01 par value, of BR outstanding as of the close of business on December 16, 1998.

If any person commences a tender or exchange offer, the consummation of which would result in such person becoming the beneficial owner of 15% or more of the outstanding shares of BR common stock, or thereafter BR is involved in a merger or other business combination in which 50% or more of BR’s assets or earning power is sold, each purchase right will entitle its holder to receive, upon exercise, BR common stock (or, in the case of a merger or other business combination, stock of the acquiring company) having a value equal to two times the exercise price of the purchase right.

Each share of Series A Junior Participating Stock entitles the holder to purchase 1/100th of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, at a price of $200, subject to adjustment.

Until exercised, the holder of a right to purchase Series A Participating Preferred Stock does not have any rights as a stockholder of BR, including voting or dividend rights. Upon exercise, each share of Series A Participating Preferred Stock will:

•      be non-redeemable and junior to any other series of preferred stock of BR;

In connection with their stockholder rights plan, the board of directors authorized the issuance of a dividend of one preferred share purchase right for each share of ConocoPhillips common stock on June 30, 2002.

If any person commences a tender or exchange offer, the consummation of which would result in such person becoming the beneficial owner of 15% or more of the common shares of ConocoPhillips, the rights entitle stockholders to purchase 1/100th of a share of Series A Junior Participating Preferred Stock, par value $.01 per share for the exercise price of $300.

Series A Junior Participating Preferred Stock have rights including:

•      Entitlement to preferential quarterly dividends declared by the board of directors in a per share amount equal to the greater of $1 or 100 times the aggregate per share amount of all cash dividends and other distributions declared on the common stock since the last date of dividend distribution.

•      Entitlement to 100 votes per share on all matters submitted to a vote of the holders of common stock.

	BR Stockholder Rights	ConocoPhillips Stockholder Rights

•      have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of common stock, but in no event less than $25 (the equivalent of $.25 per share of common stock);

•      in the event of liquidation, receive a preferred liquidation payment equal to the greater of 100 times $1.50 or 100 times the payment made per each share of common stock;

•      have 100 votes, voting together with the shares of common stock; and

•      in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, entitle the holder to receive 100 times the amount and type of consideration received per share of common stock.

However, BR intends to amend its stockholder rights plan so that it will not apply to the merger and will terminate on the effective date of the merger.

Certain Business Combinations	BR’s certificate of incorporation provides that holders of 51% of the outstanding voting shares of the corporation must approve business combinations with interested stockholders. Interested stockholders are defined as (1) those owning 10% or more of BR voting stock or (2) an affiliate of BR which (x) was the beneficial owner of 10% or more of the voting stock, or (y) at the completion of the business combination will be the beneficial owner of 10% or more of the voting stock. However, such approval is not required if the board of directors determines that either:	ConocoPhillips’ restated certificate of incorporation provides that if certain transactions are proposed with any affiliate or person owning more than 15% of ConocoPhillips’ common shares, those transactions must be approved by a supermajority of shares entitled to vote. Persons holding 15% or more of the outstanding shares are defined as related persons.

•      the interested stockholder owns more than 80% of the outstanding shares of BR and has declared its intention to vote to approve the business combination; or

•      the fair market value of the consideration to be received per share in the business combination is worth at least as much as the consideration

For the following transactions, a vote of 80% of the shares entitled to vote, or 66 2/3% of shares entitled to vote excluding shares held by a “related person”, is required to approve the transaction:

•      any merger or consolidation of ConocoPhillips or its subsidiaries with or into any related person or affiliate of any related person;

BR Stockholder Rights	ConocoPhillips Stockholder Rights

paid by the interested stockholder of that class in acquiring the largest number of shares or a series of related shares of that class previously acquired in any one transaction or a series of related transactions and the interested stockholder hasn’t received the benefit of any loans or other financial assistance from the corporation.

•      any sale, lease, exchange, or other disposition of all or substantially all of the assets of ConocoPhillips to a related person;

•      any reclassification of securities for which stockholder approval is required;

•      any share exchange of the corporation which would require a stockholder vote and would result in an increase of more than 1% of a related person’s ownership of ConocoPhillips; or

•      any dissolution of ConocoPhillips proposed by or on behalf of a related person or any of their affiliates.

The above supermajority provisions do not apply if:

•      the board approves the transaction before the related person acquires more than 15% of the common shares of ConocoPhillips;

•      the consideration received per share by ConocoPhillips stockholders is the same in form and amount as what the related person paid in a tender or exchange offer that resulted in the related person acquiring more than 50% of ConocoPhillips’ outstanding stock; or

•      the consideration received per share by ConocoPhillips stockholders is not less in amount than the highest price the related person paid in the previous year for ConocoPhillips common stock (purchases which resulted in ConocoPhillips owning more than 15% are included in this provision).

STOCK OWNERSHIP OF MANAGEMENT

AND CERTAIN OTHER HOLDERS

The following table sets forth information about the only known beneficial owners of more than 5% of BR’s common stock as of February 22, 2006. This information with respect to the number of shares owned is based solely on BR’s review of Schedule 13Ds and 13Gs filed by such beneficial owners with the SEC.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
Capital Research and Management Company(1) 333 South Hope Street Los Angeles, California 90071	40,471,400	[	]%
Harris Associates L.P. and Harris Associates Inc.(2) Two North LaSalle Street, Suite 500 Chicago, Illinois 60602-3790	21,409,188	[	]%

NOTES

(1)	In its Schedule 13G filed February 10, 2006, with respect to its securities as of December 31, 2005, Capital Research and Management Company states that it has sole voting power as to 3,190,000 shares, shared voting power as to no shares, sole dispositive power with respect to 40,471,400 shares and shared dispositive power as to no shares. The Growth Fund of America, Inc. states that it has sole voting power as to 18,060,000 shares, shared voting power as to no shares, sole dispositive power with respect to no shares and shared dispositive power with respect to no shares.
(2)	In its Schedule 13G filed February 11, 2005, with respect to its securities as of December 31, 2004, Harris Associates L.P. states that it has sole voting power as to no shares, shared voting power as to 21,409,188 shares, sole dispositive power with respect to 5,453,388 shares and shared dispositive power with respect to 15,955,800 shares. Harris Associates Inc. states that it has sole voting power as to no shares, shared voting power as to 21,409,188 shares, sole dispositive power with respect to 5,453,388 shares and shared dispositive power with respect to 15,955,800 shares.

The following table sets forth the number of shares of BR common stock beneficially owned as of February 22, 2006 by each BR director and executive officer individually and by all BR directors and executive officers as a group. No individual BR director or executive officer beneficially owns 1% or more of BR’s outstanding common stock, nor do the BR directors and executive officers as a group.

	Number of Shares			Percent of Class
Name	Beneficially Owned(1)	Deferral Plans(2)	Total
Barbara T. Alexander	18,000	6,059	24,059	*
Reuben V. Anderson	28,000	20,650	48,650	*
Mark E. Ellis	39,500	19,536	59,036	*
Laird I. Grant	36,524	31,322	67,846	*
L. David Hanower	173,243	44,105	217,348	*
Robert J. Harding	24,000	16,894	40,894	*
John T. LaMacchia	20,000	19,377	39,377	*
Randy L. Limbacher	172,174	20,424	192,598	*
Joseph P. McCoy	45,960	45,615	97,575	*
James F. McDonald	36,056	16,796	56,852	*
Kenneth W. Orce(3)	53,250	23,578	76,828	*
Donald M. Roberts	84,490	45,512	130,002	*
James A. Runde	18,000	9,245	27,245	*
John F. Schwarz	54,176	24,952	79,128	*
Walter Scott, Jr.	44,592	42,658	87,250	*
Bobby S. Shackouls	434,224	86,910	521,134	*
Steven J. Shapiro	384,494	168,313	554,807	*
William E. Wade, Jr.	28,600	11,929	40,529	*
John A. Williams	54,507	22,332	76,839	*

All BR directors and named executive officers as a group (19 persons)	1,754,790	679,207	2,433,997	*

*	Less than 1%.

NOTES

(1)	For purposes of this table, shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of February 22, 2006. As a result, the number of shares shown in this column includes for Ms. Alexander 18,000 shares, for Mr. Anderson 26,000 shares, for Mr. Ellis 30,000 shares, for Ms. Grant 30,000 shares, for Mr. Hanower 102,500 shares, for Mr. Harding 22,000 shares, for Mr. LaMacchia 4,000 shares, for Mr. Limbacher 187,500 shares, for Mr. McCoy 21,600 shares, for Mr. McDonald 28,000 shares, for Mr. Orce 34,000 shares, for Mr. Roberts 32,000 shares, for Mr. Runde 18,000 shares, for Mr. Schwarz 49,252 shares, for Mr. Scott 32,000 shares, for Mr. Shackouls 250,000 shares, for Mr. Shapiro 262,300 shares, for Mr. Wade 26,000 shares, for Mr. Williams 12,500 shares and for all BR directors and executive officers as a group, 1,085,652 shares, which such person (or group) has the right to acquire within 60 days of February 22, 2006. For Messrs. Shackouls, Limbacher, Shapiro, Hanower, Williams, Ellis and McCoy the number of shares shown in this column includes 145,000, 38,500, 48,500, 29,000, 29,000, 9,500 and 16,625 shares of common stock, respectively, subject to restrictions. Unless otherwise indicated below, the directors and executive officers named in the table above have sole voting and investment authority with respect to the shares set forth in the table.
(2)	These shares represent the economic equivalent of shares of common stock, and were received as a result of grants under BR’s Phantom Stock Plan for Non-Employee Directors and several deferred compensation plans of BR but does not include any adjustments to such number that will result by reason of the payment of a $0.10 per share dividend payable on January 10, 2006 on each share of BR common stock. These share equivalents are subject to common stock market price fluctuations and are non-voting.
(3)	Excludes 3,600 shares of BR common stock owned by trusts of which Mr. Orce’s wife is trustee and their children are beneficiaries. Mr. Orce disclaims beneficial ownership of these shares.

DESCRIPTION OF CONOCOPHILLIPS CAPITAL STOCK

The following describes the material terms of the capital stock of ConocoPhillips. This description is qualified in its entirety by reference to the restated certificate of incorporation and by-laws of ConocoPhillips which are available upon request without charge. See “Additional Information for Stockholders—Where You Can Find More Information” on page 101 for more information about the documents incorporated by reference into this proxy statement/prospectus.

The authorized capital stock of ConocoPhillips currently consists of 2.5 billion shares of common stock, par value $0.01 per share, and 500 million shares of preferred stock, par value $.01 per share. As of February 24, 2006, there were [    ] shares of ConocoPhillips common stock outstanding held by [    ] holders of record.

ConocoPhillips Common Stock

The holders of ConocoPhillips common stock are entitled to receive such dividends or distributions as are lawfully declared on ConocoPhillips common stock, to have notice of any authorized meeting of stockholders, and to one vote for each share of ConocoPhillips common stock on all matters which are properly submitted to a vote of ConocoPhillips stockholders. As a Delaware corporation, ConocoPhillips is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of ConocoPhillips, holders of ConocoPhillips common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of ConocoPhillips’ indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of ConocoPhillips preferred stock. The holders of ConocoPhillips common stock have no conversion, redemption, preemptive or cumulative voting rights. All outstanding shares of ConocoPhillips common stock are, and the shares of ConocoPhillips common stock to be issued in the merger will be, validly issued, fully paid and non-assessable.

ConocoPhillips Preferred Stock

ConocoPhillips’ restated certificate of incorporation expressly authorizes the board of directors to issue preferred stock in one or more series, to establish the number of shares in any series and to set the designation and preferences of any series and the powers, rights, qualifications, limitations or restrictions on each series of preferred stock.

Note on Delaware Law Change regarding Uncertificated Shares

On August 1, 2005, Delaware law changed to permit corporations incorporated in Delaware to issue stock only in book entry, or uncertificated, form. This law change will allow companies to eliminate the physical handling and safekeeping responsibilities associated with owning transferable stock certificates and also the need to return a duly executed stock certificate to transfer the stock represented by the physical certificates. ConocoPhillips currently expects that it will avail itself of the new law. Therefore, if ConocoPhillips changes to book-entry only shares and the merger occurs after this change is made, then shares issued to former BR stockholders pursuant to the merger will be in book-entry form only and no stock certificates representing those shares will be issued. Instead, the exchange agent will send a confirmation of the number of shares of ConocoPhillips common stock held by each holder in book-entry form.

Mellon Investor Services LLP will continue to act as the registrar and transfer agent for ConocoPhillips common stock after the merger. After the merger, holders will be able to transfer shares of ConocoPhillips common stock held in book-entry form by mailing to Mellon Investor Services LLP a transfer and assignment form, which Mellon Investor Services LLP will provide to holders at no charge upon written request.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma financial statements combine the historical consolidated balance sheets and statements of income of ConocoPhillips and BR, giving effect to the merger using the purchase method of accounting.

We are providing the information to aid you in your analysis of the financial aspects of the merger. The historical statements of income for the year ended December 31, 2004, were derived from the audited financial statements of ConocoPhillips and BR contained in each company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which reports are incorporated into this document by reference. The historical statements of income for the nine-month period ended September 30, 2005, and the historical balance sheets at September 30, 2005, were derived from the unaudited financial information of the companies. You should read the unaudited pro forma combined financial statements below together with the historical financial statements and related notes contained in the annual reports and other information that both companies have filed with the SEC, and incorporated by reference into this document. See “Additional Information for Stockholders—Where You Can Find More Information” beginning on page 101.

The unaudited pro forma combined statements of income assume the merger was effected on January 1, 2004. The unaudited pro forma combined balance sheet gives effect to the merger as if it had occurred on September 30, 2005. The accounting policies of ConocoPhillips and BR are comparable.

The unaudited pro forma combined information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Further, the unaudited pro forma combined financial statements do not reflect the effect of asset dispositions, if any, that may be required by order of regulatory authorities; restructuring charges that will be incurred to fully integrate and operate the combined organization more efficiently; or anticipated synergies resulting from the merger. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that ConocoPhillips will experience.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

	Millions of Dollars
Year Ended December 31, 2004	ConocoPhillips	BR*	Pro Forma Adjustments		ConocoPhillips and BR Pro Forma Combined
Revenues
Sales and other operating revenues	$135,076	$5,611	$(571	)(e)	$140,116
Equity in earnings of affiliates	1,535	7	—		1,542
Other income	305	(2)	—		303

Total Revenues	136,916	5,616	(571)		141,961

Costs and Expenses
Purchased crude oil, natural gas and products	90,182	—	(571	)(e)	89,611
Production and operating expenses	7,372	1,042	—		8,414
Selling, general and administrative expenses	2,128	238	—		2,366
Exploration expenses	703	258	—		961
Depreciation, depletion and amortization	3,798	1,110	1,468	(h)	6,376
Property impairments	164	90	—		254
Taxes other than income taxes	17,487	260	—		17,747
Accretion on discounted liabilities	171	27	—		198
Interest and debt expense	546	292	565	(b)	1,403
Foreign currency transaction gains	(36)	(5)	—		(41)
Minority interests	32	—	—		32

Total Costs and Expenses	122,547	3,312	1,462		127,321

Income from continuing operations before income taxes	14,369	2,304	(2,033)		14,640
Provision for income taxes	6,262	777	(668	)(f)	6,371

Income From Continuing Operations	$8,107	$1,527	$(1,365)		$8,269

Income From Continuing Operations Per Share of Common Stock (dollars)**
Basic	$5.87	$3.90			$5.00
Diluted	5.79	3.86			4.94

Average Common Shares Outstanding** (in thousands)
Basic	1,381,568	391,914			1,652,333	(d)
Diluted	1,401,300	395,240			1,674,707	(d)

*	Certain amounts reclassified to conform to ConocoPhillips’ presentation.
**	ConocoPhillips’ per-share amounts and average number of common shares outstanding reflect a two-for-one stock split effected as a 100% stock dividend on June 1, 2005.

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

	Millions of Dollars
Nine Months Ended September 30, 2005	ConocoPhillips	BR*	Pro Forma Adjustments		ConocoPhillips and BR Pro Forma Combined

Revenues
Sales and other operating revenues	$128,184	$5,207	$(692	)(e)	$132,699
Equity in earnings of affiliates	2,626	8	—		2,634
Other income	381	169	—		550

Total Revenues	131,191	5,384	(692)		135,883

Costs and Expenses
Purchased crude oil, natural gas and products	88,603	—	(692	)(e)	87,911
Production and operating expenses	6,081	855	—		6,936
Selling, general and administrative expenses	1,690	225	—		1,915
Exploration expenses	432	183	—		615
Depreciation, depletion and amortization	3,075	953	981	(h)	5,009
Property impairments	31	—	—		31
Taxes other than income taxes	13,758	250	—		14,008
Accretion on discounted liabilities	135	22	—		157
Interest and debt expense	387	214	423	(b)	1,024
Foreign currency transaction losses	52	19	—		71
Minority interests	21	—	—		21

Total Costs and Expenses	114,265	2,721	712		117,698

Income from continuing operations before income taxes	16,926	2,663	(1,404)		18,185
Provision for income taxes	7,068	907	(455	)(f)	7,520

Income From Continuing Operations	$9,858	$1,756	$(949)		$10,665

Income From Continuing Operations Per Share of Common Stock (dollars)
Basic	$7.06	$4.60			$6.40
Diluted	6.94	4.56			6.29

Average Common Shares Outstanding (in thousands)
Basic	1,396,180	381,683			1,666,945	(d)
Diluted	1,419,898	385,002			1,694,435	(d)

*	Certain amounts reclassified to conform to ConocoPhillips’ presentation.

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

	Millions of Dollars
At September 30, 2005	ConocoPhillips	BR*	Pro Forma Adjustments		ConocoPhillips and BR Pro Forma Combined
Assets
Cash and cash equivalents	$2,803	$2,816	$(4,619	)(g)	$1,000
Accounts and notes receivable	10,406	1,292	—		11,698
Inventories	4,838	159	—		4,997
Prepaid expenses and other current assets	2,413	309	—		2,722
Assets of discontinued operations	144	—	—		144

Total Current Assets	20,604	4,576	(4,619)		20,561
Investments and long-term receivables	14,802	59	—		14,861
Net properties, plants and equipment	52,482	11,950	17,354	(a)	81,786
Goodwill	14,927	1,093	15,556	(a)	31,576
Intangibles	1,043	—	—		1,043
Other assets	514	152	—		666

Total Assets	$104,372	$17,830	$28,291		$150,493

Liabilities
Accounts payable	$11,897	$1,223	$—		$13,120
Notes payable and long-term debt due within one year	1,125	2	—		1,127
Accrued income and other taxes	4,176	303	—		4,479
Employee benefit obligations	1,202	59	—		1,261
Other accruals	2,894	529	—		3,423
Liabilities of discontinued operations	104	—	—		104

Total Current Liabilities	21,398	2,116	—		23,514
Long-term debt	12,372	3,893	13,443	(g)	29,708
Asset retirement obligations and accrued environmental costs	3,752	510	—		4,262
Deferred income taxes	10,934	2,861	6,401	(a)	20,196
Employee benefit obligations	2,307	166	59	(c)	2,532
Other liabilities and deferred credits	2,539	253	—		2,792

Total Liabilities	53,302	9,799	19,903		83,004
Minority Interests	1,232	—	—		1,232

Total Common Stockholders’ Equity	49,838	8,031	8,388	(a)	66,257

Total	$104,372	$17,830	$28,291		$150,493

*	Certain amounts reclassified to conform to ConocoPhillips’ presentation.

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(a) The following is a preliminary estimate of the deemed purchase price for BR on a purchase accounting basis:

Millions of Dollars
Cash 375,332,950* BR shares times $46.50 per share	$17,453

ConocoPhillips Stock 375,332,950* BR shares times 0.7214 times $59.85 per share (weighted-average price of ConocoPhillips stock for a five-day period beginning two available trading days before the announcement)	16,205

BR Stock Options Estimated fair value that will be exchanged for fully vested ConocoPhillips stock options at the date of close	213

Transaction-Related Costs Estimated direct transaction fees payable by ConocoPhillips to be capitalized as part of the purchase price for BR	35

$33,906

*	Shares outstanding at January 6, 2006.

For purposes of this pro forma analysis, the above deemed purchase price has been allocated based on a preliminary assessment of the fair value of the assets and liabilities of BR at September 30, 2005. The pro forma income statement adjustments reflect the estimated effects of depreciating and/or amortizing the purchase accounting adjusted balances in properties, plants and equipment and long-term debt. The preliminary assessment of fair value resulted in $16,649 million of goodwill, which will be subject to periodic impairment testing instead of amortization, in accordance with Statement of Financial Accounting Standards No. 142—“Goodwill and Other Intangible Assets.”

An independent appraisal firm has been engaged to assist us in finalizing the allocation of the purchase price. The preliminary assessment of the fair values of tangible and intangible assets used in these pro forma statements was based on projections of future net cash flows, discounted to present value. These and other preliminary estimates will change as additional information becomes available and is assessed by ConocoPhillips and the appraisal firm. Employee benefit obligations were valued at their current funded status. Long-term debt was valued at fair value based on the prices of BR’s publicly traded debt around September 30, 2005. All other BR assets and liabilities were valued at their historical book values, which we believe do not differ materially from their fair values.

Under the purchase method of accounting for business combinations, this preliminary assessment of fair value resulted in goodwill of $16,649 million. Included in this amount is $9,103 million that offsets net deferred tax liabilities arising from differences between the allocated financial bases and historical tax bases of BR’s net assets (due to the non-taxable nature of this transaction, BR’s tax basis in its assets would carry over to ConocoPhillips). Goodwill reflects the anticipated benefits of the merger that are in addition to the fair value of the individual assets and liabilities described above. These benefits would include, for example, expanded growth opportunities in North American natural gas exploration and development, cost savings from the elimination of duplicate activities, and the sharing of best practices in the operations of both companies. For further information, see “The Merger—ConocoPhillips’ Reasons for the Merger” beginning on page 33.

Not included in the initial purchase price allocation was an expected liability for the combined company’s restructuring activities following the date of close, including severance costs associated with workforce reductions for redundant operations. As plans for these restructuring activities become finalized, the associated liability will be among the final adjustments to the purchase price allocation.

(b)	Reflects: 1) the increase in long-term debt to fund the cash portion of the purchase price (see (g) below) at ConocoPhillips’ current borrowing interest rate of 4.76%, and 2) the restatement of BR’s debt to fair value as of September 30, 2005, and the corresponding reduction in interest expense as the resulting $574 million premium is amortized over a weighted-average effective yield period of 12 years. A 1/8% increase in the average borrowing rate would increase before-tax interest expense by $16 million in the 2004 period and $12 million in the nine-month period of 2005.
(c)	Adjustment to increase BR’s pension and other post-retirement benefit obligations to the estimated difference between projected benefit obligations and plan assets.
(d)	Reflects the exchange of outstanding BR stock, the issuance of 270.8 million shares of ConocoPhillips common stock (including 20.1 million treasury shares) to be issued to BR stockholders as consideration in the merger, and the effect of ConocoPhillips stock options issued in the exchange to BR stock option holders.
(e)	Reflects the elimination of sales from BR to ConocoPhillips.
(f)	The pro forma adjustment to income tax reflects the statutory federal and state income tax impacts of the pro forma adjustments to BR’s pretax income, and also includes the estimated effect of the acquisition on ConocoPhillips’ interest expense allocated to foreign sources.
(g)	For the purposes of this pro forma analysis, the funding of the cash portion of the purchase price ($17,488 million) has been allocated between cash on hand ($4,619 million) and long-term debt financing ($12,869 million). The pro forma adjustment to long-term debt also reflects the $574 million restatement of BR debt to fair value.
(h)	Reflects increased depreciation, depletion and amortization related to the “step-up” of properties, plants and equipment to their estimated fair value (see (a) above). Producing properties, grouped at a BR divisional level, were assigned first-year unit-of-production rates ranging from 5% to 13%, while pooled leaseholds, gas plants and corporate assets were assigned straight-line rates ranging from five to 17 years.

SUPPLEMENTAL OIL AND GAS DISCLOSURES

(UNAUDITED)

ConocoPhillips and BR are providing the following unaudited, supplemental pro forma oil and gas disclosures, prepared in accordance with FASB Statement No. 69, “Disclosures about Oil and Gas Producing Activities,” and regulations of the SEC. While this data was developed with reasonable care and disclosed in good faith, it is emphasized that some of the data is necessarily imprecise and represents only approximate amounts because of the subjective judgments involved in developing such information. The standardized measure projections should not be viewed as realistic estimates of future cash flows. Material revisions to estimates of proved reserves may occur in the future; development and production of the reserves may not occur in the periods assumed; actual prices realized are expected to vary significantly from those used; and actual costs also may vary.

These disclosures include information about ConocoPhillips’ consolidated oil and gas activities and its proportionate share of its equity affiliates’ oil and gas activities. The information about ConocoPhillips’ equity affiliates is necessary for a full understanding of its operations, because these operations are an integral part of the overall success of ConocoPhillips’ oil and gas operations.

Estimated Proved Reserves

At December 31, 2004

	ConocoPhillips Historical	BR Historical	Pro Forma
Consolidated Operations
Crude oil and natural gas liquids (in millions of barrels)	3,557	630	4,187
Natural gas (in billions of cubic feet)	16,834	8,226	25,060
Equity Affiliates
Crude oil and natural gas liquids (in millions of barrels)	1,982	—	1,982
Natural gas (in billions of cubic feet)	862	—	862

Estimated Standardized Measure of Discounted Future Net Cash Flows

Amounts are computed using the year-end 2004 prices and costs (adjusted only for existing contractual changes), appropriate statutory tax rates and a prescribed 10% discount factor. Continuation of year-end 2004 economic conditions also is assumed. The calculation is based on estimates of proved reserves, which are revised over time as new data becomes available. Probable or possible reserves that may be proved in the future are not considered. The calculation also requires assumptions as to the timing of future production of proved reserves, and the timing and amount of future development and production costs.

At December 31, 2004

	Millions of Dollars
	ConocoPhillips Historical	BR Historical*	Pro Forma
Consolidated Operations
Future cash flows
Revenues	$190,637	$59,081	$249,718
Production costs	(58,725)	(10,762)	(69,487)
Development costs	(17,093)	(4,210)	(21,303)
Income tax expense	(49,657)	(14,580)	(64,237)

Future net cash flows	65,162	29,529	94,691
Discounted to present value at 10% annual rate	(29,674)	(14,311)	(43,985)

Total	$35,488	$15,218	$50,706

Equity Affiliates
Future cash flows
Revenues	$56,171	$—	$56,171
Production costs	(20,835)	—	(20,835)
Development costs	(2,334)	—	(2,334)
Income tax expense	(10,711)	—	(10,711)

Future net cash flows	22,291	—	22,291
Discounted to present value at 10% annual rate	(14,081)	—	(14,081)

Total	$8,210	$—	$8,210

*	Certain amounts reclassified to conform to ConocoPhillips’ presentation.

LEGAL MATTERS

The validity of the ConocoPhillips common stock to be issued to BR stockholders pursuant to the merger was passed upon by Stephen F. Gates, Esq., Senior Vice President, Legal, and General Counsel for ConocoPhillips.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited ConocoPhillips’ consolidated financial statements, condensed consolidating financial information and financial statement schedule included in ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2004, and management’s assessment of the effectiveness of ConocoPhillips’ internal control over financial reporting as of December 31, 2004, as set forth in their reports, which are incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. ConocoPhillips’ financial statements, condensed consolidating financial information and schedule, and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of BR incorporated in this proxy statement/prospectus by reference to BR’s Annual Report on Form 10-K for the year ended December 31, 2004, has been incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proper proposals for inclusion in BR’s proxy statement and for consideration at the next annual meeting of BR’s stockholders by submitting their proposals to BR in a timely manner.

BR will hold an annual meeting in the year 2006 only if the merger has not already been completed. Pursuant to Rule 14a-8 of the Securities Exchange Act, proposals of BR stockholders intended to be presented at BR’s 2006 annual meeting of stockholders had to have been received by BR’s Corporate Secretary at 717 Texas Avenue, Suite 2100, Houston, Texas 77002, by November 21, 2005 to be considered for inclusion in BR’s proxy material related to such meeting. Under BR’s by-laws, stockholder proposals for consideration at the 2006 annual meeting, but not for inclusion in the proxy statement, had to have been received by BR’s Corporate Secretary by January 20, 2006. If BR’s by-laws are amended to change the date of the 2006 annual meeting, the deadline for submitting such proposals shall be the later of 90 days before the meeting date or the 10th day following the day on which public announcement of the meeting date is first made. Notice of such proposals must also comply with the provisions of Section 2 of Article II of BR’s by-laws.

ADDITIONAL INFORMATION FOR STOCKHOLDERS

Where You Can Find More Information

ConocoPhillips and BR file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

ConocoPhillips filed a registration statement on Form S-4 to register with the SEC the ConocoPhillips common stock to be issued to BR stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of ConocoPhillips in addition to being a proxy statement of BR for the special meeting of BR stockholders. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

ConocoPhillips SEC Filings (File No. 1-32395)

1.	Annual Report on Form 10-K for the year ended December 31, 2004.

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

3.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

4.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

5.	Current Reports on Form 8-K dated February 4, 2005; February 9, 2005; February 14, 2005; May 5, 2005; July 12, 2005; September 1, 2005; December 8, 2005; December 12, 2005 (2); February 10, 2006; and February 21, 2006.

6.	The description of ConocoPhillips common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating that description.

7.	Rights Agreement, dated as of June 30, 2002, between ConocoPhillips and Mellon Investor Services LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Form 8-K filed August 30, 2002).

BR SEC Filings (File No. 1-9971)

1.	Annual Report on Form 10-K for the year ended December 31, 2004.

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

3.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

4.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

5.	Current Reports on Form 8-K dated July 29, 2005; August 8, 2005; August 22, 2005; October 27, 2005; November 15, 2005; December 13, 2005; December 14, 2005; December 20, 2005 and January 31, 2006.

6.	The description of BR common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating that description.

7.	Shareholder Rights Agreement, dated as of December 16, 1998, between Burlington Resources Inc. and EquiServe Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 1 to Form 8–A, filed December 1998).

We are also incorporating by reference all documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the BR special meeting or, if sooner, the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

ConocoPhillips has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to ConocoPhillips, and BR has supplied all such information relating to BR.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Burlington Resources Inc. Corporate Secretary 717 Texas Avenue, Suite 2100 Houston, Texas 77002 (800) 262-3456	ConocoPhillips Shareholder Relations Department P.O. Box 2197 Houston, Texas 77079 (281) 293-6800

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from D.F. King & Co., the proxy solicitor for the merger, at the following address and telephone number:

48 Wall Street, 22nd Floor

New York, New York 10005

(800) 714-3313

To receive timely delivery of requested documents in advance of the special meeting, you should make the request no later than March 20, 2006.

You can also get more information by visiting ConocoPhillips’ web site at www.conocophillips.com and BR’s web site at www.br-inc.com. Web site materials are not part of this proxy statement/prospectus.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus to vote on the proposals described in this document. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus is dated [            ], 2006. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of ConocoPhillips common stock in the merger shall create any implication to the contrary.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 12, 2005

BY AND AMONG

CONOCOPHILLIPS,

CELLO ACQUISITION CORP.,

AND

BURLINGTON RESOURCES INC.

i

		Page
9.8	Assignment	44
9.9	Submission to Jurisdiction; Waivers	45
9.10	Enforcement	45

AGREEMENT AND PLAN OF MERGER, dated as of December 12, 2005 (this “Agreement”), by and among CONOCOPHILLIPS, a Delaware corporation (“ConocoPhillips”), CELLO ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of ConocoPhillips (“Merger Sub”), and BURLINGTON RESOURCES INC., a Delaware corporation (“Burlington”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of ConocoPhillips and Burlington deem it advisable and in the best interests of their respective corporations and stockholders that ConocoPhillips and Burlington engage in a business combination in order to advance the long term strategic interests of ConocoPhillips and Burlington;

WHEREAS, to effect such business combination, the Boards of Directors of ConocoPhillips, Merger Sub and Burlington have approved this Agreement and the merger of Burlington with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth herein; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement will be, and hereby is, adopted as a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(a).

“Affiliate Agreement” shall have the meaning set forth in Section 6.12.

“Agreement” shall have the meaning set forth in the preamble.

“Antitrust Laws” means the HSR Act, the EC Merger Regulation, the Canadian Investment Regulations or other antitrust, competition or premerger notification, trade regulation law, regulation or order.

“beneficial ownership” or “beneficially own” shall have the meaning ascribed to such terms under Section 13(d) of the Exchange Act.

“Benefit Plan” means any employee benefit plan, program, policy, practice, agreement, contract or other arrangement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment or severance agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program, policy, practice, agreement, contract, or other arrangement.

“Book Entry Shares” shall have the meaning set forth in Section 3.5(a).

“Burlington” shall have the meaning set forth in the preamble.

“Burlington Benefit Plan” means a Benefit Plan providing benefits to any current or former employee, officer or director of Burlington or any of its affiliates or any beneficiary or dependent thereof that is sponsored or maintained by Burlington or any of its affiliates or to which Burlington or any of its affiliates is party, contributes, or is obligated to contribute.

“Burlington Capital Budgets” shall have the meaning set forth in Section 5.1(a)(ii).

“Burlington Capital Stock” means the Burlington Common Stock together with the Burlington Preferred Stock.

“Burlington Common Stock” means common stock, par value $0.01 per share, of Burlington. References to “Burlington Common Stock” shall, where appropriate, be deemed to include the Burlington Rights attached thereto or associated therewith.

“Burlington Contract” shall have the meaning set forth in Section 4.1(m)(i).

“Burlington Disclosure Schedule” means the disclosure schedule delivered by Burlington to ConocoPhillips concurrently herewith.

“Burlington Employees” shall have the meaning set forth in Section 6.8(b).

“Burlington Necessary Consents” shall have the meaning set forth in Section 4.1(d).

“Burlington Preferred Stock” means preferred stock, par value $0.01 per share, of Burlington.

“Burlington Recommendation” shall have the meaning set forth in Section 6.1(b).

“Burlington Rights” shall mean the rights to purchase Series A junior participating preferred stock of Burlington in connection with the Burlington Rights Agreement.

“Burlington Rights Agreement” shall mean the Shareholder Rights Agreement dated as of December 16, 1998, between Burlington and EquiServe Trust Company, N.A, as rights agent.

“Burlington SEC Documents” shall have the meaning set forth in Section 4.1(e)(i).

“Burlington September 10-Q” means Burlington’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed with the SEC.

“Burlington Stock Option” shall have the meaning set forth in Section 3.3(a).

“Burlington Stock Plans” shall mean the Burlington Resources Inc. 1992 Stock Option Plan for Non-employee Directors, the Burlington Resources Inc. 2000 Stock Option Plan for Non-employee Directors, the Burlington Resources Inc., 1993 Stock Incentive Plan, the Burlington Resources Inc., 1997 Employee Stock Incentive Plan, and the Burlington Resources Inc., 2002 Stock Incentive Plan.

“Burlington Stock Unit” means any compensatory right measured by the value of a number of shares of Burlington Common Stock, other than (i) the Burlington Stock Options, (ii) restricted Burlington Common Stock or (iii) performance units granted under Burlington’s 2005 Performance Share Unit Plan.

“Burlington Stockholder Approval” shall have the meaning set forth in Section 4.1(c)(i).

“Burlington Stockholders Meeting” shall have the meaning set forth in Section 4.1(c)(i).

“Burlington 2004 10-K” means Burlington’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Canadian Investment Regulations” means the Competition Act (Canada) and the Investment Canada Act of 1984 (Canada).

“Cancelled Shares” shall have the meaning set forth in Section 3.1(d).

“Certificate” shall have the meaning set forth in Section 3.1(b).

“Certificate of Merger” shall have the meaning set forth in Section 2.2.

“Change in the Burlington Recommendation” shall have the meaning set forth in Section 6.1(b).

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Code” shall have the meaning set forth in the recitals.

“Common Shares Trust” shall have the meaning set forth in Section 3.6(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 6.3.

“ConocoPhillips” shall have the meaning set forth in the preamble.

“ConocoPhillips Benefit Plan” means a Benefit Plan providing benefits to any current or former employee, officer or director of ConocoPhillips or any of its affiliates or any beneficiary or dependent thereof that is sponsored or maintained by ConocoPhillips or any of its affiliates or to which ConocoPhillips or any of its affiliates is party, contributes, or is obligated to contribute.

“ConocoPhillips Capital Stock” means the ConocoPhillips Common Stock together with the ConocoPhillips Preferred Stock.

“ConocoPhillips Common Stock” means common stock, par value $0.01 per share, of ConocoPhillips. References to “ConocoPhillips Common Stock” shall, where appropriate, be deemed to include the ConocoPhillips Rights attached thereto.

“ConocoPhillips Contract” shall have the meaning set forth in Section 4.2(l)(i).

“ConocoPhillips Disclosure Schedule” means the disclosure schedule delivered by ConocoPhillips to Burlington concurrently herewith.

“ConocoPhillips Necessary Consents” shall have the meaning set forth in Section 4.2(d).

“ConocoPhillips Preferred Stock” means preferred stock, par value $0.01 per share, of ConocoPhillips.

“ConocoPhillips Rights” shall mean the rights to purchase Series A junior participating preferred stock of ConocoPhillips in connection with the ConocoPhillips Rights Agreement.

“ConocoPhillips Rights Agreement” shall mean the Rights Agreement, dated as of June 30, 2002, between ConocoPhillips and Mellon Investor Services LLC, as rights agent.

“ConocoPhillips SEC Documents” shall have the meaning set forth in Section 4.2(e)(i).

“ConocoPhillips September 10-Q” means ConocoPhillips’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed with the SEC.

“ConocoPhillips Stock Plans” shall have the meaning set forth in Section 4.2(b).

“ConocoPhillips 2004 10-K” means ConocoPhillips’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA, and (e) under corresponding or similar provisions of foreign laws or regulations.

“Converted ConocoPhillips Option” shall have the meaning set forth in Section 3.3(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall have the meaning set forth in Section 3.2.

“DOJ” means the Antitrust Division of the U.S. Department of Justice.

“EC Merger Regulation” shall have the meaning set forth in Section 4.1(d).

“Effective Time” shall have the meaning set forth in Section 2.2.

“Environmental Claims” means, in respect of any person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance or violation by any Governmental Entity, alleging potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials.

“Environmental Laws” means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, Hazardous Materials, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement.

“Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excess Shares” shall have the meaning set forth in Section 3.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.5(a).

“Exchange Fund” shall have the meaning set forth in Section 3.5(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(a).

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Form S-4 and the solicitation of stockholder approval and all other matters related to the transactions contemplated hereby and thereby.

“Foreign Burlington Plans” means each Burlington Benefit Plan maintained outside the United States primarily for the benefit of employees of Burlington and its Subsidiaries working outside of the United States.

“Foreign ConocoPhillips Plans” means each ConocoPhillips Benefit Plan maintained outside the United States primarily for the benefit of employees of ConocoPhillips and its subsidiaries working outside of the United States.

“Form S-4” shall have the meaning set forth in Section 4.1(d).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any supranational, national, state, municipal or local government, foreign or domestic, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos, polychlorinated biphenyls and any chemical, material, substance or waste, in each case that is prohibited, limited or regulated pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“knowledge” or “known” means, with respect to any entity, the actual knowledge of such entity’s executive officers (as defined in the Exchange Act).

“Liens” means liens, pledges, charges, encumbrances and security interests of any kind.

“Material Adverse Effect” means, with respect to any entity, a material adverse effect on (a) the business, operations, results of operations or financial condition of such entity and its Subsidiaries taken as a whole or (b) the ability of such entity to consummate the transactions contemplated by this Agreement, except, in each case, for any such effect attributable to (i) general regulatory or economic conditions (including prevailing interest rate and stock market levels) in the United States or the other countries in which such entity operates, (ii) changes in, or events or conditions generally affecting the industries in which such entity operates (including changes to commodity prices) or (iii) other than with respect to Sections 4.1(c)(ii), 4.1(d), 4.2(c)(ii) and 4.2(d), the negotiation, announcement, execution, delivery or consummation of the transactions contemplated by, or in compliance with, this Agreement (the exclusions set forth in (i)-(iii), the “MAE Exclusions”). Any party seeking to claim that a Material Adverse Effect has occurred with respect to the other party shall have the burden of proof to establish that any adverse effect is attributable to conditions, changes or events other than the MAE Exclusions.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(a).

“Merger Sub” shall have the meaning set forth in the preamble.

“New Plans” shall have the meaning set forth in Section 6.8(c).

“NYSE” means the New York Stock Exchange, Inc.

“Old Plans” shall have the meaning set forth in Section 6.8(c).

“other party” means, with respect to ConocoPhillips, Burlington, and with respect to Burlington, ConocoPhillips.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Cash Amount” shall have the meaning set forth in Section 3.1(a).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 4.1(d).

“Qualifying Amendment” means an amendment or supplement to the Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the Burlington Recommendation, (ii) a statement of the reasons of the Board of Directors of Burlington for making such Change in the Burlington Recommendation and (iii) additional information reasonably related to the foregoing.

“Regulatory Law” means the Antitrust Laws, and all other U.S. federal and state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations, (b) foreign investment, or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

“Required Approvals” shall have the meaning set forth in Section 6.4(a).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.1(e)(iv).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

“Stock Award Exchange Ratio” shall have the meaning set forth in Section 3.3(a).

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” means, with respect to Burlington a bona fide written proposal made by a Person other than a party hereto that is (a) for an Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “20%” shall be “50%”) involving Burlington and (b) is on terms which its Board of Directors in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, legal, financial, regulatory and other aspects of the proposal, including any conditions to consummation, as well as any revisions to the terms of the Merger or this Agreement proposed by ConocoPhillips pursuant to Sections 6.5(b) and 6.5(c), and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to Burlington and its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms so proposed.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax Return” means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means any and all U.S. federal, state or local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Termination Fee” means $1 billion.

“U.S. Burlington Benefit Plan” means each Burlington Benefit Plan that is not a Foreign Burlington Benefit Plan.

“U.S. ConocoPhillips Benefit Plan” means each ConocoPhillips Benefit Plan that is not a Foreign ConocoPhillips Benefit Plan.

“Voting Debt” means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock of the same issuer may vote.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions herein, at the Effective Time, Burlington shall be merged with and into Merger Sub, with Merger Sub as the surviving corporation in the Merger (the “Surviving Corporation”), and the separate existence of Burlington shall thereupon cease. As a result of and immediately after the Merger, Merger Sub will remain a wholly owned subsidiary of ConocoPhillips.

2.2 Effective Time of the Merger. The Merger shall become effective as set forth in the certificate of merger duly filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), which filing shall be made as soon as practicable on the Closing Date. As used in this Agreement, the term “Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger. The Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the DGCL, and as mutually agreed by ConocoPhillips and Burlington.

2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Merger Sub and Burlington shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Burlington shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Closing. Upon the terms and subject to the conditions set forth in Article VII and the termination rights set forth in Article VIII, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019 at 10:00 A.M. on the first Business Day following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to in writing by the parties hereto (the date of the Closing being referred to herein as the “Closing Date”).

2.5 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law; provided, however, that the certificate of incorporation of the Surviving Corporation may be amended in the Merger to provide that the Surviving Corporation shall have a name after the Merger other than Cello Acquisition Corp., such name as determined by ConocoPhillips.

2.6 By-Laws. At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

2.7 Directors and Officers. The directors of Merger Sub shall, from and after the Effective Time, become the initial directors of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation. The officers of Merger Sub shall, from and after the Effective Time, become the initial officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

2.8 Actions of ConocoPhillips as Sole Stockholder of Merger Sub. ConocoPhillips, as the holder of all the capital stock of Merger Sub, will, immediately upon execution of this Agreement, approve this Agreement and the transactions contemplated hereby and shall, as the sole stockholder of Merger Sub, adopt this Agreement. ConocoPhillips shall take all actions necessary to cause Merger Sub to take any actions necessary in order to consummate the Merger and the other transactions contemplated hereby to the extent required hereunder.

ARTICLE III

CONVERSION OF SECURITIES

3.1 Effect on Capital Stock. (a) At the Effective Time, subject to the other provisions of Article 3, each share of Burlington Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Burlington Common Stock owned by ConocoPhillips, Merger Sub or Burlington and except for any Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

Each share of Burlington Common Stock shall be converted into the right to receive the combination of (x) $46.50 in cash (the “Per Share Cash Amount”) and (y) 0.7214 of a share of validly issued, fully paid and non-assessable shares of ConocoPhillips Common Stock (the “Exchange Ratio”), subject to adjustment in accordance with Section 3.1(c).

(b) From and after the Effective Time, all of the shares of Burlington Common Stock converted into the Merger Consideration pursuant to this Article 3 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Burlington Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 3.5(f), and (iii) any cash to be paid in lieu of any fractional share of ConocoPhillips Common Stock in accordance with Section 3.6.

(c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of ConocoPhillips or Burlington shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Per Share Cash Amount, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Burlington Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) At the Effective Time, all shares of Burlington Common Stock that are owned by ConocoPhillips, Merger Sub or Burlington (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist and no stock of ConocoPhillips, cash or other consideration shall be delivered in exchange therefor. For the avoidance of doubt, this Section 3.1(d) shall not apply to shares of Burlington Common Stock held in trust or otherwise set aside from shares held in Burlington’s treasury pursuant to a Burlington Benefit Plan other than a Burlington Stock Plan.

(e) Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

3.2 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Burlington Common Stock as to which the holder thereof has neither voted in favor of the Merger nor consented thereto in writing and who shall have delivered a written demand for appraisal of such shares in the manner provided by the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal (each, a “Dissenting Share”), if any, such share will not be converted into, or represent the right to receive, the Merger Consideration. Such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares held by them to the extent permitted by and in accordance with the provisions of section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, shall have effectively withdrawn his demand for appraisal of such Dissenting Shares or lost his right to appraisal and payment for his shares of Burlington Common Stock under section 262 of DGCL, (ii) if any holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in section 262 of the DGCL or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Burlington Common Stock and such Burlington Common Stock shall thereupon cease to constitute Dissenting Shares. Burlington shall give ConocoPhillips prompt notice of any demands received by Burlington for appraisal of shares of Burlington Common Stock, and ConocoPhillips shall have the right to participate in all negotiations and proceedings with respect to such demands. Burlington shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of ConocoPhillips.

3.3 Stock Options and Equity Awards. (a) The Board of Directors of Burlington shall take such action as is necessary so that at the Effective Time, each outstanding option to purchase shares of Burlington Common Stock (a “Burlington Stock Option”) granted under the Burlington Stock Plans, whether or not vested, shall cease to represent a right to acquire shares of Burlington Common Stock and shall thereafter constitute a fully vested option (a “Converted ConocoPhillips Option”) to acquire (on the same terms and conditions as were applicable to such Burlington Stock Option pursuant to the relevant Burlington Stock Plan under which it was issued and the agreement evidencing the grant thereof prior to the Effective Time) the number (rounded down to the nearest whole number) of shares of ConocoPhillips Common Stock determined by multiplying (A) the number of shares of Burlington Common Stock subject to such Burlington Stock Option immediately prior to the Effective Time by (B) the Stock Award Exchange Ratio. The exercise price or base price per share of ConocoPhillips Common Stock subject to any such Converted ConocoPhillips Option shall be an amount (rounded up to the nearest one hundredth of a cent) equal to (A) the exercise price or base price per share of Burlington Common Stock subject to such Burlington Stock Option immediately prior to the Effective Time divided by (B) the Stock Award Exchange Ratio. Notwithstanding the foregoing, any Burlington Stock Option which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Prior to the Effective Time, Burlington shall make any amendments to the terms of the Burlington Stock Plans as are necessary to give effect to the transactions contemplated by this Section 3.3(a). For purposes of this Section 3.3(a), the “Stock Award Exchange Ratio” shall mean the sum of (i) the Exchange Ratio plus (ii) the fraction resulting from dividing the Per Share Cash Amount by the closing price per share of the ConocoPhillips Common Stock on the NYSE on the last trading day immediately preceding the Closing Date.

(b) At the Effective Time each outstanding restricted share of Burlington Common Stock granted pursuant to a Burlington Stock Plan shall vest. Following the Effective Time, no holder of a Burlington incentive award or other compensatory award shall have any right to receive shares of Burlington Common Stock in respect of such award.

(c) At the Effective Time, each Burlington Stock Unit shall cease to be measured by the value of a number of shares of Burlington Common Stock and shall instead be measured by the value of a number of shares of ConocoPhillips Common Stock determined by multiplying (x) the number of shares of Burlington Common Stock by which such Burlington Stock Unit is measured immediately prior to the Effective Time by (y) the Stock Award Exchange Ratio.

(d) Prior to the Effective Time, Burlington (or its Board of Directors or the appropriate committee thereof) shall take all corporate action necessary for the adjustment of Burlington Stock Options and Burlington Stock Units contemplated by this Section 3.3. ConocoPhillips shall take all corporate action necessary to assume as of the Effective Time Burlington’s obligations with respect to the Converted ConocoPhillips Options and to reserve for issuance a sufficient number of shares of ConocoPhillips Common Stock for delivery upon the exercise of the Converted ConocoPhillips Option pursuant to the terms set forth in this Section 3.3. Not later than two Business Days after the Effective Time, ConocoPhillips shall file with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the ConocoPhillips Common Stock to be issued upon the exercise of the Converted ConocoPhillips

Options, shall deliver an applicable prospectus relating to such registration statement and shall maintain the effectiveness of such registration statement and prospectus for so long as such options remain outstanding.

3.4 Shares Held by Burlington Affiliates. Anything to the contrary herein notwithstanding, no shares of ConocoPhillips Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any “affiliate” of Burlington (identified pursuant to Section 6.12) until such Person shall have delivered to ConocoPhillips duly executed letters as contemplated by Section 6.12. Such Persons shall be subject to the restrictions described in such letters.

3.5 Surrender and Payment. (a) Prior to the Effective Time, ConocoPhillips shall appoint Mellon Investor Services LLC or such other exchange agent reasonably acceptable to Burlington (the “Exchange Agent”) for the purpose of exchanging Certificates representing shares of Burlington Common Stock and non-certificated shares represented by book entry (“Book-Entry Shares”) for the Merger Consideration. At or prior to the Effective Time, ConocoPhillips shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Burlington Common Stock, (a) certificates representing shares of ConocoPhillips Common Stock and (b) cash, to be issued and paid pursuant to Section 3.1(a) and Section 3.6 in respect of shares of Burlington Common Stock converted pursuant to Section 3.1(a) in exchange for outstanding shares of Burlington Common Stock upon due surrender of Certificates pursuant to this Article III. Following the Effective Time, ConocoPhillips agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.5(f). Any cash and certificates representing ConocoPhillips Common Stock deposited with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto and such cash in lieu of fraction shares to be paid pursuant to Section 3.6) shall hereinafter be referred to as the “Exchange Fund”). Promptly after the Effective Time, ConocoPhillips will send, or will cause the Exchange Agent to send, to each holder of record of shares of Burlington Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as Burlington and ConocoPhillips may reasonably agree, for use in effecting delivery of shares of Burlington Common Stock to the Exchange Agent. Exchange of any Book-Entry Shares shall be effected in accordance with ConocoPhillips’ customary procedures with respect to securities represented by book entry.

(b) Each holder of shares of Burlington Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive (A) one or more shares of ConocoPhillips Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of ConocoPhillips Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 and (B) a check in the amount equal to the cash portion of the Merger Consideration, if any, that such holder has the right to receive pursuant to Section 3.1 and this Article 3, including cash payable in lieu of fractional shares pursuant to Section 3.6 and dividends and other distributions pursuant to Section 3.5(f). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Burlington Common Stock. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving

Corporation or ConocoPhillips, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Burlington Common Stock one year after the Effective Time shall be returned to ConocoPhillips, upon demand, and any such holder who has not exchanged his shares of Burlington Common Stock for the Merger Consideration in accordance with this Section 3.5 prior to that time shall thereafter look only to ConocoPhillips for delivery of the Merger Consideration in respect of such holder’s shares. Notwithstanding the foregoing, none of Burlington, ConocoPhillips or the Exchange Agent shall be liable to any holder of shares for any Merger Consideration from the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property laws.

(f) No dividends or other distributions with respect to shares of ConocoPhillips Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 3.5. Following such surrender, there shall be paid, without interest, to the record holder of the shares of ConocoPhillips Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of ConocoPhillips Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of ConocoPhillips Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of ConocoPhillips Common Stock, all shares of ConocoPhillips Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(g) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.5 to pay for shares of Burlington Common Stock for which appraisal rights shall have been perfected shall be returned to ConocoPhillips, upon demand.

3.6 Fractional Shares. (a) No fractional shares of ConocoPhillips Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Burlington Common Stock otherwise entitled to a fractional share of ConocoPhillips Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 3.6, a cash payment in lieu of such fractional share of ConocoPhillips Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of ConocoPhillips Common Stock equal to the excess of (x) the aggregate number of shares of ConocoPhillips Common Stock to be delivered to the Exchange Agent by ConocoPhillips pursuant to Section 3.5(a) over (y) the aggregate number of whole shares of ConocoPhillips Common Stock to be distributed to the holders of Certificates pursuant to Section 3.5(b) (such excess being herein called the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to ConocoPhillips that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates representing shares of Burlington Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following paragraph.

(b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of Burlington Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Burlington Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of shares of Burlington Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Burlington Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Burlington Common Stock would otherwise be entitled.

(c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Burlington Common Stock in lieu of any fractional shares of ConocoPhillips Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Burlington Common Stock without interest, subject to and in accordance with Section 3.5.

3.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by ConocoPhillips or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Burlington Common Stock represented by such Certificate as contemplated by this Article 3.

3.8 Withholding Rights. Each of the Surviving Corporation and ConocoPhillips shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or ConocoPhillips, as the case may be, and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Burlington Common Stock or other Person in respect of which such deduction and withholding was made by the Surviving Corporation or ConocoPhillips, as the case may be.

3.9 No Further Ownership Rights in Burlington Common Stock. All shares of ConocoPhillips Common Stock issued and cash paid upon conversion of shares of Burlington Common Stock in accordance with the terms of this Article 3 (including any cash paid pursuant to Section 3.5 or 3.6) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Burlington Common Stock.

3.10 Investment of Cash by the Exchange Agent. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by ConocoPhillips on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Burlington stockholders pursuant to the other provisions of this Article 3. Any interest and other income resulting from such investments shall promptly be paid to ConocoPhillips.

3.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Merger Sub or Burlington, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Merger Sub or Burlington, any other actions and things necessary to vest, perfect or confirm of record or otherwise in ConocoPhillips or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Burlington. Except as disclosed in the Burlington Disclosure Schedule (subject to the last sentence of Section 9.3(a)) or in the Burlington SEC Documents filed with the SEC prior to the date of this Agreement, Burlington hereby represents and warrants to ConocoPhillips as follows:

(a) Corporate Organization. (i) Burlington is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Burlington has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Burlington. True and complete copies of the Certificate of Incorporation and By-Laws of Burlington, as in effect as of the date of this Agreement, have previously been made available by Burlington to ConocoPhillips.

(ii) Each Subsidiary of Burlington (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect on Burlington.

(b) Capitalization. (i) The authorized capital stock of Burlington consists of (A) 650,000,000 shares of Burlington Common Stock, of which, as of November 30, 2005, 375,360,604 shares were issued and outstanding and 107,016,266 shares were held in treasury and (B) 75,000,000 shares of Burlington Preferred Stock, of which no shares are issued and outstanding. From November 30, 2005 to the date of this Agreement, no shares of Burlington Capital Stock have been issued except pursuant to the Burlington Stock Plans. All issued and outstanding shares of Burlington Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of Burlington Stock Options and other stock awards issued pursuant to Burlington Stock Plans and pursuant to the Burlington Rights, Burlington does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Burlington Capital Stock or any other equity securities of Burlington or any securities of Burlington representing the right to purchase or otherwise receive any shares of Burlington Capital Stock. As of November 30, 2005, no shares of Burlington Capital Stock were reserved for issuance, except for 17,381,746 shares of Burlington Common Stock reserved for issuance upon the exercise of stock options pursuant to the Burlington Stock Plans. Burlington has no Voting Debt issued or outstanding. As of November 30, 2005, 4,420,066 shares of Burlington Common Stock are subject to Burlington Stock Options and 1,396,830 shares of Burlington Common Stock are restricted shares of Burlington Common Stock. Other than such Burlington Stock Options and restricted shares, as of November 30, 2005, no shares of Burlington Common Stock are issuable in connection with outstanding awards under the Burlington Stock Plans or other compensatory arrangements (other than plans intended to be “qualified plans” within the meaning of Section 401(a) of the Code). Since November 30, 2005, except as permitted by this Agreement, (i) no Burlington Common Stock has been issued except in connection with the exercise of issued and outstanding Burlington Stock Options and (ii) no options, warrants, securities convertible into, or commitments made with respect to the issuance of, shares of Burlington Common Stock have been issued, granted or made.

(ii) Except for immaterial amounts of directors’ qualifying shares in foreign Subsidiaries of Burlington, as of the date hereof Burlington owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary of Burlington, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Significant Subsidiary of Burlington has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Significant Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Significant Subsidiary. No Subsidiary of Burlington owns any shares of Burlington Capital Stock (or any options or other interests convertible into or measured by reference to the value of Burlington Capital Stock).

(c) Authority; No Violation. (i) Burlington has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Burlington. The Board of Directors of Burlington has directed that this Agreement be submitted to Burlington stockholders at a meeting of Burlington stockholders for the purpose of adopting this Agreement (the “Burlington Stockholders Meeting”), and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Burlington Common Stock (the “Burlington Stockholder Approval”), no other corporate proceedings on the part of Burlington are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Burlington and (assuming due authorization, execution and delivery by ConocoPhillips and Merger Sub) constitutes a valid and binding obligation of Burlington, enforceable against Burlington in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(ii) Neither the execution and delivery of this Agreement by Burlington, nor the consummation by Burlington of the transactions contemplated hereby, nor compliance by Burlington with any of the terms or provisions hereof, will (A) violate any provision of the Certificate of Incorporation or By-Laws of Burlington, or (B) assuming that the consents and approvals referred to in Section 4.1(d) are duly obtained, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Burlington or any of its Subsidiaries or any of their respective properties or assets or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of Burlington or any of its Subsidiaries under, any of the terms, conditions or provisions of any Burlington Contract, except (in the case of clause (B) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Liens that, either individually or in the aggregate, would not have a Material Adverse Effect on Burlington or the Surviving Corporation.

(d) Consents and Approvals. Except for (i) compliance with any applicable requirements under the HSR Act, (ii) compliance with any applicable requirements under Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1) (the “EC Merger Regulation”), (iii) compliance with any applicable requirements under the Canadian Investment Regulations, (iv) compliance with any applicable requirements under any other Regulatory Law, (v) the filing with the SEC of a proxy statement/prospectus relating to the matters to be submitted to Burlington stockholders at the Burlington Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) and a registration statement on Form S-4 with respect to the issuance of ConocoPhillips Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”), (vi) the filing of the Certificate of Merger pursuant to the DGCL, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ConocoPhillips Common Stock pursuant to this Agreement (the consents, approvals, filings and registration required under or in relation to clauses (ii) through (viii) above, “Burlington Necessary Consents”) and (ix) such other consents, approvals, filings and registrations the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Burlington of this Agreement and (B) the consummation by Burlington of the transactions contemplated by this Agreement.

(e) Financial Reports and SEC Documents.

(i) The Burlington 2004 10-K and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by Burlington or any of its Subsidiaries subsequent to December 31, 2004 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed, or to be filed, with the SEC (collectively, the “Burlington SEC Documents”), (x) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (y) as of their respective filing dates (except as amended or supplemented prior to the date of this Agreement), (A) did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (B) each of the balance sheets contained in or incorporated by reference into any such Burlington SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Burlington SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Except as set forth in Section 4.1(e)(ii) of the Burlington Disclosure Schedule, the records, systems, controls, data and information of Burlington and its respective Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Burlington or its Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Burlington and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of Burlington and its Subsidiaries and to maintain accountability for the assets of Burlington and its Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; and (4) the reporting of such assets is compared with existing assets at regular intervals. Each of Burlington and its Subsidiaries (1) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity and its Subsidiaries is made known to the management of such entity (or its general partner) by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Burlington SEC Documents, and (2) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(iii) Since December 31, 2004, through the date hereof, to the knowledge of Burlington, (x) neither Burlington nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Burlington or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Burlington or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Burlington or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Burlington or any of its Subsidiaries, whether or not employed by Burlington or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Burlington or any of its officers, directors, employees or agents to the Burlington Board of Directors or any committee thereof or to the General Counsel or Chief Executive Officer of Burlington.

(iv) Burlington is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) that are applicable to Burlington.

(f) Absence of Undisclosed Liabilities. Neither Burlington nor any of its Subsidiaries had at September 30, 2005, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements in the Burlington September 10-Q or reflected in the notes thereto or (B) were incurred in the ordinary course of business, (ii) liabilities, obligations or contingencies that (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington, or (B) have been discharged or paid in full prior to the date hereof, and (iii) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements of Burlington and its Subsidiaries prepared in accordance with GAAP consistently applied.

(g) Absence of Certain Changes or Events. Since September 30, 2005, Burlington has conducted its business only in the ordinary course, and since such date there has not been:

(i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Burlington;

(ii) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Burlington Capital Stock or any repurchase for value by Burlington of any Burlington Capital Stock;

(iii) prior to the date of this Agreement, any split, combination or reclassification of any Burlington Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Burlington Capital Stock;

(iv) prior to the date of this Agreement, (A) any granting by Burlington to any director or executive officer of Burlington of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements included in the Burlington SEC Documents, (B) any granting by Burlington to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements included in the Burlington SEC Documents, or (C) any entry by Burlington into, or any amendment of, any employment, severance or termination agreement with any such director or executive officer; or

(v) prior to the date of this Agreement, any change in financial accounting methods, principles or practices by Burlington or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of Burlington, except insofar as may have been required by a change in GAAP.

(h) Legal Proceedings. There is no suit, action or proceeding or investigation pending or, to the knowledge of Burlington, threatened, against or affecting Burlington or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Burlington or its Subsidiaries having, or which would reasonably be expected to have, any such effect.

(i) Compliance with Applicable Law. Burlington and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Burlington or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington.

(j) Environmental Liability. Except for matters that individually or in the aggregate, would not have a Material Adverse Effect on Burlington, (i) Burlington and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted; (ii) there have been no Releases of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim against Burlington or any of its Subsidiaries; (iii) there are no Environmental Claims pending or, to the knowledge of Burlington, threatened against Burlington or any of its Subsidiaries; (iv) none of Burlington and its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation under any Environmental Law; and (v) none of Burlington and its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to have formed the basis of any Environmental Claim against Burlington or any of its Subsidiaries.

(k) Employee Benefit Plans; Labor Matters. (i) With respect to each material U.S. Burlington Benefit Plan, Burlington has made available (or, if it has not made available, will promptly after the date hereof make available) to ConocoPhillips a correct and complete copy of each writing constituting such U.S. Burlington Benefit Plan. The Internal Revenue Service has issued a favorable determination letter with respect to each U.S. Burlington Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust that has not been revoked, and, to the knowledge of Burlington, there are no existing circumstances and no events have occurred that could result in the revocation of such favorable determination letter.

(ii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Burlington, (A) each of the U.S. Burlington Benefit Plans has been operated and administered in all material respects in accordance with applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, and (B) there are no pending or, to the knowledge of Burlington, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Burlington, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the U.S. Burlington Benefit Plans, any fiduciaries thereof with respect to their duties to the U.S. Burlington Benefit Plans or the assets of any of the trusts under any of the U.S. Burlington Benefit Plans that could reasonably be expected to result in any material liability of Burlington or any of its Subsidiaries to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any U.S. Burlington Benefit Plan, any participant in a U.S. Burlington Benefit Plan, or any other party.

(iii) There do not now exist, and to the knowledge of Burlington, there are no existing circumstances that could reasonably be expected to result in, any liabilities under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (other than for payments of premium contributions in the ordinary course to the PBGC) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Burlington. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Burlington, to the knowledge of Burlington, Burlington and each of its

Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

(iv) As of the date of this Agreement, neither Burlington nor any of its Subsidiaries is a party to any material collective bargaining or other labor union contract applicable to individuals employed by Burlington or any of its Subsidiaries, and no such collective bargaining agreement or other labor union contract is being negotiated by Burlington or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington, (A) there is no labor dispute, strike, slowdown or work stoppage against Burlington or any of its Subsidiaries pending or, to the knowledge of Burlington, threatened against Burlington or any of its Subsidiaries and (B) no unfair labor practice or labor charge or complaint is pending, or to the knowledge of Burlington, threatened with respect to Burlington or any of its Subsidiaries.

(v) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Burlington, Section 4.1(k)(v) of the Burlington Disclosure Schedule sets forth an accurate and complete list of each U.S. Burlington Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Burlington or any of its Subsidiaries, or could limit the right of Burlington or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any U.S. Burlington Benefit Plan or related trust or any material employment agreement or related trust. Except as set forth on Section 4.1(k)(v) of the Burlington Disclosure Schedule, or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Burlington, no amount paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(vi) All Foreign Burlington Benefit Plans comply with applicable local law except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Burlington and its subsidiaries have no unfunded liabilities with respect to any such Foreign Burlington Benefit Plan that are not set forth in the consolidate balance sheets included or incorporated by reference into the company reports filed prior to the date hereof, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the date of this Agreement, there is no pending or, to the knowledge of Burlington, threatened material litigation relating to the Foreign Burlington Benefit Plans, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(l) Taxes. (i) Each of Burlington and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects, except to the extent that any failure to have filed or any inaccuracies in such Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington. Burlington and each of its Subsidiaries has paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, except to the extent that any failure to pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington. There are no pending or, to the knowledge of Burlington, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to Burlington or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington. There are no Liens for Taxes upon the assets of Burlington or any of its Subsidiaries, other than Liens for current Taxes not yet due and Liens for Taxes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington. Neither Burlington nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year that have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding, except where such request or waiver would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington. Neither Burlington nor any of its Subsidiaries has any liability for Taxes of any Person (other than Burlington and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of U.S. state or local or foreign law), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington. Neither Burlington nor any of its Subsidiaries is a party to any Tax sharing agreement (with any Person other than Burlington and/or any of its Subsidiaries), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington.

(ii) Neither Burlington nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (other than a distribution of a Burlington Subsidiary by a Burlington Subsidiary to Burlington or another Burlington Subsidiary) (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(m) Contracts.

(i) As of the date of this Agreement, neither Burlington nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (A) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Burlington SEC Documents, or (B) which materially restricts the conduct of any line of business by Burlington. Each contract, arrangement, commitment or understanding of the type described in clause (A) of this Section 4.1(m), whether or not set forth in the Burlington Disclosure Schedule or in the Burlington SEC Documents, is referred to herein as a “Burlington Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Burlington Contract).

(ii) (A) Each Burlington Contract is valid and binding on Burlington and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (B) Burlington and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Burlington Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Burlington, and (C) neither Burlington nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Burlington or any of its Subsidiaries under any such Burlington Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Burlington.

(n) Reorganization under the Code. As of the date of this Agreement, neither Burlington nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) the ability of counsel to render the opinions described in Sections 7.2(c) and 7.3(c) of this Agreement.

(o) Form S-4; Proxy Statement/Prospectus. None of the information to be supplied by Burlington or its Subsidiaries in the Form S-4 or the Proxy Statement/Prospectus will, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the Burlington Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable law, including the provisions of the Securities Act and the Exchange Act, except that no representation is made by Burlington with respect to information supplied by ConocoPhillips for inclusion therein.

(p) State Takeover Laws; Rights Plan. The Board of Directors of Burlington has approved this Agreement and the transactions contemplated by this Agreement as required under any applicable state takeover laws so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby. Burlington has taken all action, if any, necessary or appropriate so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the ability of any person to exercise any Burlington Rights under the Burlington Rights Agreement or enable or require the Burlington Rights to separate from the shares of Burlington Common Stock to which they are attached or to be triggered or become exercisable. No “Distribution Date” or “Stock Acquisition Date” (as such terms are defined in the Burlington Rights Agreement) has occurred.

(q) Opinion of Financial Advisors. Burlington has received the opinions of Morgan Stanley & Co. Incorporated and J.P. Morgan Chase & Co., dated the date hereof, to the effect that the Merger Consideration to be received by holders of Burlington Common Stock in the Merger is fair to such stockholders from a financial point of view.

(r) Board Approval. The Board of Directors of Burlington, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Burlington stockholders, (ii) approved this Agreement and (iii) recommended that this Agreement be adopted by the holders of Burlington Common Stock.

(s) Brokers’ Fees. Neither Burlington nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers’ fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to Morgan Stanley & Co. Incorporated and J.P. Morgan Chase & Co.

(t) Ownership of ConocoPhillips Capital Stock. As of the date of this Agreement, Burlington does not beneficially own any shares of ConocoPhillips Capital Stock.

4.2 Representations and Warranties of ConocoPhillips. Except as disclosed in the ConocoPhillips Disclosure Schedule (subject to the last sentence of Section 9.3(a)) or in the ConocoPhillips SEC Documents filed with the SEC prior to the date of this Agreement, ConocoPhillips hereby represents and warrants to Burlington as follows:

(a) Corporate Organization. (i) ConocoPhillips is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ConocoPhillips has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on ConocoPhillips. True and complete copies of the Restated Certificate of Incorporation and the By-Laws of ConocoPhillips, as in effect as of the date of this Agreement, have previously been made available by ConocoPhillips to Burlington.

(ii) Each Subsidiary of ConocoPhillips (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect on ConocoPhillips.

(iii) Merger Sub was formed by ConocoPhillips solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

(b) Capitalization. (i) The authorized capital stock of ConocoPhillips consists of (A) 2,500,000,000 shares of ConocoPhillips Common Stock, of which, as of December 8, 2005, 1,423,689,904 shares were issued and outstanding and 32,080,000 shares were held in treasury and (B) 500,000,000 shares of ConocoPhillips Preferred Stock, of which no shares are issued and outstanding. From December 8, 2005 to the date of this Agreement, no shares of ConocoPhillips Capital Stock have been issued except pursuant to the employee and director stock plans of ConocoPhillips (the “ConocoPhillips Stock Plans”). All issued and outstanding shares of ConocoPhillips Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of stock options and other stock awards issued pursuant to ConocoPhillips Stock Plans and pursuant to the ConocoPhillips Rights, ConocoPhillips does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of ConocoPhillips Capital Stock or any other equity securities of ConocoPhillips or any securities of ConocoPhillips representing the right to purchase or otherwise receive any shares of ConocoPhillips Capital Stock. As of November 30, 2005, no shares of ConocoPhillips Capital Stock were reserved for issuance, except for 132,170,899 shares of ConocoPhillips Common Stock reserved for issuance upon the exercise of stock options pursuant to the ConocoPhillips Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in the ConocoPhillips 2004 10-K and 5,000,000 shares of Series A Junior Participating Preferred Stock reserved for issuance in connection with the ConocoPhillips Rights Agreement. ConocoPhillips has no Voting Debt issued or outstanding. As of December 3, 2005, 58,149,541 shares of ConocoPhillips Common Stock are subject to ConocoPhillips Stock Options, and no shares (other than those already included as issued and outstanding as per clause (i)(A) above) of ConocoPhillips Common Stock are subject to ConocoPhillips restricted stock awards. Since December 8, 2005, except as permitted by this Agreement, (i) no ConocoPhillips Common Stock has been issued except in connection with the exercise of issued and outstanding ConocoPhillips Stock Options and (ii) no options, warrants, securities convertible into, or commitments made with respect to the issuance of, shares of ConocoPhillips Common Stock have been issued, granted or made. The shares of ConocoPhillips Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(i) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and nonassessable, and are owned by ConocoPhillips free and clear of any Liens.

(c) Authority; No Violation.

(i) Each of ConocoPhillips and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of ConocoPhillips and Merger Sub. ConocoPhillips, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby. No other corporate proceedings on the part of ConocoPhillips or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of ConocoPhillips and Merger Sub and (assuming due authorization, execution and delivery by Burlington) constitutes a valid and binding obligation of ConocoPhillips and Merger Sub, enforceable against ConocoPhillips and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(ii) Neither the execution and delivery of this Agreement by ConocoPhillips and Merger Sub nor the consummation by ConocoPhillips and Merger Sub of the transactions contemplated hereby, nor compliance by ConocoPhillips and Merger Sub with any of the terms or provisions hereof, will (A) violate any provision of the Restated Certificate of Incorporation or the By-Laws of ConocoPhillips or the Certificate of Incorporation or By-Laws of Merger Sub, or (B) assuming that the consents and approvals referred to in Section 4.2(d) are duly obtained, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ConocoPhillips or any of its Subsidiaries or any of their respective properties or assets or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of ConocoPhillips or any of its Subsidiaries under, any of the terms, conditions or provisions of any ConocoPhillips Contract, except (in the case of clause (B) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Liens that, either individually or in the aggregate, would not have a Material Adverse Effect on ConocoPhillips or the Surviving Corporation.

(d) Consents and Approvals. Except for (i) compliance with any applicable requirements under the HSR Act, (ii) compliance with any applicable requirements under the EC Merger Regulation, (iii) compliance with any applicable requirements under the Canadian Investment Regulations, (iv) compliance with any applicable requirements under any other Regulatory Law, (v) the filing with the SEC of the Proxy Statement/Prospectus and the Form S-4, (vi) the filing of the Certificate of Merger pursuant to the DGCL, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ConocoPhillips Common Stock pursuant to this Agreement (the consents, approvals, filings and registration required under or in relation to clauses (ii) through (viii) above, “ConocoPhillips Necessary Consents”) and (ix) such other consents, approvals, filings and registrations the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConocoPhillips, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by ConocoPhillips of this Agreement and (B) the consummation by ConocoPhillips and Merger Sub of the transactions contemplated by this Agreement.

(e) Financial Reports and SEC Documents.

(i) The ConocoPhillips 2004 10-K and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by ConocoPhillips or any of its Subsidiaries subsequent to December 31, 2004 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed, or to be filed, with the SEC (collectively, the “ConocoPhillips SEC Documents”), (x) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (y) as of their respective filing dates (except as amended or supplemented prior to the date of this Agreement), (A) did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (B) each of the balance sheets contained in or incorporated by reference into any such ConocoPhillips SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such ConocoPhillips SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Except as set forth in Section 4.1(e)(ii) of the ConocoPhillips Disclosure Schedule, the records, systems, controls, data and information of ConocoPhillips and its respective Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of ConocoPhillips or its Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. ConocoPhillips and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (1) transactions are executed only in accordance with management’s authorization; (2) transactions are recorded as necessary to permit preparation of the financial statements of ConocoPhillips and its Subsidiaries and to maintain accountability for the assets of ConocoPhillips and its Subsidiaries; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Each of ConocoPhillips and its Subsidiaries (1) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity and its Subsidiaries is made known to the management of such entity (or its general partner) by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the ConocoPhillips SEC Documents, and (2) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(iii) Since December 31, 2004, through the date hereof, to the knowledge of ConocoPhillips, (x) neither ConocoPhillips nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of ConocoPhillips or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ConocoPhillips or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ConocoPhillips or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing ConocoPhillips or any of its Subsidiaries, whether or not employed by ConocoPhillips or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by ConocoPhillips or any of its officers, directors, employees or agents to the ConocoPhillips Board of Directors or any committee thereof or to the General Counsel or Chief Executive Officer of ConocoPhillips.

(iv) ConocoPhillips is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to ConocoPhillips.

(f) Absence of Undisclosed Liabilities. Neither ConocoPhillips nor any of its Subsidiaries had at September 30, 2005, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements in the ConocoPhillips September 10-Q or reflected in the notes thereto or (B) were incurred in the ordinary course of business, (ii) liabilities, obligations or contingencies that (A) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConocoPhillips, or (B) have been discharged or paid in full prior to the date hereof, and (iii) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements of ConocoPhillips and its Subsidiaries prepared in accordance with GAAP consistently applied.

(g) Absence of Certain Changes or Events. Since September 30, 2005, ConocoPhillips has conducted its business only in the ordinary course, and since such date there has not been:

(i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on ConocoPhillips;

(ii) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any ConocoPhillips Capital Stock or any repurchase for value by ConocoPhillips of any ConocoPhillips Capital Stock (other than 11,990,000 shares of ConocoPhillips Common Stock repurchased by ConocoPhillips during October and November of 2005);

(iii) prior to the date of this Agreement, any split, combination or reclassification of any ConocoPhillips Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of ConocoPhillips Capital Stock;

(iv) prior to the date of this Agreement, (A) any granting by ConocoPhillips to any director or executive officer of ConocoPhillips of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements included in the ConocoPhillips SEC Documents, (B) any granting by ConocoPhillips to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements included in the ConocoPhillips SEC Documents, or (C) any entry by ConocoPhillips into, or any amendment of, any employment, severance or termination agreement with any such director or executive officer; or

(v) prior to the date of this Agreement, any change in financial accounting methods, principles or practices by ConocoPhillips or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of ConocoPhillips, except insofar as may have been required by a change in GAAP.

(h) Legal Proceedings. There is no suit, action or proceeding or investigation pending or, to the knowledge of ConocoPhillips, threatened, against or affecting ConocoPhillips or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConocoPhillips, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ConocoPhillips or its Subsidiaries having, or which would reasonably be expected to have, any such effect.

(i) Compliance with Applicable Law. ConocoPhillips and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to ConocoPhillips or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConocoPhillips.

(j) Environmental Liability. Except for matters that individually or in the aggregate, would not have a Material Adverse Effect on ConocoPhillips, (i) ConocoPhillips and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted; (ii) there have been no Releases of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim against ConocoPhillips or any of its Subsidiaries; (iii) there are no Environmental Claims pending or, to the knowledge of ConocoPhillips, threatened against ConocoPhillips or any of its Subsidiaries; (iv) none of ConocoPhillips and its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation under any Environmental Law; and (v) none of ConocoPhillips and its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to have formed the basis of any Environmental Claim against ConocoPhillips or any of its Subsidiaries.

(k) Taxes. Each of ConocoPhillips and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects, except to the extent that any failure to have filed or any inaccuracies in such Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConocoPhillips. ConocoPhillips and each of its Subsidiaries has paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, except to the extent that any failure to pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConocoPhillips.

(l) Contracts.

(i) As of the date of this Agreement, neither ConocoPhillips nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (A) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the ConocoPhillips SEC Documents, or (B) which materially restricts the ability of ConocoPhillips or the Surviving Corporation to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in clause (A) of this Section 4.2(l), whether or not set forth in the ConocoPhillips Disclosure Schedule or in the Burlington SEC Documents, is referred to herein as a “ConocoPhillips Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a ConocoPhillips Contract).

(ii) (A) Each ConocoPhillips Contract is valid and binding on ConocoPhillips and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (B) ConocoPhillips and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each ConocoPhillips Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ConocoPhillips, and (C) neither ConocoPhillips nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of ConocoPhillips or any of its Subsidiaries under any such ConocoPhillips Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ConocoPhillips.

(m) Reorganization under the Code. As of the date of this Agreement, neither ConocoPhillips nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) the ability of counsel to render the opinions described in Sections 7.2(c) and 7.3(c) of this Agreement.

(n) Form S-4; Proxy Statement/Prospectus. None of the information to be supplied by ConocoPhillips or its Subsidiaries in the Form S-4 or the Proxy Statement/ Prospectus will, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the Burlington Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable law, including the provisions of the Securities Act and the Exchange Act, except that no representation is made by ConocoPhillips with respect to information supplied by Burlington for inclusion therein.

(o) State Takeover Laws; Rights Plan. The Board of Directors of ConocoPhillips has approved this Agreement and the transactions contemplated by this Agreement as required under any applicable state takeover laws so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby. ConocoPhillips has taken all action, if any, necessary or appropriate so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the ability of any person to exercise any ConocoPhillips Rights under the ConocoPhillips Rights Agreement or enable or require the ConocoPhillips Rights to separate from the shares of ConocoPhillips Common Stock to which they are attached or to be triggered or become exercisable. No “Distribution Date” or “Shares Acquisition Date” (as such terms are defined in the ConocoPhillips Rights Agreement) has occurred.

(p) Opinion of Financial Advisors. ConocoPhillips has received the opinions of Goldman, Sachs & Co. and Citigroup Global Markets Inc., dated the date hereof, to the effect that the Merger Consideration is fair to ConocoPhillips from a financial point of view.

(q) Board Approval. The Board of Directors of ConocoPhillips, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of ConocoPhillips stockholders and (ii) approved this Agreement.

(r) Brokers’ Fees. Neither ConocoPhillips nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers’ fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to Goldman, Sachs & Co. and Citigroup Global Markets Inc.

(s) Ownership of Burlington Capital Stock. As of the date of this Agreement, ConocoPhillips and Merger Sub do not beneficially own any shares of Burlington Capital Stock.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of Burlington. During the period from the date of this Agreement and continuing until the Effective Time, Burlington agrees as to itself and its Subsidiaries that (except (i) as expressly contemplated or permitted by this Agreement or disclosed in the Burlington Disclosure Schedule and (ii) for transactions between and among Burlington and its wholly owned Subsidiaries), without the prior written consent of ConocoPhillips, which shall not be unreasonably withheld or delayed:

(a) Ordinary Course. (i) Burlington and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

(ii) Burlington shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business or contemplated by the 2005 and 2006 capital budgets of Burlington and previously disclosed to ConocoPhillips and, with respect to the period commencing January 1, 2007, a capital budget for the first six months of 2007 of $2.5 billion (the “Burlington Capital Budgets”).

(b) Dividends; Changes in Share Capital. Burlington shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of $0.10 per share of Burlington Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice and (B) the declaration and payment of regular dividends from a Subsidiary of Burlington to Burlington or to another Subsidiary of Burlington in accordance with past dividend practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for the purchase from time to time by Burlington of Burlington Common Stock in connection with the Burlington Benefit Plans in the ordinary course of business.

(c) Issuance of Securities. Burlington shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, or authorize or propose the issuance, delivery, sale, pledge or disposition of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of (x) Burlington Common Stock upon the exercise of Burlington Stock Options existing as of the date hereof or permitted to be granted after the date hereof and in accordance with their terms or (y) restricted Burlington Common Stock permitted to be granted after the date hereof, (ii) issuances, sales or deliveries by a wholly owned Subsidiary of Burlington of capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of Burlington, (iii) pursuant to acquisitions and investments as disclosed in Section 5.1(e) or 5.1(g) of the Burlington Disclosure Schedule or the financings therefor, (iv) sales or dispositions of capital stock of a Subsidiary of Burlington in connection with a disposition permitted pursuant to Section 5.1(f) or (v) issuances or deliveries of capital stock of Subsidiaries of Burlington in the ordinary course of business in connection with joint venture agreements existing as of the date hereof.

(d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, Burlington shall not amend or propose to so amend its Certificate of Incorporation or By-Laws.

(e) No Acquisitions. Other than acquisitions in the ordinary course of business that do not present a material risk of making it materially more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law and that could not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement, Burlington shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, provided, however, that any such acquisitions permitted by this Section 5.1(e) shall be made only to the extent contemplated by the Burlington Capital Budgets.

(f) No Dispositions. Other than dispositions referred to in the Burlington SEC Documents filed prior to the date of this Agreement or as contemplated by the Burlington Capital Budgets, Burlington shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Burlington), other than in the ordinary course of business and dispositions in the aggregate amount of up to $50 million per year in fair market value.

(g) Investments; Indebtedness. Other than as contemplated by the Burlington Capital Budgets, Burlington shall not, and shall not permit any of its Subsidiaries to (i) enter into any material joint venture, partnership or other similar arrangement, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by Burlington or a Subsidiary of Burlington to or in Burlington or any Subsidiary of Burlington, (B) in the ordinary course of business (provided that none of such transactions referred to in this clause (B) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law) and (C) any capital contributions to or other obligations in respect of any joint ventures of Burlington or any of its Subsidiaries pursuant to an agreement in existence on or prior to the date of this Agreement, or (iii) except in the ordinary course, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Burlington or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, other than refinancings of pre-existing indebtedness.

(h) Tax-Free Qualification. Burlington shall use its reasonable best efforts to, and to cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3(c). Burlington shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.1) that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Provided the opinion conditions contained in Sections 7.2(c) and 7.3(c) of this Agreement have been satisfied, Burlington shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) Compensation. Except as required by applicable law or by the terms of any collective bargaining agreement or other binding agreement currently in effect, Burlington and its Significant Subsidiaries shall not, other than in the ordinary course of business consistent with past practice: (A) enter into, adopt, amend or terminate any Benefit Plan, (B) increase the compensation or benefits payable to any current or former employee, officer, director, or consultant of Burlington and its Subsidiaries (including any such increase pursuant to any bonus, pension, equity compensation, profit sharing or other plan or commitment) or pay any amounts under such arrangements or Benefit Plans (including severance arrangements) not otherwise due, (C) grant or accelerate the vesting of any equity-based awards for the benefit of any current or former employee, officer, director, or consultant of Burlington and its Subsidiaries, (D) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to Burlington and its Subsidiaries or any employees thereof, (E) make contributions to tax-qualified pension plans other than to the extent required by law or modify the actuarial assumptions in effect with respect to any such plan or (F) provide any funding for any rabbi trust or similar arrangement.

(j) Accounting Methods. Except as disclosed in Burlington SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Entity, Burlington shall not change in any material respect its methods of financial accounting in effect at September 30, 2005, except as required by changes in GAAP as concurred in by Burlington’s independent public accountants. Burlington shall not make any material Tax election, except for elections in the ordinary course of business.

(k) Non-Compete. Except as contemplated by Section 6.4, Burlington shall not, and shall not permit any of its Subsidiaries to, enter into any agreement that limits (other than in an insignificant manner) the ability of Burlington or any of its Subsidiaries, or would limit (other than in an insignificant manner) the ability of ConocoPhillips or any Subsidiary of ConocoPhillips after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period, it being understood that any restriction that by its terms does not extend more than six months beyond the Effective Time shall be deemed to be insignificant.

(l) Certain Actions. Subject to Sections 6.5 and 8.1, Burlington and its Subsidiaries shall not take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement.

(m) Material Contracts. Burlington shall not, and shall not permit any of its Subsidiaries to, (i) modify, amend or terminate any Burlington Contract, (ii) waive any material rights under any Burlington Contract or (iii) enter into any agreement that would constitute a Burlington Contract if entered into as of the date of this Agreement other than (with respect to clauses (i) and (iii)) in the ordinary course of business consistent with past practice.

(n) Claims; Litigation. Burlington shall not, and shall not permit any of its Subsidiaries to, settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, whether now pending or hereafter made or brought, or waive, release or assign any rights or claims, in any such case in an amount in excess of $10 million, provided that ConocoPhillips will not unreasonably withhold its consent to any such settlement or compromise.

(o) Intellectual Property. Burlington shall not, and shall not permit any of its Subsidiaries to, take any action which would limit in any material respect Burlington’s or ConocoPhillips’ freedom to license, cross-license or otherwise dispose of any material intellectual property to which Burlington has rights as of the date of this Agreement.

(p) Agreements with Governmental Entities. Burlington shall not, nor shall it permit its Subsidiaries to, commit any act or omission which constitutes a material breach or default by Burlington or any of its Subsidiaries under any agreement with any Governmental Entity or under any material contract or material license to which any of them is a party or by which any of them or their respective properties is bound except to the extent required by law.

(q) Extraordinary Action. Burlington shall not, and shall not permit its Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Burlington or any of its Subsidiaries.

(r) Rabbi Trust Funding. Burlington shall, or shall cause its applicable Subsidiaries to, take all actions necessary to ensure that, with respect to any future severance obligations (contingent or otherwise), no “rabbi trust” funding, letter of credit or similar funding arrangement has been, or shall be, required in connection with the execution of this Agreement, the consummation of the transactions contemplated hereby, or any other event or action related to this Agreement, or such transactions, and any Burlington Benefit Plans, trust agreements, or documents (including the Burlington Restated Benefits Protection Trust) that might otherwise have required such funding shall be amended as necessary to ensure that no such requirement shall take effect.

(s) Related Actions. Burlington shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

5.2 Covenants of ConocoPhillips. During the period from the date of this Agreement and continuing until the Effective Time, ConocoPhillips agrees as to itself and its Subsidiaries that (except (i) as expressly contemplated or permitted by this Agreement or disclosed in the ConocoPhillips Disclosure Schedule and (ii) for transactions between and among ConocoPhillips and its wholly owned Subsidiaries), without the prior written consent of Burlington, which shall not be unreasonably withheld or delayed:

(a) Ordinary Course. ConocoPhillips and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

(b) Dividends; Changes in Share Capital. ConocoPhillips shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends with usual record and payment dates for such dividends in accordance with past dividend practice and (B) the declaration and payment of regular dividends from a Subsidiary of ConocoPhillips to ConocoPhillips or to another Subsidiary of ConocoPhillips in accordance with past dividend practice or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for the purchase from time to time by ConocoPhillips of ConocoPhillips Common Stock in connection with the ConocoPhillips Benefit Plans in the ordinary course of business or pursuant to an ordinary course stock repurchase plan in the ordinary course.

(c) No Acquisitions. Other than acquisitions that do not present a material risk of making it materially more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law and that could not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement, ConocoPhillips shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets.

(d) Tax-Free Qualification. ConocoPhillips shall use its reasonable best efforts to, and to cause each of its Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3(c). ConocoPhillips shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.2) that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Provided the opinion conditions contained in Sections 7.2(c) and 7.3(c) of this Agreement have been satisfied, ConocoPhillips shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) Related Actions. ConocoPhillips shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

5.3 Governmental Filings. ConocoPhillips and Burlington shall (a) confer on a reasonable basis with each other and (b) report to each other (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement) on operational matters. ConocoPhillips and Burlington shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other party and (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly upon request.

5.4 Control of Other Party’s Business. Nothing contained in this Agreement shall give Burlington, directly or indirectly, the right to control or direct ConocoPhillips’ operations or give ConocoPhillips, directly or indirectly, the right to control or direct Burlington’s operations prior to the Effective Time. Prior to the Effective Time, each of ConocoPhillips and Burlington shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Preparation of Proxy Statement; Stockholders Meeting. (a) As promptly as reasonably practicable following the date hereof, ConocoPhillips and Burlington shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the Proxy Statement/Prospectus and ConocoPhillips and Burlington shall prepare, and ConocoPhillips shall file with the SEC, the Form S-4. The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as ConocoPhillips’ prospectus. Each of ConocoPhillips and Burlington shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. ConocoPhillips and Burlington shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Proxy Statement/Prospectus or Form S-4 received from the SEC. ConocoPhillips and Burlington shall cooperate and provide the other parties with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each will provide each other parties with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both ConocoPhillips and Burlington, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party hereto that are incorporated by reference in the Form S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Burlington, in connection with a Change in the Burlington Recommendation, may amend or supplement the Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change in the Burlington Recommendation, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Burlington will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Burlington stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. ConocoPhillips and Burlington will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the ConocoPhillips Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to ConocoPhillips or Burlington, or any of their respective affiliates, officers or directors, is discovered by ConocoPhillips or Burlington and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of ConocoPhillips and Burlington.

(b) Burlington shall duly take all lawful action to call, give notice of, convene and hold the Burlington Stockholders Meeting as soon as practicable for the purpose of obtaining the Burlington Stockholder Approval and, subject to Section 6.5, shall take all lawful action to solicit the Burlington Stockholder Approval. The Board of Directors of Burlington shall recommend the adoption of the plan of merger contained in this Agreement by the Burlington stockholders to the effect as set forth in Section 4.1(r) (the “Burlington Recommendation”), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to ConocoPhillips the Burlington Recommendation or (ii) take any action or make any statement in connection with the Burlington Stockholders Meeting inconsistent with the Burlington Recommendation (collectively, a “Change in the Burlington Recommendation”); provided, however, that Burlington and the Board of Directors of Burlington may take any action permitted under Section 6.5.

6.2 Governance Matters. ConocoPhillips shall take all requisite action to, effective as of the Effective Time, (i) cause two directors nominated by Burlington reasonably acceptable to ConocoPhillips to be appointed to ConocoPhillips’ Board of Directors and (ii) expand, to the extent necessary in connection with appointing such two directors, the ConocoPhillips’ Board of Directors. ConocoPhillips shall use reasonable best efforts consistent with DGCL requirements to ensure that (x) one such nominee is a member of the class of ConocoPhillips’ Board of Directors whose term ends at the second annual meeting of ConocoPhillips stockholders occurring after the Closing Date and (y) the other such nominee is a member of the class of ConocoPhillips’ Board of Directors whose term ends at the third annual meeting of ConocoPhillips stockholders occurring after Closing Date.

6.3 Access to Information. Upon reasonable notice, each of ConocoPhillips and Burlington shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, each of ConocoPhillips and Burlington shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of U.S. federal or state securities laws or the HSR Act, as applicable (other than documents that such party hereto is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that any party hereto may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or any contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) counsel for such party advises that such information should not be disclosed in order to ensure compliance with the Antitrust Laws, (iii) the information is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or legal proceedings or government investigations, or (iv) the information is subject to confidentiality obligations to a third party. The parties hereto shall hold any information obtained pursuant to this Section 6.3 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality agreement dated December 5, 2005, between ConocoPhillips and Burlington (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect. Any investigation by either ConocoPhillips or Burlington shall not affect the representations and warranties of the other party.

6.4 Required Actions. (a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all Burlington Necessary Consents or ConocoPhillips Necessary Consents, as appropriate, and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”) and (ii) taking all reasonable steps as may be necessary to obtain all such Necessary Consents and the Required Approvals. In furtherance and not in limitation of the foregoing, each of ConocoPhillips and Burlington agrees to prepare, as promptly as practicable, and to make (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (within thirty (30) Business Days), (B) appropriate filings with the European Commission, if required, in accordance with applicable Regulatory Laws at such time as ConocoPhillips reasonably determines in its judgment will permit the consummation of the transactions contemplated hereby in a timely basis, and (C) all other necessary filings with other Governmental Entities relating to the Merger at such time as ConocoPhillips reasonably determines in its judgment will permit the consummation of the transactions contemplated hereby in a timely basis, and, to prepare to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such Governmental Entities, and to supply such additional information and documentation at such time as

ConocoPhillips reasonably determines in its judgment will permit the consummation of the transactions contemplated hereby in a timely basis and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such authorities as soon as practicable. In furtherance and not in limitation of the foregoing, Burlington agrees not to extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of ConocoPhillips.

(b) The parties shall each cooperate and consult with each other in connection with the actions referenced in Section 6.4(a) to obtain all Required Approvals. In particular, Burlington shall (i) furnish as promptly as reasonably practicable to ConocoPhillips any information concerning Burlington and its business, properties and personnel as ConocoPhillips may reasonably request, in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and (ii) permit ConocoPhillips to review in advance, and accept all of ConocoPhillips’ reasonable comments in connection with, any proposed written communication between it and any Governmental Entity. In addition, each party shall (i) promptly inform the other party of (and supply to the other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (ii) consult with the other party in advance, to the extent practicable and not prohibited by law, of any meeting or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. In furtherance and not in limitation of the foregoing, Burlington agrees that notwithstanding anything to the contrary in this Agreement, ConocoPhillips will take the lead in all meetings and communications with any Governmental Entity in connection with any Antitrust Laws, including by determining the appropriate timing of any such meeting or communication (including (x) the timing of the submission of any filing with, or response to any request by, a Governmental Entity, and (y) the timing of any action taken pursuant to 6.4(c)) such that the requisite approvals are obtained prior to the Termination Date.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.4(a) and 6.4(b) but subject to Section 6.4(b), Burlington and ConocoPhillips, as applicable, shall take all actions necessary to:

(i) avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Termination Date, including without limitation defending through litigation on the merits any claim asserted in any court by any Person; and

(ii) avoid or eliminate each and every impediment under any Regulatory Law so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of ConocoPhillips, Burlington and their respective Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit ConocoPhillips or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of ConocoPhillips, Burlington and their respective Subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing. ConocoPhillips and, if requested by ConocoPhillips, Burlington shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or ConocoPhillips or ConocoPhillips’ Subsidiaries’ ability to retain, any of the businesses, product lines or assets of ConocoPhillips, Burlington or any of their respective Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger. Burlington agrees and acknowledges that, notwithstanding anything to the contrary in this Section 6.4, in connection with any filing or submission required, action to be taken or commitment to be made by ConocoPhillips, Burlington or any of their respective Subsidiaries to consummate the Merger or other transactions contemplated by this Agreement, neither Burlington nor any of Burlington’s Subsidiaries shall, without ConocoPhillips’ prior written consent, sell, divest, or dispose of any assets, commit to any sale, divestiture or disposal of businesses, product lines or assets of Burlington and Burlington’s Subsidiaries or take any other action or commit to take any action that would limit Burlington’s, ConocoPhillips’ or any of their respective Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets; provided that the foregoing shall not relieve any party of its obligations under this Agreement.

(d) Each party hereto and its respective Board of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

6.5 Acquisition Proposals. (a) Burlington agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and such Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of 20% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving parent entity in such transaction) (any such proposal, offer or transaction (other than a proposal or offer made by the other party or an affiliate thereof) or announcement of an intention to make any such proposal, offer or transaction, an “Acquisition Proposal”), (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, Burlington (and its Board of Directors) shall be permitted to (i) comply with applicable law (including Rule 14d-9 and Rule 14e-2 or make any other disclosure required by law or its fiduciary duties (subject, however to clause (B), (C) and (E) of this Section 6.5(b)), (ii) effect a Change in the Burlington Recommendation, or (iii) engage in discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (ii) or (iii) above, (A) the vote at the Burlington Stockholders Meeting on the adoption of this Agreement shall not have been taken, (B) (I) in the case of clause (ii) above, Burlington has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and (II) in the case of clause (iii) above, Burlington’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal would lead to a Superior Proposal, (C) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Burlington’s Board of Directors receives from such Person an executed confidentiality agreement having provisions that are at least as restrictive as the Confidentiality Agreement,

(D) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Burlington notifies ConocoPhillips promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of Burlington’s representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers and (E) in the case of clause (ii) above, Burlington has given ConocoPhillips at least three Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and has negotiated in good faith with ConocoPhillips with respect to such proposed revisions or other proposal, if any. Burlington agrees that it will promptly keep ConocoPhillips reasonably informed of the status and terms of any inquiries, proposals or offers and the status and terms of any discussions or negotiations, including the identity of the Person making such inquiry, proposal or offer. Burlington agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Person (other than ConocoPhillips) conducted heretofore with respect to any Acquisition Proposal. Burlington agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.5. Nothing in this Section 6.5 shall (x) permit Burlington to terminate this Agreement (except as specifically provided in paragraph (c) of this Section 6.5 or Article VIII) or (y) affect or limit any other obligation of Burlington under this Agreement).

(c) Notwithstanding anything in this Section 6.5 to the contrary, if, at any time prior to the Burlington Stockholder Approval, the Board of Directors of Burlington determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of this Section 6.5, that such proposal is a Superior Proposal, Burlington may terminate this Agreement; provided, however, that Burlington shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless Burlington prior to or concurrently with such termination pursuant to this Section 6.5(c) pays to ConocoPhillips the fee payable pursuant to Section 8.2(b); provided, further, however, that Burlington shall not exercise its right to terminate this Agreement pursuant to this Section 6.5(c) unless Burlington notifies ConocoPhillips that Burlington intends to take such action with respect to an Acquisition Proposal indicating, in connection with such notice, the name of the Person making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and Burlington has given ConocoPhillips at least three Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal.

6.6 Fees and Expenses. Subject to Section 8.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such Expenses, except (i) Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/Prospectus and Form S-4 and (ii) Expenses incurred in connection with any consultants that ConocoPhillips and Burlington shall have agreed to retain to assist in obtaining the approvals and clearances under the Antitrust Laws, which, in each case, shall be shared equally by ConocoPhillips and Burlington. The parties hereto shall cooperate with each other in preparing, executing and filing any Tax Returns relating to transfer or similar Taxes.

6.7 Directors’ and Officers’ Indemnification and Insurance. (a) Following the Effective Time, ConocoPhillips and the Surviving Corporation shall (i) jointly and severally indemnify and hold harmless, and provide advancement of Expenses to, all past and present directors, officers and employees of Burlington and its Subsidiaries (in all of their capacities) (A) without limitation to subclause (B) below, to the same extent such individuals are indemnified or have the right to advancement of Expenses as of the date of this Agreement by Burlington pursuant to its Certificate of Incorporation and By-Laws of Burlington and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any such individuals and (B) without limitation to subclause (A) above, to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) include and cause to be maintained in effect in the Certificate of Incorporation and By-Laws of the Surviving Corporation (or any successor to the Surviving Corporation) for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of Expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Certificate of Incorporation and By-Laws of Burlington. Prior to the Effective Time, Burlington shall endeavor to (and if it is unable to, ConocoPhillips shall cause the Surviving Corporation to after the Effective Time) obtain and fully pay (up to a maximum cost of 300% of the current annual premium paid by Burlington for its existing coverage in the aggregate) for “tail” insurance policies (providing only for the Side A coverage for such covered individuals where the existing policies also include coverage for Burlington) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as Burlington’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Burlington’s existing policies with respect to matters existing or occurring at or prior to the Effective Time.

(b) The obligations of ConocoPhillips and the Surviving Corporation under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7).

6.8 Employee Benefits. (a) ConocoPhillips agrees that, from and after the Effective Time, ConocoPhillips and its Subsidiaries shall assume and honor all Burlington Benefit Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any permitted amendment or termination thereof. Burlington and ConocoPhillips hereby agree that the consummation of the Merger shall constitute a “Change in Control” for purposes of all Burlington Benefit Plans, pursuant to the terms of such plans in effect on the date hereof. No provision of this Section 6.8(a) shall be construed as a limitation on the right of ConocoPhillips to amend or terminate any Burlington Benefit Plan which Burlington would otherwise have under the terms of such Burlington Benefit Plan, and no provision of this Section 6.8(a) shall be construed to create a right in any employee or beneficiary of such employee under a Burlington Benefit Plan that such employee or beneficiary would not otherwise have under the terms of such plan; provided, however, that ConocoPhillips agrees that it will respect deferrals of salary, bonus or other compensation in place prior to the Effective Time pursuant to the Burlington Benefit Plans.

(b) For at least 18 months following the Effective Time, ConocoPhillips shall provide, or cause to be provided, to individuals who are employed by Burlington or any of its Subsidiaries immediately prior to the Effective Time (other than any such employees whose terms of employment are governed by a collective bargaining agreement) who remain employed with ConocoPhillips or any Subsidiary of ConocoPhillips (the “Burlington Employees”), for so long as such Burlington Employees remain so employed, compensation (it being understood that discretionary incentive and equity-based awards will remain discretionary) and employee benefits (i) pursuant to Burlington’s or Burlington’s Subsidiaries’ compensation and employee benefit plans, programs, policies and arrangements as provided to such employees immediately prior to the Effective Time or (ii) pursuant to compensation and employee benefit plans, programs, policies or arrangements maintained by ConocoPhillips or any Subsidiary of ConocoPhillips providing coverage and benefits, which, in the aggregate, are no less favorable than those provided pursuant to Burlington’s and Burlington’s Subsidiaries’ plans, programs, policies and arrangements to such employees immediately prior to the Effective Time.

(c) For all purposes under the employee benefit plans of ConocoPhillips and its Subsidiaries providing benefits to any Burlington Employees after the Effective Time (the “New Plans”), ConocoPhillips will, or will cause its Subsidiaries to, give Burlington Employees full credit with his or her years of service for purposes of eligibility, vesting and benefit accrual (excluding benefit accrual under any defined benefit pension plans) under any employee benefit plans or arrangements maintained by ConocoPhillips or any of its Subsidiaries for such Burlington employee’s service with Burlington or any Burlington Subsidiary to the same extent recognized by Burlington immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing: (i) each Burlington Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a Burlington Benefit Plan in which such Burlington Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Burlington Employee, ConocoPhillips shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and ConocoPhillips shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Without limiting the generality of this Section 6.8, ConocoPhillips and Burlington agree to the employee matters set forth in Section 6.8(d) of the Burlington Disclosure Schedule.

6.9 Public Announcements. ConocoPhillips and Burlington shall, unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with the other party before issuing, and provide the other party the opportunity to review and comment upon, any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except as required by applicable law and to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, neither ConocoPhillips nor Burlington shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

6.10 Listing of Shares of ConocoPhillips Common Stock. ConocoPhillips shall cause the shares of ConocoPhillips Common Stock to be issued in the Merger and the shares of ConocoPhillips Common Stock to be reserved for issuance upon exercise of the Burlington Stock Options, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

6.11 Rights Agreement. The Board of Directors of ConocoPhillips shall take all action to the extent necessary (including amending the ConocoPhillips Rights Agreement) in order to render the ConocoPhillips Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. The Board of Directors of Burlington shall take all action to the extent necessary (including amending the Burlington Rights Agreement) in order to render the Burlington Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

6.12 Affiliates. Promptly following the date of mailing of Proxy Statement/Prospectus, Burlington shall deliver to ConocoPhillips a letter identifying all Persons who, in the judgment of Burlington, may be deemed at the time this Agreement is submitted for Burlington Stockholders Approval, “affiliates” of Burlington for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Burlington shall use reasonable best efforts to cause each Person identified on such list to deliver to ConocoPhillips not later than ten days prior to the Effective Time, a written agreement in the form attached as Exhibit A hereto (an “Affiliate Agreement”).

6.13 Section 16 Matters. Prior to the Effective Time, ConocoPhillips and Burlington shall take all such steps as may be required to cause any dispositions of Burlington Common Stock (including derivative securities with respect to Burlington Common Stock) or acquisitions of ConocoPhillips Common Stock (including derivative securities with respect to ConocoPhillips Common Stock) resulting from the transactions contemplated by Article II or Article III by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Burlington or will become subject to such reporting requirements with respect to ConocoPhillips, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.14 Dividends. After the date of this Agreement, each of ConocoPhillips and Burlington shall coordinate with the other the declaration of any dividends in respect of ConocoPhillips Common Stock and Burlington Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Burlington Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter, including the quarter in which the Effective Time occurs, with respect to their shares of Burlington Common Stock and shares of ConocoPhillips Common Stock any such holder receives in exchange therefor in the Merger.

6.15 Tax Representation Letters. ConocoPhillips shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz and White & Case LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of ConocoPhillips, containing representations of ConocoPhillips, and Burlington shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz and White & Case LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Burlington, containing representations of Burlington, in each case as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render the opinion described in Section 7.2(c) of this Agreement and White & Case LLP to render the opinion described in Section 7.3(c) of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each of ConocoPhillips and Burlington to effect the Merger are subject to the satisfaction or waiver in writing on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. Burlington shall have obtained the Burlington Stockholder Approval.

(b) No Injunctions or Restraints; Illegality. No law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) HSR Act; Other Approvals. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, (ii) all required approvals in connection with the EC Merger Regulation and the Canadian Investment Regulations (other than approvals under the Canadian Investment Regulations which by their terms cannot be satisfied until after the Closing) shall have been obtained and (iii) all other approvals required under the Antitrust Laws to be obtained prior to Closing shall have been obtained, except where the failure to obtain such approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington.

(d) NYSE Listing. The shares of ConocoPhillips Common Stock to be issued in the Merger and such other shares of ConocoPhillips Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

7.2 Additional Conditions to Obligations of ConocoPhillips. The obligations of ConocoPhillips to effect the Merger are subject to the satisfaction, or waiver in writing by ConocoPhillips, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Burlington set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Burlington. In addition, the representations and warranties set forth in (i) Section 4.1(b) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (ii) Section 4.1(g)(i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date. ConocoPhillips shall have received a certificate of an executive officer of Burlington that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of Burlington. Burlington shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified; and ConocoPhillips shall have received a certificate of an executive officer of Burlington to such effect.

(c) Tax Opinion. ConocoPhillips shall have received from Wachtell, Lipton, Rosen & Katz, counsel to ConocoPhillips, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to ConocoPhillips shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.15 of this Agreement.

7.3 Additional Conditions to Obligations of Burlington. The obligations of Burlington to effect the Merger are subject to the satisfaction, or waiver in writing by Burlington, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of ConocoPhillips set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation or warranty qualified as to materiality or Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConocoPhillips. In addition, the representations and warranties set forth in (i) Section 4.2(b) shall be true and correct in all material respects as of the Closing Date, as though made as of the date of this Agreement and on and as of the Closing Date, and (ii) Section 4.2(g)(i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date. Burlington shall have received a certificate of an executive officer of ConocoPhillips that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of ConocoPhillips. ConocoPhillips shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified; and Burlington shall have received a certificate of an executive officer of ConocoPhillips to such effect.

(c) Tax Opinion. Burlington shall have received from White & Case LLP, counsel to Burlington, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes the Merger will constitute a

“reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Burlington shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.15 of this Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time and, except as specifically provided below, whether before or after the Burlington Stockholders Meeting:

(a) by mutual written consent of ConocoPhillips and Burlington;

(b) by either ConocoPhillips or Burlington, if the Effective Time shall not have occurred on or before the date 18 months from the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 6.4) has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c) by either ConocoPhillips or Burlington, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties hereto shall have used all required efforts to resist, resolve or lift, as applicable, in accordance with Section 6.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action that is necessary to fulfill the conditions set forth in Sections 7.1(c), 7.1(d) or 7.1(e), as applicable, and such denial of a request to issue such order, decree, ruling or the failure to take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties hereto shall have used all required efforts to obtain, in accordance with Section 6.4); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party hereto whose failure to comply with Section 6.4 has been the primary cause of, or resulted in, such action or inaction;

(d) by either ConocoPhillips or Burlington, if the Burlington Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Burlington Stockholders Meeting;

(e) by ConocoPhillips, if Burlington shall have (i) failed to make the Burlington Recommendation or effected a Change in the Burlington Recommendation, whether or not permitted by the terms hereof, (ii) materially breached its obligations under this Agreement by reason of a failure to call the Burlington Stockholders Meeting or a failure to comply with requirements with respect to the Proxy Statement/Prospectus in accordance with Section 6.1 or (iii) materially breached its obligations under Section 6.5;

(f) by ConocoPhillips, if Burlington shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) are not capable of being satisfied and which shall not have been cured prior to the earlier of (i) thirty days following notice of such breach and (ii) the Termination Date; provided, that ConocoPhillips shall not have the right to terminate this Agreement pursuant to this clause (f) if ConocoPhillips or Merger Sub is then in material breach of its representations, warranties, covenants or other agreements contained in this Agreement;

(g) by Burlington, if ConocoPhillips shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) are not capable of being satisfied and which shall not have been cured prior to the earlier of (i) thirty days following notice of such breach and (ii) the Termination Date; provided, that Burlington shall not have the right to terminate this Agreement pursuant to this clause (g) if Burlington is then in material breach of its representations, warranties, covenants or other agreements contained in this Agreement; or

(h) by Burlington, prior to the Burlington Stockholder Approval being obtained, in accordance with and subject to the terms and conditions of Section 6.5(c).

8.2 Effect of Termination. (a) In the event of termination of this Agreement by either Burlington or ConocoPhillips as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective officers or directors, except with respect to Section 4.1(s), Section 4.2(s), the second sentence of Section 6.3, Section 6.6, this Section 8.2 and Article IX, which provisions shall survive such termination; provided that, notwithstanding anything to the contrary contained in this Agreement, neither ConocoPhillips nor Burlington shall be relieved or released from any liabilities or damages arising out of its breach of this Agreement.

(b) (i) If Burlington terminates this Agreement pursuant to Section 8.1(h), then Burlington shall pay ConocoPhillips an amount equal to the Termination Fee, by wire transfer of immediately available funds, prior to or concurrently with such termination.

(ii) If (A)(x) either Burlington or ConocoPhillips terminates this Agreement pursuant to Section 8.1(d) and at any time prior to the Burlington Stockholders Meeting an Acquisition Proposal with respect to Burlington shall have been publicly announced or otherwise communicated to the stockholders of Burlington, which proposal shall not have been withdrawn prior to the Burlington Stockholders Meeting, (y) ConocoPhillips terminates this Agreement pursuant to Section 8.1(e) or (z) ConocoPhillips terminates this Agreement pursuant to Section 8.1(f) and at any time prior to such termination an Acquisition Proposal with respect to Burlington shall have been announced or otherwise communicated to the senior management, Board of Directors or stockholders of Burlington, which proposal shall not have been withdrawn prior to such termination and (B) within twelve months of the termination of this Agreement, Burlington or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal (except that for the purposes of this Section 8.2 the references in the definition of “Acquisition Proposal” to “20%” shall be “50%”) with any Person (or an affiliate thereof), then Burlington shall promptly, but in no event later than one Business Day after the date Burlington or its Subsidiary enters into such agreement with respect to, or consummates, such Acquisition Proposal, pay ConocoPhillips an amount equal to the Termination Fee, by wire transfer of immediately available funds.

(c) The parties hereto acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither ConocoPhillips or Burlington would enter into this Agreement; accordingly, if any party fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the fee set forth in this Section 8.2, such party shall pay to the other party its costs and Expenses (including attorneys’ fees and Expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, notwithstanding the provisions of Section 6.6. The parties hereto agree that any remedy or amount payable pursuant to this Section 8.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement.

8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Burlington Stockholder Approval, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party hereto. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX (including without limitation Section 6.7).

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given when received. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to ConocoPhillips:

600 North Dairy Ashford Road

MC 3020

Houston, Texas 77079-1175

Facsimile: (281) 293-1054

Attention: Stephen F. Gates

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: 212-403-2000

Attention: Andrew R. Brownstein, Esq.

(ii)	if to Burlington to:

Burlington Resources Inc.

717 Texas Avenue, Suite 2100

Houston, Texas 77002

Facsimile: (713) 624-3754

Attention: Frederick J. Plaeger II

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004-1980

Facsimile: 212-859-4000

Attention:	Arthur Fleischer, Esq.

Warren S. de Wied, Esq.

9.3 Interpretation. (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. In addition, each Section of this Agreement is qualified by the matters set forth in the related Section of the ConocoPhillips Disclosure Schedule and the Burlington Disclosure Schedule, as the case may be, and by such matters set forth any place else in this Agreement or in the ConocoPhillips Disclosure Schedule or the Burlington Disclosure Schedule where the applicability of such qualification to the Section of this Agreement is reasonably apparent.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.4 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties hereto need not sign the same counterpart.

9.5 Entire Agreement; No Third Party Beneficiaries. (a) This Agreement, the Confidentiality Agreement and the Exhibits and disclosure schedules and the other agreements and instruments of the parties hereto delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.7 (which is intended to be for the benefit of the Persons covered thereby).

9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

9.9 Submission to Jurisdiction; Waivers. Each of ConocoPhillips and Burlington irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery or other courts of the State of Delaware, and each of ConocoPhillips and Burlington hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts (and, to the fullest extent permitted by law, to the Court of Chancery) and to accept service of process in any manner permitted by such courts. Each of ConocoPhillips and Burlington hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

9.10 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, ConocoPhillips, Cello Acquisition Corp. and Burlington Resources Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CONOCOPHILLIPS

By:
Name: J.J. Mulva Title: Chairman and Chief Executive Officer

CELLO ACQUISITION CORP.

By:
Name: J.J. Mulva Title: Officer and Chairman

BURLINGTON RESOURCES INC.

By:
Name: Bobby S. Shackouls Title: Chairman of the Board, President and Chief Executive Officer

Signature Page

Annex B

1585 Broadway

New York, NY 10036

December 12, 2005

Burlington Resources Inc.

717 Texas Avenue

Suite 2100

Houston, TX 77002

Members of the Board:

We understand that Burlington Resources Inc. (“Burlington” or the “Company”), ConocoPhillips (“ConocoPhillips” or the “Parent”), and ConocoPhillips Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of the Parent, propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of December 12, 2005 (the “Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into Merger Sub. Pursuant to the Merger, the separate existence of the Company will cease and Merger Sub will continue as the surviving corporation and a wholly owned subsidiary of Parent. In addition, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares held in treasury or held by Parent or Merger Sub or any wholly-owned subsidiaries of the Company, Parent or Merger Sub, or as to which dissenters’ rights have been perfected, will be converted into the right to receive the combination of (x) $46.50 in cash (the “Per Share Cash Amount”) and (y) 0.7214 of a share (the “Exchange Ratio”) of common stock, par value of $0.01 per share, of Parent (“Parent Common Stock”) (together, the “Merger Consideration”), as set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company and the Parent;

ii)	reviewed certain internal financial statements and other financial and operating data, including internal oil and gas reserve and production estimates, concerning the Company prepared by the management of the Company;

iii)	reviewed certain financial projections prepared by the management of the Company;

iv)	discussed the past and current operations and financial condition and the prospects of the Company, including internal oil and gas reserve and production estimates, with senior management of the Company;

v)	reviewed certain internal financial statements and other financial and operating data, including internal oil and gas reserve and production estimates, concerning the Parent prepared by the management of the Parent;

vi)	reviewed certain financial projections prepared by the management of the Parent;

vii)	discussed the past and current operations and financial condition and the prospects of the Parent, including internal oil and gas reserve and production estimates, with senior management of the Parent;

viii)	reviewed the pro forma impact of the merger on the Parent’s earnings per share, cash flow per share, return on capital employed, and oil and gas reserves and production;

ix)	reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock;

x)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

xi)	compared the financial performance of the Parent and the prices and trading activity of the Parent Common Stock with that of certain other comparable publicly-traded companies and their securities;

xii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

xiii)	reviewed certain summaries of proved reserves prepared by the Company and the Parent and reviewed certain reserve audit letters prepared by the Company’s independent reserve engineers;

xiv)	discussed the strategic, financial and operational benefits anticipated from the Merger and the strategic rationale for the Merger with senior management of the Company and the Parent;

xv)	participated in discussions among representatives of the Company and the Parent;

xvi)	reviewed the Agreement; and

xvii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company and the Parent for the purposes of this opinion. With respect to the financial projections and other financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Parent. We have relied, without independent verification, on the assessment by the management of the Company and the Parent of the strategic rationale of the Merger, including information related to certain strategic, financial and operational benefits anticipated from the Merger. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Agreement without material modification, waiver or delay, including among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley has assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Parent. With respect to the reserve estimates and reports referred to above, we are not experts in the engineering evaluation of oil and gas properties and, with your consent, we have relied, without independent verification, solely upon the internal reserve estimates of the Company and the Parent. In addition, we are not legal, regulatory or tax experts and have relied, without independent verification, on the assessment of the Company and the Parent and their advisors with respect to such matters. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for the Company and the Parent and have received fees from the Company and the Parent for the rendering of these services. Morgan Stanley may also seek to provide such services to the Parent in the future and may receive fees in connection with such services. As you know, Morgan

Stanley is a participant in Burlington’s $1.5 billion revolving credit facility that expires in August 2010. Morgan Stanley is also a participant in ConocoPhillips’ $5.0 billion in revolving credit facilities that expire in October 2010. In addition, Morgan Stanley is a full service securities firm engaged in securities, currency, and commodities trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities or senior loans of the Company or the Parent, or any currencies or commodities (or derivatives thereof) for its own accounts or for the accounts of its customers or its managed investment accounts and, accordingly, may at any time hold long or short positions in such securities, senior loans, currencies or commodities (or derivatives thereof).

It is understood that this letter is for the information of the Board of Directors of the Company and may not be disclosed or referred to publicly or used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company or the Parent in respect of the Merger with the U.S. Securities and Exchange Commission, if such inclusion is required by applicable law. This opinion does not in any manner address the prices at which the Parent Common Stock will trade at any time, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/S/ STEPHEN R. MUNGER
Stephen R. Munger Managing Director

Annex C

December 12, 2005

The Board of Directors

Burlington Resources Inc.

717 Texas Avenue

Suite 2100

Houston, TX 77002

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.01 per share (the “Company Common Stock”), of Burlington Resources Inc. (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company into a wholly-owned subsidiary of ConocoPhillips (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) among the Merger Partner, Cello Acquisition Corp. and the Company, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Company, the Merger Partner and Cello Acquistion Corp. and except for any shares as to which the holder thereof shall have properly complied with the provisions of Section 262 of the General Corporation Law of the State of Delaware, will be converted into the right to receive $46.50 in cash without interest and 0.7214 of a share of the Merger Partner’s common stock, par value $.01 per share (the “Merger Partner Common Stock”).

In arriving at our opinion, we have (i) reviewed a draft dated December 12, 2005 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses; (vi) reviewed estimates prepared by the managements of the Company and Merger Partner of the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, that the other transactions contemplated by the Agreement will be consummated as described in the Agreement and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time, and we express no opinion or recommendation as to how the holders of the Company Common Stock should vote at the shareholders’ meeting held in connection with the Merger.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Merger, or to provide services other than the delivery of this opinion, and we did not participate in negotiations with respect to the terms of the Merger and related transactions. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, no opinion is expressed whether any alternative transaction might produce consideration for the Company’s shareholders in an amount in excess of that contemplated in the Merger.

We will receive a fee from the Company for the delivery of this opinion. We will also receive an additional fee if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that we and our affiliates have provided in the past, and may in the future provide, investment banking, commercial banking and other financial services to the Company and the Merger Partner, including our acting as lead arranger of the Company’s credit facility in July 2004 and the amendment of such facility in August 2005 and of the Merger Partner’s revolving credit facility in October 2003, and our acting as financial advisor to the Merger Partner in respect of certain retail assets in June 2004. In addition, our commercial bank affiliate is agent bank and a lender under the Company’s and the Merger Partner’s respective credit facilities referred to above. Our commercial bank affiliate is also a commercial paper dealer for the Merger Partner. In addition, in the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

Annex D

DELAWARE CODE ANNOTATED

8 DEL. C. SEC. 262 (2002)

sec. 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ConocoPhillips (the “Company” or the “Registrant”) is incorporated under the laws of the state of Delaware. Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases or (iv) for any transaction from which the director derived an improper personal benefit. Article NINTH of the Company’s Restated Certificate of Incorporation (the “Certificate”), provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as a director, except as provided in Section 102 of the DGCL.

Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 of the DGCL provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any action or suit by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the preceding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation, unless a court determines that such person is fairly and reasonably entitled to indemnification.

Article VIII of the Company’s Bylaws provides for indemnification of any person who was, is or is threatened to be made, a party to any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Company, or was serving at the request of the Company in that capacity for another entity, to the fullest extent permitted by the DGCL.

Directors and officers of the Company are insured, at the expense of the Company, against certain liabilities which might arise out of their employment and which might not be subject to indemnification under the bylaws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits.

See the Exhibit Index for the list of exhibits at page II-5 of this registration statement, which is incorporated herein by reference.

(b)	Financial Statement Schedules.

None.

ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus (1) that is filed pursuant to the paragraph immediately preceding, or (2) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of this registration statement pursuant to Items 4, 10(b), 11, or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on February 23, 2006.

CONOCOPHILLIPS

By:	/S/ J.J. MULVA*
J.J. Mulva
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below, on this 23rd day of February, 2006.

Principal Executive Officer	Directors

/S/ J.J. MULVA* J.J. Mulva, Chairman, President and Chief Executive Officer	/S/ RICHARD H. AUCHINLECK* Richard H. Auchinleck

/S/ NORMAN R. AUGUSTINE* Norman R. Augustine

Principal Financial Officer

/S/ JOHN A. CARRIG* John A. Carrig, Executive Vice-President, Finance, and Chief Financial Officer	/S/ JAMES E. COPELAND, JR.* James E. Copeland, Jr.

/S/ KENNETH M. DUBERSTEIN* Kenneth M. Duberstein

Principal Accounting Officer

/S/ RAND C. BERNEY* Rand C. Berney, Vice President and Controller	/S/ RUTH R. HARKIN* Ruth R. Harkin

/S/ LARRY D. HORNER* Larry D. Horner

Directors

/S/ CHARLES C. KRULAK* Charles C. Krulak

/S/ HAROLD MCGRAW III* Harold McGraw III

/S/ J.J. MULVA* J.J. Mulva

/S/ HARALD NORVIK* Harald Norvik

/S/ WILLIAM K. REILLY* William K. Reilly

/S/ WILLIAM R. RHODES* William R. Rhodes

/S/ J. STAPLETON ROY* J. Stapleton Roy

/S/ VICTORIA J. TSCHINKEL* Victoria J. Tschinkel

/S/ KATHRYN C. TURNER* Kathryn C. Turner

*By:	/S/ STEPHEN F. GATES
Stephen F. Gates, Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of December 12, 2005, by and among ConocoPhillips, Burlington Resources, Inc., and Cello Acquisition Corp., included as Annex A to the Proxy Statement/ Prospectus forming a part of this Registration Statement and incorporated herein by reference.

3.1	Restated Certificate of Incorporation of ConocoPhillips, filed as Exhibit 3.1 to ConocoPhillips’s Form 8-K dated August 30, 2002 and incorporated herein by reference.

3.2	Certificate of Designations of Series A Junior Participating Preferred Stock of ConocoPhillips (incorporated by reference to Exhibit 3.2 to the Form 8-K).

3.3	By-Laws of ConocoPhillips, as amended on February 4, 2005 (incorporated by reference to Exhibit 99.1 to the Current Report of ConocoPhillips on Form 8-K filed on February 10, 2005; File No. 001-32395).

4.1	Rights agreement, dated as of June 30, 2002, between ConocoPhillips and Mellon Investor Services LLC, as rights agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.1 to the Form 8-K).

ConocoPhillips and its subsidiaries are parties to several debt instruments under which the total amount of securities authorized does not exceed 10% of the total assets of ConocoPhillips and its subsidiaries on a consolidated basis. Pursuant to paragraph 4(iii)(A) of Item 601(b) of Regulation S-K, ConocoPhillips agrees to furnish a copy of such instruments to the SEC upon request.

5.1	Opinion of Stephen F. Gates, Esq., Senior Vice President, Legal and General Counsel for ConocoPhillips regarding the validity of the securities being registered in this Registration Statement (previously filed).

8.1	Opinion of White & Case LLP regarding certain U.S. federal income tax consequences relating to the merger.

8.2	Form of opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. federal income tax consequences relating to the merger.

8.3	Opinion of White & Case LLP regarding certain U.S. federal income tax consequences relating to the merger.

10.1	1986 Stock Plan of Phillips Petroleum Company (incorporated by reference to Exhibit 10.11 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2002; File No. 000-49987).

10.2	1990 Stock Plan of Phillips Petroleum Company (incorporated by reference to Exhibit 10.12 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2002; File No. 000-49987).

10.3	Annual Incentive Compensation Plan of Phillips Petroleum Company (incorporated by reference to Exhibit 10.13 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2002; File No. 000-49987).

10.4	Incentive Compensation Plan of Phillips Petroleum Company (incorporated by reference to Exhibit 10(g) to the Annual Report of ConocoPhillips Company on Form 10-K for the year ended December 31, 1999; File No. 1-720).

10.5	Principal Corporate Officers Supplemental Retirement Plan of Phillips Petroleum Company (incorporated by reference to Exhibit 10(h) to the Annual Report of ConocoPhillips Company on Form 10-K for the year ended December 31, 1995; File No. 1-720)

Exhibit	Description
10.6	Phillips Petroleum Company Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10(n) to the Annual Report of ConocoPhillips Company on Form 10-K for the year ended December 31, 2000; File No. 1-720).

10.7	Non-Employee Director Retirement Plan of Phillips Petroleum Company (incorporated by reference to Exhibit 10.18 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2002; File No. 000-49987).

10.8	Omnibus Securities Plan of Phillips Petroleum Company (incorporated by reference to Exhibit 10.19 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2002; File No. 000-49987).

10.9	Key Employee Missed Credited Service Retirement Plan of Phillips Petroleum Company (incorporated by reference to Exhibit 10(s) to the Annual Report of ConocoPhillips Company on Form 10-K for the year ended December 31, 2000; File No. 1-720).

10.10	Phillips Petroleum Company Stock Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.22 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2002; File No. 000-49987).

10.11	Key Employee Supplemental Retirement Plan of Phillips Petroleum Company (incorporated by reference to Exhibit 10.23 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2002; File No. 000-49987).

10.12	Defined Contribution Makeup Plan of ConocoPhillips (incorporated by reference to Exhibit 10.24 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2002; File No. 000-49987).

10.13	Phillips Petroleum Company Executive Severance Plan (incorporated by reference to Exhibit 10(a) to the Quarterly Report of ConocoPhillips Company on Form 10-Q for the quarter ended June 30, 1999; File No. 1-720).

10.14	2002 Omnibus Securities Plan of Phillips Petroleum Company (incorporated by reference to Exhibit 10.26 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2002; File No. 000-49987).

10.15	1998 Stock and Performance Incentive Plan of ConocoPhillips (incorporated by reference to Exhibit 10.27 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2002; File No. 000-49987).

10.16	1998 Key Employee Stock Performance Plan of ConocoPhillips (incorporated by reference to Exhibit 10.28 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2002; File No. 000-49987).

10.17	Deferred Compensation Plan for Non-Employee Directors of ConocoPhillips (incorporated by reference to Exhibit 10.29 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2002; File No. 000-49987).

10.18	Conoco Inc. Key Employee Severance Plan (incorporated by reference to Exhibit 10.6 to the Annual Report of Holding on Form 10-K for the year ended December 31, 2001; File No. 1-14521).

10.19	ConocoPhillips Form Indemnity Agreement with Directors (incorporated by reference to Exhibit 10.34 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2002; File No. 000-49987).

10.20	Letter Agreement, dated as of April 12, 2002, between Holding and Jim W. Nokes (incorporated by reference to Exhibit 10.2 to the Quarterly Report of ConocoPhillips on Form 10-Q for the quarterly period ended September 30, 2002; File No. 000-49987).

Exhibit	Description
10.21	Rabbi Trust Agreement dated December 17, 1999 (incorporated by reference to Exhibit 10.11 of Holding’s Form 10-K for the year ended December 31, 1999, File No. 001-14521).

10.21.1	Amendment to Rabbi Trust Agreement dated February 25, 2002 (incorporated by reference to Exhibit 10.39.1 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2002; File No. 000-49987).

10.22	ConocoPhillips Directors’ Charitable Gift Program (incorporated by reference to Exhibit 10.40 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2003; File No. 000-49987).

10.23	ConocoPhillips Matching Gift Plan for Directors and Executives (incorporated by reference to Exhibit 10.41 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2003; File No. 000-49987).

10.24	Key Employee Deferred Compensation Plan of ConocoPhillips (incorporated by reference to Exhibit 10.42 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2003; File No. 000-49987).

10.25	ConocoPhillips Key Employee Change in Control Severance Plan (incorporated by reference to Exhibit 10.1 of the Quarterly Report of ConocoPhillips on Form 10-Q for the quarterly period ended September 30, 2004; File No. 000-49987).

10.26	ConocoPhillips Executive Severance Plan (incorporated by reference to Exhibit 10.2 of the Quarterly Report of ConocoPhillips on Form 10-Q for the quarterly period ended September 30, 2004; File No. 000-49987).

10.27	Summary of 2005 Non-employee Director Compensation (incorporated by reference to Item 1.01 of the Current Report of ConocoPhillips on Form 8-K filed on December 13, 2004; File No. 001-32395).

10.28	Description of 2005 Named Executive Officer Stock Option Awards (incorporated by reference to Item 1.01 of the Current Report of ConocoPhillips on Form 8-K filed on February 10, 2005; File No. 001-32395).

10.29	Description of Variable Cash Incentive Program awards for the year ended December 31, 2004 (incorporated by reference to Item 1.01 of the Current Report of ConocoPhillips on Form 8-K filed on February 11, 2005; File No. 001-32395).

10.30	2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (incorporated by reference to Appendix C of ConocoPhillips’ Proxy Statement on Schedule 14A relating to the 2004 Annual Meeting of Shareholders; File No. 000-49987).

10.31	Description of Named Executive Officer Salaries (incorporated by reference to Exhibit 10.31 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2004; File No. 001-32395).

10.32	Description of ConocoPhillips Performance Share Program (incorporated by reference to Item 1.01 of the Current Report of ConocoPhillips on Form 8-K filed on February 10, 2005; File No. 001-32395).

10.33	Letter Agreement, dated as of December 12, 2005, among Burlington Resources Inc., ConocoPhillips, and Bobby S. Shackouls (previously filed).

21.1	List of Principal Subsidiaries of ConocoPhillips (filed as Exhibit 21.1 to Conoco Phillips’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference).

23.1	Consent of Stephen F. Gates, Esq. (included in the opinion previously filed as Exhibit 5.1 to Amendment No. 1 to this Registration Statement).

Exhibit	Description

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of ConocoPhillips.

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of BR.

24.1	Powers of Attorney for directors and certain officers of ConocoPhillips, authorizing the signing of this Registration Statement on Form S-4 on their behalf (previously filed).

99.1	Form of BR Proxy Card.

99.2	Consent of Morgan Stanley & Co. Incorporated.

99.3	Consent of J.P. Morgan Securities Inc.